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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on April 6, 2015

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PGA Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7380 (Primary Standard Industrial Classification Code Number)	20-0259496 (I.R.S. Employer Identification No.)

401 Edgewater Place
Suite 500
Wakefield, Massachusetts 01880
(781) 295-5000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Patrick T. Ryan
Chief Executive Officer
PGA Holdings, Inc.
401 Edgewater Place
Suite 500
Wakefield, Massachusetts 01880
(781) 295-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Peter N. Handrinos Nathan Ajiashvili Latham & Watkins LLP John Hancock Tower 200 Clarendon Street Boston, Massachusetts 02116 (617) 948-6000	Devin J. Anderson General Counsel and Corporate Secretary PGA Holdings, Inc. 401 Edgewater Place Suite 500 Wakefield, Massachusetts 01880 (781) 295-5000	Arthur D. Robinson Patrick M. Baron Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement is declared effective.

           If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1) (2)	Amount of Registration Fee(3)

Common Stock, $0.01 par value per share	$100,000,000	$11,620

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

(2)
Includes shares of common stock that may be issued upon exercise of an option to purchase additional shares granted to the underwriters.

(3)
Calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended based on an estimate of the proposed maximum aggregate offering price.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated April 6, 2015

PROSPECTUS

           Shares

PGA Holdings, Inc.

Common Stock

This is the initial public offering of shares of common stock of PGA Holdings, Inc. We are offering                  shares of our common stock. No public market currently exists for our common stock.

We intend to apply to list our common stock on the New York Stock Exchange under the symbol "             ." Upon completion of this offering, we will be a "controlled company" as defined in the corporate governance rules of the New York Stock Exchange.

We anticipate that the initial public offering price will be between $           and $           per share.

As an "emerging growth company" as defined in the Jumpstart Our Business Startups Act, we are eligible for reduced public company reporting requirements. See "Prospectus Summary—Implications of Being an Emerging Growth Company."

Investing in our common stock involves risks. See "Risk Factors" beginning on page 18.

	Per Share	Total
Price to the public	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)
See "Underwriting" for additional information regarding underwriting compensation.

We have granted the underwriters a 30-day option to purchase up to                  additional shares from us at the initial public offering price, less the underwriting discount.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares on or about                           , 2015.

Barclays	Goldman, Sachs & Co.	William Blair
Wells Fargo Securities

Prospectus dated             , 2015

        We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

        We have not, and the underwriters have not, done anything that would permit this offering or the possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the possession or distribution of this prospectus outside the United States.

INDUSTRY AND OTHER DATA

        We obtained the industry, statistical and market data in this prospectus from our own internal estimates and research as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that each of these studies and publications is

i

reliable, we have not independently verified industry, statistical and market data from third-party sources. While we believe our internal company research is reliable and the market definitions are appropriate, neither such research nor these definitions have been verified by any independent source.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

        We own the trademarks, service marks and trade names that we use in connection with the operation of our business, including our corporate names, logos and domain names. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus are listed without the TM, SM and ® symbols, but we will assert, to the fullest extent under applicable law, our applicable rights, if any, in these trademarks, service marks and trade names.

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 PROSPECTUS SUMMARY

        The following summary highlights information appearing elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully. In particular, you should read the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes relating to those statements included elsewhere in this prospectus. Some of the statements in this prospectus constitute forward-looking statements. See "Special Note Regarding Forward-Looking Statements."

        Except where the context otherwise requires or where otherwise indicated, the terms "Press Ganey," "we," "us," "our," "our company" and "our business" refer to PGA Holdings, Inc. together with its consolidated subsidiaries.

Company Overview

        Press Ganey is a leading provider of patient experience measurement, performance analytics and strategic advisory solutions for healthcare organizations across the continuum of care. Our mission is to help healthcare organizations reduce patient suffering and improve clinical quality, safety and the patient experience. We provide our clients with innovative, technology-based solutions that capture the perspectives of patients, physicians, nurses and other healthcare employees, which enable our clients to benchmark, analyze and improve the patient's care experience. We support clients in achieving the "Triple Aim" of improving the patient experience, managing their population's health and controlling costs through improved patient engagement and experience of care. We believe we offer a powerful value proposition to the healthcare industry, as we help drive transformational change through greater performance transparency, better care coordination and sustainable performance improvements.

        With nearly 30 years of experience, Press Ganey is recognized as a pioneer and thought leader in the approximately $3.7 billion U.S. market for patient experience measurement and performance improvement solutions. We believe clients value our solutions because of our scientific rigor in capturing and analyzing the patient experience, as well as our ability to interpret data and create actionable insights that positively impact the clinical, safety, operational and financial performance of healthcare organizations. We combine proprietary information with advanced analytics and a flexible software delivery interface to present targeted findings and predictive insights for improving patient care and outcomes. Our solutions identify key causes of variability in performance and correlate these to best practices observed across a wide population of providers. We utilize data on a secure, client-specific basis, as well as on an aggregated, de-identified basis, to enable our clients to understand their own performance with a high degree of specificity and to benchmark their performance against other providers and industry best practices. We believe our clients view us as a trusted partner that shares their commitment to reducing patient suffering through continuous, patient-centric performance improvement.

        Our clients are represented across the continuum of care and include hospitals, medical practices and other healthcare providers. As of January 1, 2015, we served more than 22,000 healthcare facilities, including 62% of acute care hospitals in the United States, 81% of acute care hospitals in the United States with more than 100 beds and 73% of medical practices in the United States with more than 50 physicians. We have strong and long-standing relationships with distinguished healthcare providers, including 89% of major teaching hospitals in the United States, and the average duration of our relationships with our hospital clients is approximately eight years. From 2012 to 2014, our average annual revenue retention rate was approximately 94%, which we believe is indicative of strong client satisfaction with our solutions and the nature of our long-term strategic client relationships. With our continued focus on innovation and thought leadership, we believe we have a significant opportunity to both expand our engagements within our existing client base and to increase the total number of healthcare organizations we serve.

        Healthcare providers increasingly recognize that patient-centric strategies can improve their performance from a clinical, safety, operational, financial and branding perspective. Our clients often cite moving their organization to a "patient-centric culture" as a top priority. We believe that we are well-positioned to benefit from our clients' shift in strategic focus, which is a function of numerous trends in the healthcare industry.

        Our solutions focus on providing our clients with technology-based solutions to support the transition toward patient-centric care. Through our focus on the patient experience, we assist our clients in their effort to improve care coordination, adopt performance transparency, build and enhance their brand position and, ultimately, reduce patient suffering. In 2013, we introduced a method of technology-based data aggregation, which we refer to as Census-Based Surveying, to allow our clients to more efficiently capture the voice of every patient. This method expands on traditional data collection methods through electronic means and organizes the data within our proprietary platform. Offering convenience and flexibility to patients as well as a common data structure for analysis, this innovative approach has resulted in significantly greater data collection and more detailed, reliable insights, thereby accelerating related performance improvement cycles. In addition, more comprehensive data has enabled healthcare providers to increase transparency, offering relevant, statistically valid performance information online directly to consumers.

        Our history of delivering value to our clients underlies our strong financial performance. In 2014, we generated revenue of $281.6 million, Adjusted EBITDA of $102.6 million and net income of $15.6 million. We have demonstrated our ability to consistently invest in our business to expand our relationships and deliver innovative solutions, driven in part through targeted acquisitions and capital investments. For a reconciliation of Adjusted EBITDA to net income (loss), see "—Summary Consolidated Financial Data."

Industry Overview

        We believe the market for our solutions will increase due to projected growth in U.S. healthcare spending, a shift to value-based care and population health management, the rise of consumerism in healthcare and expanding government regulations.

Projected Growth in U.S. Healthcare Spending

        Healthcare spending represents a significant and growing portion of the U.S. gross domestic product, or GDP. According to National Health Expenditures data reported by the Centers for Medicare & Medicaid Services, or CMS, the United States spent $2.9 trillion on healthcare in 2013, accounting for nearly 18% of GDP. Healthcare spending growth is expected to continue to outpace the rest of the U.S. economy. According to CMS, the projected average annual growth of healthcare spending from 2013 through 2023 is 5.7%, which is greater than the expected average annual GDP growth over the same period. By 2023, overall U.S. healthcare spending is expected to reach $5.1 trillion. The majority of healthcare spending passes through hospitals and physician practices. Of the $2.9 trillion spent in 2013, $936.9 billion went to hospital care and $586.7 billion went to physicians and clinical services.

Shift to Value-Based Healthcare

        We believe the current fee-for-service healthcare model has contributed to the significant growth in U.S. healthcare spending. Under the current system, providers are reimbursed based on volume of services provided, and end-users are shielded from the cost of care through health insurance and government healthcare programs such as Medicaid and Medicare. In response, commercial and government payors, as well as healthcare providers, are shifting away from this inefficient model and towards value-based models of care delivery and reimbursement.

        The transition away from the traditional fee-for-service payment model to a value-based care delivery model is occurring across the United States. In January 2015, the U.S. government outlined a plan to transition 50% of Medicare fee-for-service payment models to alternate payment models focused on quality and value by 2018. We believe that better understanding of the patients' needs and preferences, as well as a greater focus on treating patients like consumers, will be key to a successful transition for healthcare providers.

        Finally, with the emergence of new payment models, quality measures and readmission penalties, there is an increased need for both payors and providers to successfully manage the health of their patient populations by engaging patients more actively in prevention and care management than ever before. To achieve and sustain cost reduction and encourage proper utilization, providers will also need to engage patients in shared decision making. In order to design a more patient-centric system that encourages patient engagement, providers will need to develop new frameworks in which every patient is given a voice in their care. Sustainability of these new frameworks will require operational integration and advanced analytics that will drive targeted, day-to-day improvements.

Rise of Consumerism in Healthcare

        Today, consumers are being challenged to make better-informed healthcare decisions and healthier lifestyle choices as they increasingly bear more personal financial responsibility for their healthcare costs under increasingly restricted insurance provider networks and high-deductible health plans. We believe this shift in financial responsibility has made direct consumer spending the fastest-growing segment of healthcare costs in the United States.

        As consumers shoulder more financial responsibility for their care, they also gain the benefit of having more control over their healthcare purchasing decisions. In this context, the availability and reliability of cost and quality information has become increasingly important. Historically, objective data were difficult to find, or not available, and individuals would rely on incomplete information from sources such as family, friends, insurance networks and referrals from doctors to make healthcare decisions. Today, consumers can access and obtain standardized, detailed cost, quality, and outcome metrics associated with specific providers, procedures and medications. To retain existing patients and grow market share, providers will need to collect, display and improve these metrics. In addition, more comprehensive data have enabled healthcare providers to engage in reputation management through transparency, helping them control the online dialog with scientifically rigorous, performance data. The shift to a more informed and engaged consumer is resulting in new challenges and opportunities for healthcare organizations and is driving demand for patient experience measurement and performance improvement solutions, such as ours.

Expanding Government Regulations

        Numerous government regulations have been implemented over the past several years that have increased the relevance and importance of patient experience measurement and performance improvement solutions. The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the Affordable Care Act, is and will continue to be a catalyst for significant transformation toward more patient-centric, value-driven care across the U.S. healthcare industry.

        The Affordable Care Act expanded healthcare coverage for the uninsured and also introduced a wide variety of reforms to the Medicare payment system that encourage a movement from fee-for-service to value-based, patient-centric care. With the passage of the Affordable Care Act, most healthcare providers are required, or will be required in the future, to participate in Consumer Assessment of Healthcare Providers and Systems, or CAHPS, programs. CAHPS programs were developed by CMS and produced the first nationally standardized instruments for collecting and reporting patients' perspectives of care to enable comparisons within care settings such as hospitals, home health, physician practices and dialysis providers.

        Hospital participation in the hospital CAHPS, or HCAHPS, program has been mandatory for all hospitals subject to the Inpatient Prospective Payment System, or IPPS, since July 2007, and hospitals risk losing a percentage of their annual payment update, or APU, if they fail to report CAHPS data for any calendar quarter. Similar reporting mandates are in place for accountable care organizations (ACO CAHPS), medical groups (CG CAHPS) and home health (HH CAHPS), and are in the preliminary voluntary reporting phase for pediatrics (Child HCAHPS), emergency department (ED CAHPS), hospice (Hospice CAHPS), in-center hemodialysis (ICH CAHPS) and outpatient surgery (OS CAHPS).

        Beginning in 2013, under the Hospital Value-Based Purchasing program, Medicare began withholding 1% of Medicare payments to hospitals, a figure which will increase to 2% by 2017. This pool of withheld funding is then re-allocated to hospitals based on their performance relative to other hospitals on patient experience and clinical quality measures, among other metrics. Commercial payors are also implementing programs similar to regulatory value-based payment models.

        We believe these reforms represent a significant shift in the healthcare marketplace. Providers have an incentive to reduce the costs of care, focus on preventative medicine and better engage consumers.

Our Strengths

        Established position of industry leadership.    For nearly 30 years, we have partnered with healthcare organizations to improve the patient experience and drive better clinical, safety, operational and financial outcomes. As of January 1, 2015, we served more than 22,000 healthcare facilities across the continuum of care, representing 62% of acute care hospitals in the United States, 81% of acute care hospitals in the United States with more than 100 beds, 89% of major teaching hospitals in the United States and 73% of medical practices in the United States with more than 50 physicians. Through scientific and clinical rigor, we believe we have developed a reputation as an authority on patient-centric care, and we are recognized for our thought leadership and innovation. Our thought leadership efforts provide opportunities for an ongoing dialogue with healthcare providers at the executive level and with other key stakeholders in healthcare organizations.

        Comprehensive suite of integrated solutions that drives measurable value.    We offer a suite of solutions that integrates the experiences of patients, physicians, nurses and employees to pinpoint opportunities to reduce patient suffering, drive engagement and improve performance. We analyze data to identify actionable insights that promote care coordination and communication, and simultaneously improve care quality, safety and financial outcomes for our clients. Our solutions are complementary, providing additional clinical, safety, operational and financial value when used as a full suite. Our proprietary reporting methodologies enable clients to understand the full patient care experience with a high degree of specificity and to contextualize it across specialty or healthcare settings. We believe that dashboard views of our data sets, which are supported by business intelligence tools, present the information in an optimal way to assist our clients in understanding and applying the insights to effect positive change. Our advisors interpret findings, create actionable plans and evaluate progress with our clients' executives and managers to continually assess improvement goals and opportunities. A team of our professional consultants facilitates change through discrete engagements that assess current care delivery processes and design and help implement improvement plans.

        Detailed, actionable insights through advanced analytics.    The foundation of our offering is an information asset and technology platform that offers timely and secure information to our clients in an easily accessible format that is focused on driving targeted action plans to continuously improve the quality of care. Our solutions identify key causes of variability in performance and correlate these to best practices observed across a wide population of providers. We utilize data on a secure, client-specific basis, as well as on an aggregated, de-identified basis, to enable our clients to understand their own performance with a high degree of specificity and to benchmark their performance against other providers and industry best practices. We invest significant resources in data scientists, who identify common variables in the process of care and outcomes for our clients, and deliver these insights through an intuitive, decision-oriented framework designed to promote action and improvement. We believe our advanced analytics enable our clients to better understand their patient experience data and address current and potential future deficiencies in care.

        Large, continuously expanding information asset.    We believe our patient experience database is one of the largest and most comprehensive of its kind. With nearly 30 years in the industry and approximately 19 million patient experiences captured in 2014, we believe that our database and the insights derived through our advanced analytics, which we collectively refer to as our information asset, is difficult to replicate and offers a competitive advantage. Our continued investments in technology-based solutions, such as our Census-Based Surveying, provide our clients with the ability to significantly increase their insight into the experiences of patients, physicians, nurses and employees. We utilize multiple forms of data collection, including electronic, mail and phone, in order to expand our information asset. In 2014, we distributed over 105 million surveys, including 33 million electronically and 72 million by mail. We believe our extensive information asset deepens our understanding of the patient experience and engagement movement and enhances the statistical significance, benchmarking opportunities and value of our insights.

        Highly recurring revenue model with inherent scalability and operating leverage.    We believe we have an attractive business model due to the recurring nature of our revenue, scalability of our solutions and operating leverage. Our average annual revenue retention rate from 2012 to 2014 was approximately 94% and our average client revenue retention rate from 2012 to 2014 was approximately 97%, which we believe reflects strong client satisfaction with our solutions. Our information asset and technology platform can be utilized to support new products, and our business model has operating leverage with greater profitability on incremental revenue. Historically, we have invested a portion of our free cash flow in our product suite, which has enabled us to maintain a competitive advantage while continuing to deliver greater value.

        Experienced management team with a track record of performance.    Our senior management team has extensive experience in the healthcare industry and a deep understanding of the patient experience and performance improvement market. In addition, our senior management team has a proven track record of successful strategic acquisitions. In the past five years, we have successfully acquired and integrated eight businesses to support our growth, further enhancing our comprehensive suite of solutions and expanding our market leadership position. With our talented management team, we believe we are well-positioned for long-term growth.

Our Business Strategy

        In order to maintain and grow our leading industry position, we are pursuing the following business strategies to reduce suffering and improve care coordination:

        Empower healthcare providers to improve the patient experience.    We are a mission-driven organization that focuses on reducing suffering and improving the experiences of patients. We partner with our clients, including hospitals, medical practices and other healthcare providers across the continuum of care, to deliver insights that are tailored to each client's specific needs. We plan to continue our relationships with healthcare providers that share our mission of reducing patient suffering and improving the patient experience. Through our thought leadership initiatives, we aim to advance the industry conversation and offer exclusive previews of our insights and access to resources for our clients. Through our conferences, symposia and roundtable events, we plan to continue to create a forum for our clients to explore solutions to the industry's challenges and to share best practices.

        Drive value through thought leadership and product innovation.    We help our clients anticipate and respond to industry trends, such as increased consumerism, the demand for performance transparency and the shift to value-based payment models. Our thought leadership helps us identify commercial opportunities for new products that allow clients to improve care coordination and clinical, safety, operational and financial performance. We intend to continue to invest in technology and human capital in order to increase the quality, accuracy and timeliness of our offerings. In 2013 and 2014, the introduction of Census-Based Surveying and the insights provided by this advanced method of technology-based data aggregation enabled us to introduce several new products and market concepts that are being prepared for market introduction in 2015 and 2016. These concepts include:

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  Compassionate Connected Care.  Our proprietary Compassionate Connected Care, or C3, technology platform leverages existing data to present improvement opportunities in patient-centric terms that resonate with clinicians in their mission to reduce suffering.

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  Provider Transparency.  We expect to enable clients to manage their own market reputation by helping them control the online dialogue through the presentation of statistically valid and informative performance data.

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  Epidemic of Empathy.  By defining improvement opportunities as seen through the eyes of the patient, we encourage more engaged, empathic behavior. Our expanded physician-to-physician consulting services are intended to support behavioral, operational and cultural changes within an organization.

        Expand our existing client relationships.    We believe we have a significant opportunity to expand our relationships with our existing clients by continuing to demonstrate the value of our suite of solutions in delivering improved clinical, safety, operational and financial outcomes. While we hold a 62% market share in the United States in the acute care hospital setting as of January 1, 2015, only 44% of our existing hospital clients utilized more than one of our solutions, which we believe represents a significant growth opportunity. We will continue to focus on building strategic relationships with our clients' senior executives as well as direct program managers, which we believe is a key strategy in maintaining and improving our high client and revenue retention rates. With a focus on technology-based innovation, we will seek to expand our solutions and to increase both the sophistication of our analytics and the ease of use for our clients. Through these initiatives, we plan to offer intuitive, actionable strategies to our clients to help increase their clinical, safety, operational and financial performance. We intend to increase engagement with existing clients facing expanded CAHPS regulatory requirements and to enhance our clients' understanding of the complete patient experience.

        Attract new clients and expand our patient experience database to maximize insight.    We intend to add new client relationships, thereby enhancing the depth and accuracy of our information asset and expanding our insights across the continuum of healthcare providers. With the benefit of what we believe is a strong value proposition and related brand equity, we intend to increase our client base through targeted expansion strategies focusing on hospitals, medical practices and other healthcare providers. We also plan to expand into market segments that are in the process of implementing CAHPS programs. In 2013 and 2014, we focused on expanding our market share of medical practices with more than 50 physicians. We intend to replicate this growth strategy in additional segments of healthcare organizations where we believe we can make a targeted, positive impact.

        Support advanced strategic transformation with professional services.    We offer a variety of professional services to assist and enable clients to maximize their transition to a patient-centric care model. Our data scientists support clients with targeted analytics and provide interpretation of the patient experience data, and our advisors assist in the development of detailed action plans that align with our clients' long-term strategies. Through our consulting team, we assist clients with the design and implementation of advanced patient-centric care strategies. We offer learning solutions that enable our clients to manage human capital development and to train their professionals for maximum improvement in clinical outcomes, safety and efficiency.

        Expand our capabilities through strategic acquisitions and partnerships.    We have a strong track record of identifying, acquiring and integrating high-quality technology and service providers that complement and enhance the value of our existing offerings. We target companies that provide a natural extension of our solutions and are culturally aligned with our mission. We will seek to acquire businesses that strengthen our capabilities, particularly where specific insights can be translated into our analytics platform to provide a more scalable solution and where technologies increase the flexibility of our data set or the ease of use for our clients. Over the past five years, we have successfully acquired and integrated eight companies, which we believe has significantly increased our value proposition to our collective client base. We may also seek strategic partnerships that allow us to pursue new opportunities with greater flexibility and lower capital at risk while also providing us with access to new technologies, services and solutions.

Risk Factors

        An investment in our common stock involves a high degree of risk. Any of the factors set forth under "Risk Factors" may limit our ability to successfully execute our business strategy or materially adversely affect our business, financial condition or results of operations. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" in deciding whether to invest in our common stock. Among these important risks are the following:

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  our clients are concentrated in the healthcare industry;

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  if our clients do not continue to purchase our solutions or our inability to attract new clients;

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  our failure to maintain our current rate of revenue growth or effectively execute our growth strategy;

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  our inability to develop new products and solutions, or enhancements to our existing products and solutions, or our inability to achieve widespread acceptance of new products or solutions;

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  our inability to effectively identify, complete or integrate the operations of future acquisitions or investments;

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  the highly competitive market in which we operate;

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  data protection and privacy laws and regulations may restrict our current and future activities;

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  our substantial debt and the significant operating and financial restrictions under our debt agreements;

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  the ability of our majority stockholder to control significant corporate activities after the completion of this offering, and our majority stockholder's interests may not coincide with yours; and

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  increased costs of being a public company.

Implications of Being an Emerging Growth Company

        As a company with less than $1.0 billion in revenue during our last fiscal year, we qualify as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012. An "emerging growth company" may take advantage of reduced disclosure, reporting and governance requirements that are otherwise applicable to public companies. These provisions include:

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  being permitted to present only two years of audited financial statements and only two years of related information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus;

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  not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the "Sarbanes-Oxley Act");

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  not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements;

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  reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

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  exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any "golden parachute" payments not previously approved.

        We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of those or other reduced disclosure and reporting requirements in future filings. In particular, we have not included all of the executive compensation related information that would be required if we were not an emerging growth company. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

        In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

        We will remain an "emerging growth company" until the earliest of:

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  the last day of the fiscal year following the fifth anniversary of the date of this offering;

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  the last day of the fiscal year in which we have annual gross revenues of $1.0 billion or more;

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  the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; and

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  the date on which we are deemed to be a "large accelerated filer," which will occur at such time as we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Securities Exchange Act of 1934, as amended (the "Exchange Act") for a period of at least 12 months, and (c) have filed at least one annual report pursuant to Exchange Act.

        Accordingly, we could remain an "emerging growth company" until as late as December 31, 2020.

Distribution

        Prior to the closing of this offering, our parent company, PG Holdco, LLC, or PG Holdco, will be liquidated and its sole asset, the shares of our common stock it holds, will be distributed to its equity holders based on their relative rights under its limited liability company agreement. The equity holders of PG Holdco will receive the number of shares of our common stock in the liquidation of PG Holdco that they would have held had they held our common stock directly immediately before the distribution, with no issuance of additional shares by us. Each holder of vested units of PG Holdco will receive unrestricted shares of our common stock in the distribution. Each holder of unvested units of PG Holdco that are subject to time-vesting conditions will receive unvested restricted shares of our common stock in the distribution. For additional information regarding the treatment of outstanding units in PG Holdco in connection with the distribution and this offering, see "Executive and Director Compensation—Effect of the Distribution and this Offering."

        We refer to these transactions collectively as the "Distribution." Unless otherwise indicated, all information in this prospectus assumes the completion of the Distribution prior to the closing of this offering and a public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus. The Distribution will not affect our operations, which we will continue to conduct through our operating subsidiaries. The primary purpose of the Distribution is to remove an unnecessary layer of our organizational structure prior to the closing of this offering.

Corporate Structure

        The following chart summarizes our corporate structure, after giving effect to the Distribution and the closing of this offering. This chart is provided for illustrative purposes only.

(1)
Comprised of affiliates of Vestar. See "Principal Stockholders."

Equity Sponsor

        Founded in 1988, Vestar Capital Partners ("Vestar") is a leading U.S. middle market private equity firm specializing in management buyouts and growth capital investments. Vestar invests and collaborates with incumbent management teams and private owners in a creative, flexible and entrepreneurial way to build long-term enterprise value. Since the firm's founding, Vestar funds have completed more than 70 investments in companies with a total value of more than $40 billion. Vestar has experience investing across a wide variety of industries, including healthcare, consumer, diversified industries, financial services, information services and digital media.

        Vestar currently manages funds with approximately $5 billion of assets and has offices in New York, Denver and Boston. Vestar's investment in Press Ganey was funded by Vestar Capital Partners V, L.P. and its affiliates.

Our Corporate Information

        We are a Delaware corporation. Our business was originally formed in 1985. We were acquired in 2008 by affiliates of Vestar. Our principal executive office is located at 401 Edgewater Place, Suite 500, Wakefield, Massachusetts 01880, and our telephone number is (781) 295-5000. The address of our main website is www.pressganey.com. You should not consider any information on, or that can be accessed through, our website as part of this prospectus.

 THE OFFERING

Issuer	PGA Holdings, Inc.
Common stock offered by us	shares.
Option to purchase additional shares	We have granted the underwriters a 30-day option to purchase up to additional shares of common stock from us at the initial public offering price, less the underwriting discount.
Common stock to be outstanding after this offering	shares ( shares if the underwriters elect to exercise their option to purchase additional shares from us in full).
Use of proceeds
We estimate that the net proceeds from this offering will be $ million, assuming an initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering (i) to repay $ million in aggregate principal amount of borrowings outstanding under our Term Loan Facility (as defined herein), (ii) to pay a one-time transaction advisory fee of $ million to Vestar and (iii) for general corporate purposes. See "Use of Proceeds" for more information.
Principal stockholders
Upon completion of this offering, entities affiliated with Vestar will beneficially own a controlling interest in us. We currently intend to avail ourselves of the controlled company exemption under the corporate governance standards of the New York Stock Exchange.
Dividend policy
We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. Therefore, we do not anticipate paying any cash dividends in the foreseeable future. Additionally, our ability to pay dividends on our common stock will be limited by restrictions on the ability of our subsidiaries and us to pay dividends or make distributions under the terms of our current and any future agreements governing our indebtedness. Any future determination to pay dividends will be at the discretion of our Board of Directors and we may reduce or discontinue entirely the payment of any dividends at any time. Our Board of Directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal and tax restrictions, and such other factors as our Board of Directors may deem relevant. See "Dividend Policy."
Stock exchange symbol	We intend to apply to list our common stock on the New York Stock Exchange under the symbol " ."

Risk factors	See "Risk Factors" beginning on page 18 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.

        The number of shares of our common stock to be outstanding after this offering is based on                 shares outstanding as of                        , 2015, which includes                  shares of unvested restricted stock that will be outstanding after giving effect to the Distribution. The number of shares of our common stock to be outstanding after this offering excludes                     shares of our common stock reserved for future issuance under our 2015 Plan (as defined herein). For additional information regarding the treatment of outstanding units in PG Holdco in connection with this offering and the Distribution, see "Executive and Director Compensation—Effect of the Distribution and this Offering."

        Unless otherwise indicated, this prospectus reflects and assumes the following:

  •
  the completion of the Distribution prior to the closing of this offering;

  •
  the filing of our amended and restated certificate of incorporation and the adoption of our amended and restated bylaws, which will occur prior to the closing of this offering;

  •
  a            -for-1 stock split of our common stock, which we effected on                        , 2015 in anticipation of this offering;

  •
  no exercise by the underwriters of their option to purchase up to            additional shares of our common stock; and

  •
  an initial public offering price of $        per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

 SUMMARY CONSOLIDATED FINANCIAL DATA

        The following tables set forth our summary consolidated financial data as of and for the dates indicated. The summary consolidated statement of operations and cash flows data for the years ended December 31, 2014, 2013 and 2012 and the consolidated balance sheet data as of December 31, 2014 and 2013 have been derived from our audited consolidated financial statements, which are included elsewhere in this prospectus.

        Our historical results are not necessarily indicative of future results. The following summary consolidated financial data are qualified in their entirety by reference to, and should be read in conjunction with, our consolidated financial statements and the accompanying notes, included elsewhere in this prospectus, and the information under "Use of Proceeds," "Capitalization," "Selected Consolidated Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Year Ended December 31,
	2014		2013	2012
	(in thousands, except share and per share data)
Statement of Operations Data:
Revenue		$281,612	$260,420	$231,351
Cost of revenue		121,807	113,675	101,155
General and administrative		70,432	71,926	70,679
Depreciation and amortization		35,102	32,468	27,202
Impairment charges		—	2,579	—
Loss on disposal of property and equipment		1,719	274	—

Total operating expenses		229,060	220,922	199,036

Income from operations		52,552	39,498	32,315
Other income (expense):
Interest expense, net		(19,832)	(24,644)	(32,157)
Extinguishment of debt		(2,894)	(7,922)	(7,185)
Management fee of related party		(1,047)	(907)	(968)

Total other expense, net		(23,773)	(33,473)	(40,310)

Income (loss) before income taxes		28,779	6,025	(7,995)
Income tax expense (benefit)		13,196	5,926	(604)

Net income (loss)		$15,583	$99	$(7,391)

Per Share Data:
Net income (loss) per common share:
Basic and diluted		$1,007.37	$6.40	$(477.79)
Weighted average of common shares outstanding:
Basic and diluted		15,469	15,469	15,469
Pro Forma Per Share Data(1):
Pro forma net income per common share:
Basic	$
Diluted	$
Pro forma weighted average common shares outstanding:
Basic
Diluted
Statement of Cash Flows Data:
Net cash provided by operating activities		$54,768	$53,911	$44,897
Net cash used in investing activities		(47,591)	(20,043)	(43,085)
Net cash provided by (used in) financing activities		(32,850)	(9,078)	1,362
Other Financial Data:
EBITDA(2)		$83,713	$63,137	$51,364
Adjusted EBITDA(2)		102,559	88,292	79,362

	As of December 31,
	2014	2013
	(in thousands)
Balance Sheet Data:
Cash	$6,962	$32,635
Working capital(3)	(3,244)	21,223
Total debt (including current portion)	419,296	436,736
Total assets	898,567	890,513
Total shareholder's equity	280,644	266,207

(1)
Pro forma per share data gives effect to (i) the issuance and sale of        shares of our common stock at the assumed initial public offering price of $      per share, which is the midpoint of the price range set forth on the cover page of this prospectus, (ii) the estimated adjustments to interest expense and amortization of debt issuance costs related to the partial repayment of our Term Loan Facility with the net proceeds from this offering, as described in "Use of Proceeds," (iii) the elimination of the annual management fee payable to Vestar as a result of the termination of the management agreement with Vestar upon the closing of this offering, (iv) the estimated adjustment to equity-based compensation expense related to the modification of the unvested Class A common units of PG Holdco from cliff-vesting awards to quarterly-vesting awards in anticipation of this offering, (v) the estimated adjustment to equity-based compensation expense due to the modification of the Class A and Class B common units of PG Holdco into unvested restricted shares of our common stock in connection with the Distribution, and (vi) the completion of the Distribution, as if each of these events occurred at January 1, 2014. For additional information regarding the treatment of outstanding units in PG Holdco in connection with this offering and the Distribution, see "Executive and Director Compensation—Effect of the Distribution and this Offering."

Pro forma basic net earnings per share is computed using pro forma net income divided by the pro forma weighted-average number of common shares outstanding during the period. Pro forma diluted earnings per share is computed using the pro forma weighted-average number of common shares and the effect of potentially dilutive equity awards outstanding during the period. Potentially dilutive securities consist of unvested restricted shares of common stock.

Pro forma earnings per share data does not give effect to (i) non-recurring equity-based compensation expense of $             million to be recognized in connection with the modification and accelerated vesting of certain Class A and Class C common units of PG Holdco in connection with the Distribution and this offering, (ii) the payment of a one-time transaction advisory fee to Vestar in connection with this offering and (iii) the write-off of deferred financing fees, loss on original issue discount and lender fees in an aggregate amount of $             million as a result of the partial repayment of our Term Loan Facility with the net proceeds from this offering.

        The following is a reconciliation of our historical net income to pro forma net income for the year ended December 31, 2014:

Net income		$15,583
Pro Forma Adjustments:
Decrease in interest expense(a)
Elimination of management fee of related party(b)		1,047
Increase in equity-based compensation(c)
Impact of pro forma adjustments on income tax expense(d)
Pro forma net income	$

Historical weighted-average common shares outstanding
Pro Forma Adjustments:
Issuance of shares of our common stock in this offering
Pro forma weighted-average common shares outstanding:
Basic
Diluted(e)
Pro forma net income per common share:
Basic	$
Diluted(e)	$

(a)
Reflects the adjustment to interest expense and amortization of debt issuance costs resulting from the repayment of $             million of outstanding borrowings under our Term Loan Facility with the net proceeds of this offering.

(b)
Reflects the elimination of the annual management fee payable to Vestar as a result of the termination of the management agreement with Vestar upon the closing of this offering.

(c)
Reflects the incremental equity-based compensation expense related to the modification of the Class A and Class B common units of PG Holdco in connection with this offering and the Distribution, assuming an initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus.

(d)
Reflects the income tax impact of the pro forma adjustments at our statutory tax rate.

(e)
Reflects dilution from                         shares of unvested restricted stock that will be distributed to unvested Class A and Class B common unitholders of PG Holdco in connection with the Distribution.

The pro forma information presented above is illustrative only and will change depending on the actual initial public offering price and other terms of our initial public offering determined at pricing.

(2)
We define "EBITDA" as net income (loss) before interest expense, net, income taxes and depreciation and amortization. We define "Adjusted EBITDA" as EBITDA further adjusted to add back (i) items that are expected to terminate in connection with the offering, (ii) non-cash charges, (iii) non-recurring items that are not indicative of the underlying operating performance of the business and (iv) items that are solely related to changes in our capital structure, and therefore are not indicative of the underlying operating performance of the business. EBITDA and Adjusted EBITDA are presented because they are important measures used by management (i) to compare our operating performance on a consistent basis, (ii) to calculate incentive compensation for our employees, (iii) for planning purposes, including the preparation of our internal annual operating budget, (iv) to evaluate the performance and effectiveness of our operational strategies and (v) to assess compliance with various metrics associated with the agreements governing our indebtedness. We also believe these non-GAAP measures are useful to investors in assessing financial performance because these measures are similar to the metrics used by investors and other interested parties when comparing companies in our industry that have different capital structures, debt levels and/or income tax rates. EBITDA and Adjusted EBITDA facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting interest expense, net), taxation, the age and book depreciation of software (affecting relative depreciation expense), the amortization of intangibles and, in the case of Adjusted EBITDA, non-cash charges and non-recurring items that are not indicative of operating performance.

EBITDA and Adjusted EBITDA are not determined in accordance with GAAP and should not be considered in isolation or as an alternative to net income, income from operations, net cash provided by operating, investing or financing activities or other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP. Neither EBITDA nor Adjusted EBITDA should be considered as a measure of discretionary cash available to us to invest in the growth of our business. While EBITDA and Adjusted EBITDA are frequently used as measures of operating performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

Our presentation of EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual items.

The following table provides a reconciliation from net income (loss) to EBITDA and Adjusted EBITDA:

	Year Ended December 31,
	2014	2013	2012
	(in thousands)
Net income (loss)	$15,583	$99	$(7,391)
Interest expense	19,832	24,644	32,157
Income tax expense (benefit)	13,196	5,926	(604)
Depreciation and amortization	35,102	32,468	27,202

EBITDA	$83,713	$63,137	$51,364
Equity-based compensation(a)	8,034	9,787	14,256
Extinguishment of debt(b)	2,894	7,922	7,185
Non-cash impairment charges(c)	—	2,579	—
Management fee to related party(d)	1,047	907	968
Acquisition expenses(e)	462	902	1,327
Severance(f)	1,084	625	2,797
Loss on disposal of property and equipment	1,719	274	—
Other non-comparable items(g)	3,606	2,159	1,465

Adjusted EBITDA	$102,559	$88,292	$79,362

(a)
Represents costs associated with equity awards granted to attract and retain employees.

(b)
Represents the write-off of unamortized deferred financing fees, loss on original issuance discount and lender fees in connection with debt refinancings. See "Management's Discussion and Analysis of Results of Operations and Financial Condition—Refinancings."

(c)
Represents non-cash property and equipment and intangible impairment charges related to the discontinuation of certain clinical solutions in 2013.

(d)
Represents management fees paid to Vestar under the management agreement, which will be terminated upon the closing of this offering. See "Certain Relationships and Related Party Transactions—Management Agreement."

(e)
Represents transaction costs incurred in connection with completed and potential acquisitions. See "Management's Discussion and Analysis of Results of Operations and Financial Condition—Acquisitions."

(f)
Represents non-recurring expense associated with executive separation agreements and targeted employee headcount reductions.

(g)
Other non-comparable items include professional fees incurred in connection with strategic corporate planning and technology consulting projects and expenses related to client retention due to the discontinuation of certain clinical solutions and software applications. We believe these are expenses that are not comparable as they relate to individual projects and initiatives. As a result, we believe they should be excluded from Adjusted EBITDA in order to enable investors and other interested parties to more effectively assess our period-over-period and ongoing operating performance.
(3)
Calculated as current assets minus current liabilities.

RISK FACTORS

        Investing in our common stock involves a high degree of risk. You should carefully consider the risks described below, as well as the other information in this prospectus, including our financial statements and the related notes and "Management's Discussion and Analysis of Results of Operations and Financial Condition," before deciding whether to invest in our common stock. The occurrence of any of the events or developments described below could harm our business, financial condition, results of operations and growth prospects. If any of these risks actually occurs, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

Because our clients are concentrated in the healthcare industry, our revenue and operating results may be adversely affected by changes in regulations, a business downturn or consolidation in the healthcare industry.

        Substantially all of our revenue is derived from clients in the healthcare industry. As a result, our business, financial condition and results of operations are influenced by conditions affecting this industry, including changing political, economic, competitive and regulatory influences that may affect the procurement practices and operation of healthcare providers and payors. Third-party payors, including government healthcare programs and large private purchasers of healthcare services, are continuing to implement cost-containment measures and placing increasing cost pressure on providers. Healthcare providers may react to these cost pressures and other uncertainties by curtailing or deferring purchases, including purchases of our products and solutions. Moreover, there has been consolidation of companies and providers in the healthcare industry, a trend which we believe will continue to grow. Consolidation in this industry, including the potential acquisition of certain of our clients, could adversely affect aggregate client budgets for our products and solutions or could result in the termination of a client's relationship with us. When companies consolidate, overlapping services previously purchased separately are usually purchased only once by the combined company, leading to a loss of revenue by the service provider. Other services that were previously purchased by one of the companies may be curtailed or may be cancelled completely by the consolidated company. The impact of these developments on the healthcare industry is difficult to predict and could have an adverse effect on our revenue and a corresponding effect on our operating and net income.

        In addition, there have been and continue to be a number of legislative initiatives to contain healthcare costs. For example, in March 2010, the Affordable Care Act was signed into law. The Affordable Care Act makes extensive changes to the current system of healthcare insurance and benefits that includes changes in Medicare and Medicaid payment policies and other healthcare delivery reforms aimed at improving quality and decreasing costs, comparative effectiveness research, and independent payment advisory boards, among other provisions. While we believe our business has been impacted positively by certain of these changes, these provisions could negatively impact our clients and cause them to curtail or defer spending, which could result in a decreased demand for our products and solutions.

        Other legislative changes have also been proposed and adopted in the United States since the Affordable Care Act was enacted. On August 2, 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by the U.S. Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation's automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers of 2% per fiscal year, which went into effect in April 2013 and will remain in effect through 2024 unless additional U.S. Congressional action is taken. On January 2, 2013, the American Taxpayer Relief Act of 2012, was signed into law, which, among other things, further reduced Medicare payments to several providers, including many of our clients.

        There can be no assurances that healthcare reform will not adversely impact either our operating results or the manner in which we operate our business. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments will pay for healthcare products and services. Any further reductions in spending by the federal or state governments could result in additional economic pressure on our clients and lead to reduced demand for our products and solutions or create additional pricing pressure.

If our clients do not continue to purchase our products and solutions, or we are unable to attract new clients, our business and operating results could be materially and adversely affected.

        We generate substantially all of our revenue by selling our products and solutions to healthcare providers. Our operating results will depend, in part, on our ability to acquire new clients, to deliver a successful client experience and to maintain and grow our client relationships over time. If we are unsuccessful in marketing and selling our products and solutions or unable to deliver a positive client experience, our clients could terminate or fail to renew their agreements with us, which could have a material adverse effect on our business, financial condition and results of operations.

        Our ability to attract and retain clients, and to generate revenue from our products and solutions, depends on a number of factors, including:

  •
  the value proposition that we provide to our clients;

  •
  the strength of the healthcare industry;

  •
  the competition for our clients' spend; and

  •
  the strength of our brand.

        Sales and marketing activities represent a significant portion of our total operating expenses and account for a significant portion of the costs that we incur in acquiring new clients and retaining existing clients. We expect that sales and marketing expenses will continue to increase in absolute dollars as we seek to expand our client base. If we are unable to increase the total number of our clients or unable to allocate a significant part of our resources to sales and marketing activities, our revenue may not grow and our operating results could be materially and adversely affected.

        Our clients may not purchase our products and solutions or our clients may reduce their purchasing volumes if we do not demonstrate the value proposition for their investment, and we may not be able to replace existing clients with new clients. In addition, our clients may not renew their contracts with us on the same terms, or at all, because of dissatisfaction with our service. If our clients do not renew their contracts, or if we are unable to attract new clients, our business, financial position and results of operations could be materially and adversely affected.

The loss of several of our large clients or a significant reduction in business from such clients would adversely affect our operating results.

        Although no single client represented more than 2% of our total revenue in 2014 and our average annual revenue retention rate from 2012 to 2014 was approximately 94%, we may not be able to maintain our existing client base and our historical revenue retention rate in the future. As the healthcare industry continues to undergo consolidation, some of our existing clients may merge with one another or be acquired by other organizations. We cannot assure you that any such future consolidation will not cause us to lose our existing clients or result in reduced demand for our services. In the future, we may also become more dependent on one client or a group of clients and a loss of several of our large clients or a significant reduction in business from such clients, regardless of the reason, may have a negative effect on our business, financial position and results of operations. As a result, we cannot assure you that we will maintain our existing client base, maintain or increase the level of revenue or profits generated by our existing clients, or be able to attract new clients.

We may not maintain our current rate of revenue growth.

        We believe that our continued revenue growth will depend on, among other factors, our ability to:

  •
  retain our existing clients;

  •
  attract new clients;

  •
  demonstrate to current and potential clients that our products and solutions provide a meaningful value proposition for their business;

  •
  provide our clients with superior user experiences;

  •
  successfully invest in growth opportunities;

  •
  continue to develop and diversify our product offerings and solutions for our clients;

  •
  react to changes in the healthcare industry, technology and challenges from our existing and future competitors.

        We may not be successful in our efforts to do any of the foregoing, and any failure to be successful in these matters could materially and adversely affect our revenue growth. You should not consider our past revenue growth, which was driven in part by our recent strategic acquisitions and capital investments, to be indicative of our future performance. If our growth rates were to decline significantly or become negative, it could adversely affect our financial condition and results of operations.

We may be unable to effectively execute our growth strategy which could have an adverse effect on our business and competitive position in the industry.

        Our business strategy includes increasing our market share and presence through sales to new and existing clients by enhancing engagement of our products and solutions, introducing new products and solutions and maintaining strong relationships with our existing clients. Some of the risks that we may encounter in executing our growth strategy include:

  •
  expenses, delays and difficulties of identifying and developing new products or solutions and integrating such new products or solutions into our existing suite of solutions;

  •
  inability to generate sufficient revenue from new products and solutions to offset investment costs;

  •
  inability to effectively identify, manage and exploit existing market opportunities;

  •
  inability to retain and grow our client base and increase our clients' utilization of, and spending on, our products and solutions;

  •
  inability to recruit, train and retain skilled and experienced personnel who can demonstrate our value proposition to our clients;

  •
  increased competition from new and existing competitors;

  •
  lengthy sales cycles, or clients delaying purchasing decisions due to economic conditions;

  •
  reduced spending within the healthcare industry; and

  •
  failure of our market to grow at the expected rate or reach a certain size.

        If any of these risks are realized, our business, and our competitive position in the industry, could suffer.

        We have recently experienced, and expect to continue to experience, significant growth, which has placed, and will continue to place, significant demands on our management and our operational and financial infrastructure. We expect that our growth strategy will require us to commit substantial financial, operational and technical resources, and we expect that our sales and marketing costs will continue to increase in the near term. As our operations grow in size, scope and complexity, we will need to scale our systems and infrastructure accordingly and may determine that we need to open additional offices and make other capital investments, which will require significant expenditures and put further pressure on our management resources. If we fail to maintain the necessary level of discipline and efficiency, or if we fail to allocate limited resources effectively within our organization as it grows, our business, financial condition and results of operations may suffer.

We may not be able to develop new products and solutions, or enhancements to our existing products and solutions, or be able to achieve widespread acceptance of new products or solutions.

        Our identification of new products, solutions and features that may be useful to our clients may not result in timely or commercially successful development of such products, solutions and features. In addition, the success of certain new products and solutions may be dependent on continued growth in our client base and we are not able to accurately predict the volume or speed with which existing and new clients will adopt such new products and solutions. Because the healthcare industry continues to change and evolve, we may be unable to accurately predict and develop new products, solutions and features to address the needs of our existing and potential clients. Our failure to release new products, solutions and/or enhancements that demonstrate to such clients that we are able to provide a meaningful value proposition for their business could result in loss of revenue, reduce our ability to meet our contractual obligations and be detrimental to our business and reputation.

        When we develop new products and solutions, we typically incur expenses and expend resources upfront to market, promote and sell the new offering. Therefore, these new products and solutions must achieve high levels of market acceptance in order to justify the amount of our investment in developing and bringing them to market. If our new products, solutions or features are not accepted or are not utilized by our existing or potential clients, we may not be able to recover the cost associated with the development of such products, solutions or features, which could have a material adverse effect on our financial and operating performance. Continued growth of our client base is dependent on our ability to provide relevant products and solutions in a timely and effective manner. The success of our business will depend on our ability to continue providing our products and solutions as well as enhancing our product offerings and solutions to effectively address the needs of healthcare providers across the continuum of care.

Technological developments could render our products and solutions obsolete or uncompetitive.

        The technologies supporting the industries we serve and our platforms for delivering our solutions to our clients are susceptible to rapid changes and in order to be competitive we must consistently develop cost effective technologies for secure and reliable data collection and analysis. We may not be able to develop new technologies, update our existing technologies or adapt to the changing technological landscape as necessary for our business, or we may not do so as quickly or cost effectively as our competition.

We may be unable to effectively identify, complete or integrate the operations of future acquisitions, joint ventures, collaborative arrangements or other growth investments.

        As part of our growth strategy, we have completed eight acquisitions over the last five years and we actively review possible acquisitions, joint ventures, collaborative arrangements or growth investments that complement or enhance our business. There can be no assurance that our growth strategy or investment plans will be successful or will produce a sufficient or any return on our investments. Further, we may not be able to identify, complete or integrate the operations of future acquisitions, joint ventures, collaborative arrangements or other growth investments. In addition, if we finance acquisitions, joint ventures, collaborative arrangements or other growth initiatives by issuing equity securities, our existing stockholders may be diluted, which could affect the market price of our common stock. As a result, if we fail to properly evaluate and execute acquisitions and investments, our business prospects may be seriously harmed. Some of the risks that we may encounter in implementing our acquisition, joint venture, collaborative arrangement or growth investment strategies include:

  •
  expenses, delays or difficulties in identifying and integrating acquired companies or joint venture operations, collaborative arrangements or other growth investments into our company;

  •
  expenses associated with entry into markets or care settings in which we have little or no prior experience;

  •
  inability to retain personnel after future acquisitions;

  •
  diversion of management's attention from other initiatives and/or day-to-day operations to effectively execute our growth strategy; and

  •
  inability to generate sufficient revenue, profit and cash flow from acquisitions, joint ventures, collaborative arrangements or other growth investments to offset our investment costs.

        Any of these risks could harm our business, financial position and operating results. In addition, for legal, technical or business reasons, we may not be able to successfully assimilate and integrate the business, technologies, solutions, personnel or operations of any company we acquire as quickly or fully as we would like. The integration of any acquired company may require, among other things, coordination of administrative, sales and marketing, accounting and finance functions, harmonization of legal and privacy policies and expansion of information and management systems on account of our new operations. Moreover, the anticipated benefits of any acquisition, investment or business relationship may not be realized or we may be exposed to unknown liabilities.

We cannot assure you that we will be able to manage our growth effectively, which could have a material adverse effect on our business, financial condition, results of operations and growth prospects.

        If we are successful in expanding our client base and growing our business, our existing operations may not be as scalable as we anticipate, and we may need to expend significant resources to enhance our information technology infrastructure, financial and accounting systems and controls, and also hire a significant number of qualified client support personnel, professional services personnel, software engineers, technical personnel, and management personnel in order to provide services to existing and new clients. As a result, our operating expenses may increase more than expected, which could adversely affect business, financial condition and results or operations. In addition, identifying and recruiting qualified personnel and training them requires significant time and expense and our business may be adversely affected if our efforts to expand and train qualified personnel do not generate a corresponding increase in revenues. If our existing operations are not as scalable as we anticipate or if we are unable to manage our growth effectively, the quality of our products and solutions and our reputation may suffer, which could adversely affect our business, financial condition, results of operations and growth prospects.

We operate in an increasingly competitive market, which could adversely affect our revenue and market share.

        Our future growth and success will depend on our ability to successfully compete with other companies that provide similar services in the same or related care settings, some of which may have financial, marketing, technical and other advantages. We also expect that competition will continue to increase as a result of consolidation in both the information technology and healthcare industries. If one or more of our competitors or potential competitors were to merge or partner with one another, it could adversely affect our ability to compete effectively and reduce our market share. In addition, the anticipated growth in healthcare spending, the shift to value-based payment models, the rise of consumerism and changes in government regulation may draw increasing attention to healthcare data and analytics, and new competitors, such as consultants, technology companies and start-ups may enter the market, and we may face increasing competition from these sources.

        The ability of our clients or other competitors to replicate our products and solutions could adversely affect the terms and conditions we are able to negotiate in our contracts. We are competing with other companies to be the first to deliver timely, scientific and prospective analytics that integrate operational, safety, financial and clinical data, and any company that introduces new products in any of these areas will be at a distinct competitive advantage. In addition, some of our products and solutions allow healthcare providers to outsource business processes that have been or could be performed internally. Therefore, we must ensure that our products and solutions are more efficient and economical than our client's internal operations.

        If for any reason we experience increased competition in our market, it could result in greater pricing pressure, an increase in our marketing expenditures or market share losses, which could adversely affect our business, financial condition and results of operations. There can be no assurance that we will continue to compete successfully against existing or new competitors.

If we fail to promote and maintain awareness of our brand in a cost-effective manner, our business might suffer.

        Promoting and maintaining awareness of our brand in a cost-effective manner is critical to continuing the widespread acceptance of Press Ganey as a thought leader in the industry and is an important element in attracting and retaining clients and qualified employees. The importance of brand recognition is likely to increase as competition in our market increases. Successful promotion of our brand will depend largely on the effectiveness of our marketing efforts and on our ability to provide reliable and useful products and solutions at competitive prices. Our efforts to build and maintain our brand nationally have involved and will continue to involve significant expense. Brand promotion activities may not yield increased revenue, and even if they do, any increased revenue may not offset the expenses we incur in promoting and maintaining our brand. In addition, third parties' use of trademarks or branding similar to ours could materially harm our business or result in litigation and other costs. If we fail to successfully promote and maintain our brand, or incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract enough new clients or retain our existing clients to the extent necessary to realize a sufficient return on our brand-building efforts, which could adversely affect our business and our ability to attract and retain qualified employees.

We may not be able to maintain our certification to conduct CMS mandated surveys, and this could adversely affect our business.

        A significant portion of our revenues from survey product offerings is attributable to providing survey services to assist clients in their compliance with regulations promulgated by CMS. As the largest CAHPS data submitter in the United States, we are currently designated by CMS as a certified vendor to offer CAHPS Hospital Surveys, CAHPS Home Health Care Surveys, CAHPS Surveys for Accountable Care Organizations, CAHPS In-Center Hemodialysis Surveys and CAHPS Hospice Surveys, including related data collection and submission services. If we are unable to maintain these certifications, or secure certifications for future CMS mandated surveys, we would not be able to administer these surveys on behalf of our clients. The failure to maintain our status as a certified vendor would adversely affect our business, financial condition and results of operations.

We depend on our senior management, and we may be materially harmed if we lose any member of our senior management.

        We are dependent upon the services of our senior management team. The loss of service of any member of our senior management could materially harm our business. Although we have entered into employment agreements with certain members of our senior management, including our chief executive officer, Patrick T. Ryan, these agreements are terminable at will and, therefore, we may not be able to retain their services as expected. See "Executive and Director Compensation." Additionally, we do not maintain any "key-man" life insurance policies on the lives of our executives or any of our employees. This lack of insurance means that we may not have adequate compensation for the loss of the services of these individuals. Our future performance will depend, in part, on our ability to successfully integrate newly hired executive officers into our management team and our ability to develop an effective working relationship among senior management. The loss of key management personnel or our inability to attract and retain qualified management personnel could have a material, adverse effect our financial and operating performance. A decision by any of these individuals to leave our company, compete with us or reduce their involvement in our business, could have a material adverse effect on our business.

Our business will suffer if we fail to attract, retain and motivate highly-skilled employees.

        Our ability to successfully execute our business plan depends upon our ability to attract, retain and motivate highly-skilled employees. As we expand our business, we will need to hire additional personnel to support our information technology, product development and sales and marketing operations. We may not be able to attract or retain highly-skilled employees in the future due to the intense competition for qualified personnel within our industry. If we are not able to attract, retain and motivate necessary personnel to accomplish our business objectives, we may experience constraints that will significantly impede our development objectives and our ability to implement our business strategy. Failure to attract new personnel as needed and retain and motivate our current personnel could have a material adverse effect on our business.

Government regulation may subject us to liability or require us to change the way we do business.

        The laws and regulations that govern our business change rapidly. Evolving areas of law that are relevant to our business include privacy and security laws, encryption laws, content regulation, information security accountability regulation, sales and use tax laws and regulations and attempts to regulate activities on the Internet. In addition to being directly subject to certain requirements of the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, or HITECH, implementing regulations promulgated by the U.S. Department of Health and Human Services, or "HHS," including what are referred to as the "Privacy Rule" and the "Security Rule" (collectively, "HIPAA"), we are required through contracts with our clients to protect the privacy and security of certain personnel and health related information. The rapidly evolving and uncertain regulatory environment could require us to change how we do business or incur additional costs. Changes in these laws may limit our data access, use and disclosure and may require increased expenditures by us or may dictate that we not offer certain types of products or solutions. Failure to comply with applicable laws and regulations could subject us to civil and criminal penalties, subject us to contractual penalties, including termination of our client agreements, damage our reputation and have a detrimental impact on our business. The occurrence of any of the foregoing could impact our ability to provide the same level of service and solutions to our clients, force us to modify our product offerings and solutions or increase our costs, which could materially and adversely affect our business financial condition and results of operations.

If we fail to comply with current or future laws or regulations governing the collection, dissemination, use and confidentiality of personally identifiable information, including patient health information, our business could suffer.

        The privacy and security of personally identifiable information, also known as personal data, collected, stored, maintained, received or transmitted electronically is a major issue in our industry. While we strive to comply with all applicable privacy and security laws and regulations, as well as our own posted privacy policies and industry best practices, such laws, regulations and related legal standards for privacy and security continue to evolve and any failure or perceived failure to comply with applicable laws, regulations and standards may result in threatened or actual proceedings, actions and public statements against us by government entities, private parties, consumer advocacy groups or others, or could cause us to lose clients, which could have a material adverse effect on our business, financial condition and results of operations.

        Recently, there has been an increase in public awareness of privacy issues in the wake of revelations about data security breaches suffered by well-known companies and institutions and the activities of various government agencies and lawsuits filed in response to these breaches. Concerns about our practices with regard to the collection, use, disclosure or security of personally identifiable information or other privacy-related matters, even if unfounded and even if we are in compliance with applicable laws, could damage our reputation and harm our business. In addition, we may incur significant costs in monitoring and complying with the multitude of evolving laws and regulations relating to privacy and security, the scope of which is changing and subject to differing interpretations. We cannot provide assurances with regard to how governmental regulation and other legal obligations related to privacy and security will be interpreted, enforced or applied to our operations.

        Patients enter personal data about themselves or their family members when completing our surveys, which may reveal health-related information or other personal information. Numerous federal, state and foreign laws and regulations govern collection, dissemination, use and confidentiality of personally identifiable health information, including:

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  state privacy and confidentiality laws (including state laws requiring the disclosure of breaches);

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  Medicaid and Medicare laws;

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  HIPAA; and

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  CMS standards for electronic transmission of health data.

        HIPAA, as amended by HITECH, establishes a set of national privacy and security standards for the protection of individually identifiable health information, including what is known as protected health information, by health plans, healthcare clearinghouses and healthcare providers, or "covered entities," and their "business associates," which are persons or entities that perform certain services for, or on behalf of, a covered entity that involve the use or disclosure of protected health information. We are subject to HIPAA as a business associate of covered entities. In addition to imposing privacy and security requirements, HIPAA also creates obligations for us to report any unauthorized use or disclosure of protected health information, known as a "breach," to our covered entity clients. The 2013 final HITECH rule, known as the Omnibus Final Rule, promulgated by HHS modified the breach reporting standard in a manner that made more data security incidents qualify as reportable breaches. Violations of HIPAA may result in criminal and civil penalties, including fines, and could damage our reputation and harm our business. For example, recent HIPAA breaches have resulted in HHS collecting between $35,000 and $4.3 million per breach in either voluntary payments, known as resolution amounts, or mandatory fines, known as civil money penalties. HITECH increased civil penalty amounts for violations of HIPAA, resulting in resolution amounts trending upward in recent years and possible maximum civil money penalties of $50,000 per violation of the Privacy and Security Rule. A violation can be measured by the number of individuals affected or the number of days per calendar year a covered entity or business associate is not in compliance, with each individual affected by a violation or each day not in compliance counting as a single violation. The penalty for identical violations during a calendar year may not exceed $1.5 million, but because each violation of each section of the Privacy or Security Rule is considered unique under the law, total penalties have in the past exceeded and in the future could exceed many multiples of $1.5 million. HITECH also significantly strengthened enforcement by requiring HHS to conduct periodic audits to confirm compliance and authorizing state attorneys general to bring civil actions seeking either injunctions or damages in response to violations of the HIPAA Privacy Rule and Security Rule that threaten the privacy of state residents.

        Among other things, HITECH makes certain portions of the HIPAA Privacy Rule and Security Rule directly applicable to "business associates." Under HIPAA and our contractual agreements with our clients, we are considered a "business associate" to our clients and thus are directly subject to HIPAA. To provide our covered entity clients with services that involve the use or disclosure of protected health information, HIPAA requires us to enter into business associate agreements with our clients. Those agreements must, among other things, require us to:

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  limit how we will use and disclose the protected health information;

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  implement reasonable administrative, physical and technical safeguards to protect information from misuse;

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  enter into similar agreements with our agents and subcontractors that have access to the information;

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  report security incidents, breaches and other inappropriate uses or disclosures of the information; and

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  assist the client in question with certain of its duties under the HIPAA Privacy Rule and Security Rule.

        If we are unable to properly protect the privacy and security of health information entrusted to us, our solutions may be perceived as not secure, we may incur significant liabilities and clients may curtail their use of or stop using our solutions. In addition, if we fail to comply with the terms of our business associate agreements with our clients, we are liable not only contractually, but also directly under HIPAA. We cannot assure you that we will comply with all of the provisions of HIPAA that are applicable to our business, or that we will be able to address all of the risks that HIPAA creates for our clients. In addition, we are unable to predict how these standards might change or be enforced in the future or how those changes, or other changes in applicable laws and regulations, could affect our business and our clients' businesses.

        In addition, a state's Attorney General can bring civil or criminal actions against a person subject to HIPAA on behalf of residents adversely affected by violations of HIPAA. A state's Attorney General can either seek to enjoin further violations or obtain monetary damages on behalf of the residents harmed. HHS is also beginning to perform audits of covered entities and business associates to ensure that policies required under HIPAA are in place. Additionally, several state civil lawsuits have found companies liable for negligence, recklessness, or other civil torts where the court has found that the company failed to comply with HIPAA. If we fail to comply with any or all of our obligations under HIPAA, we may face civil or criminal liability. Finally, individuals harmed by violations will be able to recover a percentage of monetary penalties or a monetary settlement based upon methods established by HHS. In addition, future laws or changes to current laws may necessitate costly adaptations to our operating systems and the conduct of our business generally. As part of our operations, we have access to, collect, process, transfer or maintain information covered under HIPAA. Although we seek to protect such data by implementing reasonable and appropriate security measures, we may not be successful in doing so, which could expose us to liability under HIPAA. Such liability could result in fines or other sanctions and/or negative publicity, which could have an adverse effect on our reputation, operating results and business.

Data security and integrity are critically important to our business, and actual or attempted breaches of security, unauthorized disclosure of information, denial of service attacks or the perception that personal and/or other sensitive or confidential information in our possession is not secure, could result in a material loss of business, substantial legal liability or significant harm to our reputation.

        We receive, collect, process, use and store a large amount of information from our survey respondents and clients and our own employees, including personally identifiable, protected health and other sensitive and confidential information. This data is often accessed by us and our clients through transmissions over public and private networks, including the Internet. The secure transmission of such information over the Internet and other mechanisms is essential to maintain confidence in our IT systems. We have implemented security measures, technical controls and contractual precautions designed to identify, detect and prevent unauthorized access, alteration, use or disclosure of our and our clients' and employees' data. However, there is no guarantee that these measures can provide absolute security. Beyond external criminal activity, systems that access or control access to our services and databases may be compromised as a result of human error, fraud or malice on the part of employees or third parties, or may result from accidental technological failure. Because the techniques used to obtain unauthorized access, disable service or sabotage systems change frequently, may originate from less regulated and remote areas around the world and generally are not recognized until launched against us, we may be unable to proactively address these techniques or to implement adequate preventative measures.

        If someone is able to circumvent or breach our security systems, they could steal any information located therein or cause interruptions to our operations. Security breaches or attempts thereof could also damage our reputation and expose us to a risk of monetary loss and/or litigation, fines and sanctions. We also face risks associated with security breaches affecting third parties that conduct business with us or our clients and others who interact with our data. While we maintain insurance that covers certain security and privacy breaches, we may not carry appropriate insurance or maintain sufficient coverage to compensate for all potential liability.

        We are subject to diverse laws and regulations mandating that affected individuals are notified if their information is accessed or acquired by unauthorized persons. Complying with these numerous and complex regulations in the event of a security breach would be expensive and difficult, and failure to comply with these regulations could result in regulatory scrutiny, fines and civil liability. In addition, any security breach or attempt thereof could result in liability for stolen assets or information, additional costs associated with repairing any system damage, incentives offered to clients or other business partners to maintain business relationships after a breach, and implementation of measures to prevent future breaches, including organizational changes, deployment of additional personnel and protection technologies, employee training and engagement of third-party experts and consultants.

        We cannot assure you that any of our third-party service providers with access to our or our clients and/or employees' personally identifiable and other sensitive or confidential information will maintain appropriate policies and practices regarding data privacy and security in compliance with all applicable laws or that they will not experience data security breaches or attempts thereof, which could have a corresponding effect on our business. For example, we outsource certain aspects of the storage and transmission of survey data and client information to third parties. While we attempt to address the associated risks by requiring all such third-party providers with data access to sign agreements, including business associate agreements, if necessary, obligating them to take security measures to protect such data, we cannot assure you that these contractual measures and our own privacy and security-related safeguards will protect us from the risks associated with the third-party storage and transmission of such information.

We face several risks relating to our ability to collect and use the data on which our business relies.

        Our ability to provide timely and accurate patient experience measurements and improvement solutions to our clients depends on our ability to collect large quantities of high-quality data through surveys. We believe that we currently have the rights necessary to collect and use the data that we incorporate into our products and solutions. In the future, data providers could seek to withdraw their data from us, legislation could be passed restricting the use of this data or we could be otherwise restricted in collecting and using the data that are incorporated into our products and solutions. In addition, if receptivity to our survey methods by respondents declines, or, for some other reason, their willingness to complete and return surveys declines, or if we cannot rely on the integrity of the data we receive, our revenue could be adversely affected with a corresponding effect on our business, financial condition and results of operations.

Our business and operating results could be adversely affected if we experience business interruptions, errors or failure in connection with our or third-party information technology and communication systems and other software and hardware products used in connection with our business.

        Our ability to provide timely and accurate patient experience measurements and improvement solutions to our clients depends on the efficient and uninterrupted operation of our information technology and communication systems and other software and hardware used in connection with our business and those of our external service providers (whose products and services are not within our control, making it more difficult for us to correct any defects). Despite any precautions we may take, our systems, software and hardware and those of our external service providers could be exposed to damage or interruption from circumstances beyond our or their control, such as fire, natural disasters, systems failures, power outages, cyber-attacks, terrorism, energy loss, telecommunications failure, security breaches and attempts thereof and computer viruses. An operational error, delay, failure or outage in our information technology and communication systems, software and hardware or those of our external service providers could result in loss of clients, damage to client relationships, reduced revenue and profits, refunds of client charges and damage to our reputation, and may result in additional expense to repair or replace damaged equipment and remedy data loss or corruption resulting from the interruption. Although we have taken steps to prevent system failures and have back-up systems and procedures to prevent or reduce disruptions, such steps may not prevent an interruption of services and our disaster recovery planning may not be adequate or account for all contingencies. Additionally, our insurance may not adequately compensate us for all losses or failures that may occur. The occurrence of any one of the above events could have a material adverse effect on our business, financial condition, results of operations and reputation.

We may be liable to our clients and may lose clients if we are unable to collect and maintain client data or if we lose client data.

        We collect and manage a large amount of data for our clients and other third parties. Increasingly, we are relying on technology to help us organize, sort and analyze this data. Any material hardware failures or errors in our programs or systems could result in data loss or data corruption or cause the information that we collect to be incomplete or incorrect. Furthermore, our ability to collect and report data may be interrupted or limited by a number of factors, including network failures, software errors or problems with third-party suppliers. In addition, computer viruses may harm our systems, causing us to lose data, and the transmission of computer viruses from our systems to our clients' or other third parties' systems could expose us to litigation and related liabilities and costs. If we supply inaccurate information or experience interruptions in our ability to capture, store, supply, utilize, and report information, our reputation could be harmed and we could lose existing clients and experience difficulties in attracting new clients.

Protection of our intellectual property may be difficult and costly, and our inability to protect our intellectual property could reduce the value of our products and solutions.

        We strive to protect our intellectual property rights, including trade secrets, by relying on United States and worldwide federal, state and common law rights, as well as contractual restrictions with our employees, contractors, clients, vendors and other third parties. However, effective intellectual property protection is expensive to obtain, develop and maintain, both in terms of initial and ongoing registration or prosecution requirements and expenses and the costs of defending our rights. We may not be able to successfully secure the intellectual property registrations that we apply for worldwide. Similarly, our existing intellectual property rights and related registrations may be challenged in the future and could be opposed, invalidated, canceled or narrowed by a third party. In the future, litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the patents, intellectual property or other proprietary rights of third parties, which could be time consuming and costly and have an adverse effect on our business and financial condition.

        Despite our efforts to protect our intellectual property rights, our business could be harmed if unauthorized parties infringe upon or misappropriate our intellectual property, proprietary systems, content, platform, services or other information. Additionally, our existing confidentiality and/or invention assignment agreements with employees, contractors and others who participate in development activities could be breached, or we may not enter into sufficient and adequate agreements with such individuals in the first instance, in either case potentially resulting in the unauthorized use or disclosure of our trade secrets and other intellectual property rights. Individuals not subject to invention assignment agreements may make adverse ownership claims to our current and future intellectual property. Our trade secrets and other intellectual property could also be independently developed by competitors without liability to us. Additionally, our competitors may develop similar intellectual property, duplicate our products and/or solutions or design around any patents or other intellectual property rights we hold. We may not have adequate remedies for such breaches, uses or disclosures, or protections against such competitor developments, all of which may adversely affect our business.

        In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States, and effective intellectual property protection and mechanisms for the enforcement of same may not be available in those jurisdictions. We may need to expend additional resources to defend our intellectual property in these countries, and the inability to defend the same could impair our brand or adversely affect the growth of our business internationally.

We may be liable for infringing the intellectual property rights of others.

        We cannot assure you that we are not infringing or violating, and have not infringed or violated, any third-party intellectual property rights, or that we will not be accused of doing so in the future. Intellectual property infringement claims could be made against us, especially as the number of our competitors grows. These claims, even if not meritorious, could be expensive, time-consuming, cause product release delays and divert our attention from operating our company and result in a temporary or permanent inability to use the intellectual property subject to such claim. In addition, if we and/or our affiliates and clients become liable to third parties for infringing their intellectual property rights, we could be required to pay a substantial damage award and develop comparable non-infringing intellectual property, to obtain a license or to cease providing the products or solutions that contain the infringing intellectual property. We may be unable to develop non-infringing intellectual property or obtain a license on commercially reasonable terms, if at all.

Our overall business, financial condition or operating results may be materially and adversely impacted by an economic downturn.

        Our business could be significantly affected by general economic conditions. The U.S. and global economies have recovered from a significant prolonged downturn but prospects for sustained economic recovery remain uncertain. Certain economic metrics have not recovered to pre-2008 levels when the U.S. economy was significantly weakened by a financial crisis. Additionally, in October 2013, the U.S. federal government shutdown caused uncertainty in the federal government's ability to meet its debt payments. A future U.S. government shutdown may occur and any resulting failure of the United States to meet its debt obligations, or the perceived risk of such a failure, could have a material adverse effect on the financial markets and economic conditions in the United States and throughout the world. To the extent that economic conditions remain uncertain, our business, financial condition and operating results could be significantly and adversely affected. For example, clients may delay or decrease spending with us or may not pay us.

We may experience errors in our software products that administer and report on hospital performance and inaccuracies in the solutions that we deliver to our clients. Any such errors or inaccuracies could result in action taken against us that could have an adverse effect on our reputation and business and expose us to liability.

        Certain survey data collected and reported by us is used by CMS to determine, in part, the amount of reimbursement paid to hospitals, and any errors in data collection, survey sampling, or statistical reporting could result in reduced reimbursement to our hospital clients if we are unable to correct these errors, and this could, in turn, result in litigation against us. For example, hospitals subject to the Medicare IPPS annual payment update provisions must collect and submit HCAHPS data in order to receive their full IPPS annual payment. IPPS hospitals that fail to publicly report required quality measures, which include the HCAHPS data, may have their annual payment reduced by 2.0%. In addition, CMS publicly publishes the reported survey data and any errors could result in incorrect scoring of our hospital client, which may damage the hospital's reputation and lead to litigation against us. We may be required to indemnify against such claims, and defending against any such claims could be costly, time consuming and could negatively affect our business.

        In addition, many of the solutions that we deliver to our clients are analytically and technologically complex. Errors or inaccuracies in these solutions could materially adversely impact the ability of our clients to improve the patient experience and their operational and financial performance. In the event of errors or inaccuracies, our clients may seek compensation from us or may seek to terminate their agreements with us, withhold payments due to us, seek refunds from us of part or all of the fees charged under our agreements or initiate litigation or other dispute resolution procedures.

Failure to offer high-quality technical support services may materially and adversely affect our relationships with our clients and harm our financial results.

        Our clients depend on our support services to resolve any technical issues relating to our solutions. In addition, our sales are highly dependent on the quality of our products and solutions, our business reputation and strong recommendations from our existing clients. Failure to maintain high-quality and highly responsive technical support, or a market perception that we do not maintain high-quality and highly responsive support, could harm our reputation, adversely affect our ability to sell our offerings to existing and prospective clients and harm our business, operating results and financial condition.

        We offer technical support services with our products and solutions and may be unable to respond quickly enough to accommodate short-term increases in client demand for support services. It is difficult to predict client demand for technical support services and if client demand increases significantly, we may be unable to provide satisfactory support services to our clients and their employees. Additionally, increased client demand for these services, without corresponding increases in revenue, could increase our expenses and materially and adversely affect our operating results.

If our clients who operate as not-for-profit entities lose their tax-exempt status, those clients would suffer significant adverse tax consequences which, in turn, could adversely affect their ability to purchase products or solutions from us.

        State tax authorities have challenged the tax-exempt status of hospitals and other healthcare facilities claiming such status on the basis that they are operating as charitable and/or religious organizations. The outcome of these cases has been mixed with some facilities retaining their tax-exempt status and others being denied the ability to continue operating as not-for-profit, tax-exempt entities under state law. In addition, many states have removed sales tax exemptions previously available to not-for-profit entities, and both the Internal Revenue Service and the U.S. Congress are investigating the practices of not-for-profit hospitals. Those facilities denied tax exemptions could be subject to the imposition of tax penalties and assessments which could have a material adverse impact on their cash flow, financial strength, and, in some cases, continuing viability. If the tax-exempt status of any of our clients is revoked or compromised by new legislation or interpretation of existing legislation, that client's financial health could be adversely affected, which could negatively affect our sales to those clients.

Near-term declines in revenues from new or renewed contracts with existing clients may not be reflected immediately in our operating results and may be difficult to discern.

        Maintaining our high revenue retention rate depends on us renewing contracts with our clients, while the amount of recurring revenues from new or renewed contracts with existing clients depends on their expected spending on our products and solutions compared to their spending during previous periods. A decline in new or renewed contracts and revenues from such contracts in any one quarter may not be fully reflected in our revenue retention rate for that period or our revenue for that period. Such declines, however, could negatively affect our revenue in future periods and the effect of significant downturns in sales of, and market demand for, our products and solutions, and potential changes in our rate of renewals or renewal terms, may not be fully reflected in our results of operations until future periods. Our sales model also makes it difficult for us to rapidly increase our total revenue through additional sales in any period, as revenue from new clients must be recognized ratably over the applicable term of the contracts, which are typically 12 months. Accordingly, the effect of changes in the industry that impact our business or changes we experience in our new sales may not be reflected in our short-term results of operations.

We have significant goodwill and identifiable intangible assets recorded on our balance sheet that may be subject to impairment losses that would materially reduce our reported assets and earnings.

        As of December 31, 2014, our balance sheet included goodwill of $402.9 million and identifiable intangible assets of $375.4 million, which represented 44.8% and 41.8% of our total assets as of such date, respectively. We are required to annually test goodwill and identifiable intangible assets for impairment. Additionally, impairment of such assets must be tested whenever events or changes in circumstances indicate that impairment may have occurred, and we cannot predict accurately the timing of any impairment of assets. If the testing performed indicates that impairment has occurred, we are required to record a non-cash impairment charge for the difference between the carrying value of the asset and the implied fair value of the asset in the period the determination is made. There are inherent uncertainties in the estimates, judgments and assumptions used in assessing differences between the carrying values of goodwill and intangible assets and their implied fair value. Economic, legal, regulatory, competitive, reputational, contractual, and other factors could result in future declines in the operating results of our business or market value declines that do not support the carrying value of goodwill and identifiable intangible assets. For example, a significant decline in the demand for one of our product offerings could impact the fair value of the related intangible asset, which in turn could result in an impairment. Any impairment in the value of our goodwill and/or intangible assets would result in a reduction in our reported assets and earnings for the period in which an impairment is recognized, and any such reduction could be material.

If we are required to collect and pay back taxes on our product offerings and solutions, or if any such taxes are imposed, we may incur unplanned expenses and experience a decrease in our future sales.

        We may become subject to sales and use taxes and related interest and penalties for past sales in states where we believe no compliance is necessary. If we are required to collect and pay back taxes and the associated interest and penalties, and if our clients fail or refuse to reimburse us for all or a portion of these amounts, we will incur unplanned expenses that may be substantial. Moreover, the imposition of any such taxes on our product offerings and solutions will effectively increase the cost of such offerings and solutions to our clients and may adversely affect our ability to retain existing clients or to gain new clients in the states in which such taxes are imposed.

Risks Related to Our Indebtedness

The agreements governing our Senior Secured Credit Facilities impose significant operating and financial restrictions on our company and our subsidiaries, which may prevent us from capitalizing on business opportunities, and we have pledged substantially all of our assets to secure indebtedness under our Senior Secured Credit Facilities.

        Our Senior Secured Credit Facilities (as defined herein) impose significant operating and financial restrictions on us and our subsidiaries. These restrictions limit our and our subsidiaries' ability, among other things, to:

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  incur additional indebtedness or guarantee indebtedness;

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  pay certain dividends or make certain distributions on our capital stock or repurchase our capital stock;

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  make certain investments or other restricted payments;

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  place restrictions on the ability of subsidiaries to pay dividends or make other payments to Press Ganey;

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  engage in transactions with equity holders or other affiliates;

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  sell assets;

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  consolidate or merge with or into other companies or sell all or substantially all of our assets;

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  alter the business we conduct; and

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  create liens.

        In addition, the restrictive covenants in our Senior Secured Credit Facilities require us to maintain specified financial ratios. See "Management's Discussion of Financial Condition and Results of Operations—Liquidity and Capital Resources—Senior Secured Credit Facilities." Our ability to comply with those financial ratios may be affected by events beyond our control, and we may be unable to comply with them.

        As a result of these covenants and restrictions, we will be limited in how we conduct our business and we may be unable to raise additional debt or other financing to compete effectively or take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We may not be able to maintain compliance with these covenants in the future and, if we fail to do so, we may not be able to obtain waivers from the lenders and/or amend the covenants.

        As of December 31, 2014, the total outstanding amount under our Term Loan Facility was $408.5 million, no borrowings were outstanding under our Revolving Credit Facility and we had $29.9 million of availability under our Revolving Credit Facility (after giving effect to a $0.1 million letter of credit outstanding under our Revolving Credit Facility). We expect our future borrowings under our existing or a future revolving credit facility to fluctuate based on our working capital needs. Obligations under our Senior Secured Credit Facilities are, and obligations under any future credit facility may be, guaranteed by our subsidiaries and secured by substantially all of our and our subsidiaries' assets.

        If we cannot make scheduled payments under our Senior Secured Credit Facilities or other indebtedness, we will be in default and the lenders under our Senior Secured Credit Facilities and the lenders or holders of other indebtedness could declare all outstanding principal and interest to be due and payable, the lenders under our Revolving Credit Facility could terminate their commitments to loan money, lenders under our Senior Secured Credit Facilities and other secured lenders could foreclose against the assets securing their claims and we could be forced into bankruptcy or liquidation. All of these events could result in the loss of your investment in our common stock.

Servicing our indebtedness will require a significant amount of cash. Our ability to generate sufficient cash depends on many factors, some of which are not within our control.

        Our ability to make payments on our indebtedness will depend on our ability to generate cash in the future. To a certain extent, this is subject to general economic, financial, competitive, regulatory and other factors that are beyond our control. If we are unable to generate sufficient cash flow to service our debt and meet our other commitments, we may need to restructure or refinance all or a portion of our debt, sell material assets or operations or raise additional debt or equity capital. We may not be able to effect any of these actions on a timely basis, on commercially reasonable terms or at all, and these actions may not be sufficient to meet our capital requirements. In addition, the terms of our existing or future debt arrangements may restrict us from effecting any of these alternatives.

We and our subsidiaries will be able to incur substantial debt.

        We will be able to incur substantial additional indebtedness in the future. Although the terms of our Senior Secured Credit Facilities restrict our ability to incur additional debt, they do not prohibit us from incurring additional indebtedness. These restrictions also do not prevent us from incurring obligations, such as trade payables and similar obligations, that do not constitute indebtedness as defined under our Senior Secured Credit Facilities. To the extent new debt is added to our current debt levels, the substantial leverage risks described in the preceding two risk factors would increase.

Risks Related to Our Common Stock and this Offering

Following the completion of this offering, we will be classified as a "controlled company" and, as a result, we will qualify for, and intend to rely on, certain exemptions from certain corporate governance requirements. You will not have the same protections afforded to stockholders of companies that are subject to such requirements.

        Upon completion of this offering, Vestar will continue to control a majority of the voting power of our outstanding common stock. As a result, we will be a "controlled company" within the meaning of the corporate governance standards of the New York Stock Exchange ("NYSE"). Under the rules of the NYSE, a company of which more than 50% of the outstanding voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain stock exchange corporate governance requirements, including:

  •
  the requirement that a majority of the Board of Directors consists of independent directors;

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  the requirement that nominating and corporate governance matters be decided solely by a committee comprised of independent directors; and

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  the requirement that employee and officer compensation matters be decided solely by a committee comprised of independent directors.

        Following the completion of this offering, we intend to utilize these exemptions for so long as we qualify as an "emerging growth company." As a result, we may not have a majority of independent directors and our nominating and corporate governance and compensation functions may not be decided solely by independent directors. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.

Our majority stockholder will have the ability to control significant corporate activities after the completion of this offering and our majority stockholder's interests may not coincide with yours.

        After the consummation of this offering, Vestar will own approximately      % of our common stock, assuming the underwriters do not exercise their option to purchase additional shares and assuming an initial public offering price of $          per share, which is the midpoint of the price range set forth on the cover page of this prospectus. If the underwriters exercise in full their option to purchase additional shares, Vestar will own approximately        % of our common stock (assuming an initial public offering price of $          per share, which is the midpoint of the price range set forth on the cover page of this prospectus). So long as Vestar continues to hold a majority of our outstanding shares, Vestar will have the ability to control the outcome of matters submitted to a vote of stockholders and, through our Board of Directors, the ability to control decision-making with respect to our business direction and policies. Matters over which Vestar will, directly or indirectly, exercise control following this offering include:

  •
  the election of our Board of Directors and the appointment and removal of our officers;

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  mergers and other business combination transactions, including proposed transactions that would result in our stockholders receiving a premium price for their shares;

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  other material acquisitions or dispositions of businesses or assets;

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  the incurrence of indebtedness and the issuance of equity securities;

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  the repurchase of stock and payment of dividends; and

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  the issuance of shares to management under our equity incentive plans.

        As a result of Vestar's control, we may take actions that our other stockholders do not view as beneficial, which may adversely affect our results of operations and financial condition and cause the value of your investment in our common stock to decline. In addition, Vestar is in the business of making investments in companies and may, from time to time, acquire interests in businesses that directly or indirectly compete with our business, as well as businesses that are significant existing or potential clients. Vestar or any of its portfolio companies may acquire or seek to acquire assets that we seek to acquire and, as a result, those acquisition opportunities may not be available to us or may be more expensive for us to pursue.

        Even if Vestar's ownership of our shares falls below a majority, Vestar may continue to be able to influence or effectively control our decisions. Under our amended and restated certificate of incorporation, Vestar and its affiliates will not have any obligation to present to us, and Vestar may separately pursue, corporate opportunities of which they become aware, even if those opportunities are ones that we would have pursued if granted the opportunity. See "Description of Capital Stock—Corporate Opportunity."

Certain of our directors are under no obligation to present us with business opportunities, which may prevent us from pursuing potentially profitable transactions.

        Certain of our directors are affiliated with Vestar. Pursuant to our amended and restated certificate of incorporation, no such person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person, acting in good faith, pursues or acquires any business opportunity presented to Vestar or any of its officers, directors, managers, principals, members, partners, affiliates and employees, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to us unless any such business opportunity is expressly offered to such director or officer solely in his or her capacity as our director or officer. This may impact our ability to pursue certain transactions on a timely basis or at all and could have a material adverse effect on our business, financial condition and results of operations. See "Description of Capital Stock—Corporate Opportunity."

If you purchase shares of common stock in this offering, you will suffer immediate dilution of your investment.

        The initial public offering price of our common stock will be substantially higher than the net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. To the extent shares subsequently are issued under outstanding options, you will incur further dilution. Based on an assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, you will experience immediate dilution of $            per share, representing the difference between our pro forma as adjusted net tangible book value per share, after giving effect to this offering, and the assumed initial public offering price. In addition, based on an assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover of this prospectus, purchasers of common stock in this offering will have contributed approximately       % of the aggregate price paid by all purchasers of our stock, but will own only approximately      % of our common stock outstanding after this offering. See "Dilution."

An active trading market for our common stock may not develop.

        Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined through negotiations with the underwriters. Although we have applied to have our common stock approved for listing on the NYSE, an active trading market for our shares may never develop or be sustained following this offering. If an active market for our common stock does not develop or is not sustained, it may be difficult for you to sell shares you purchase in this offering at an attractive price or at all.

The price of our common stock may be volatile and fluctuate substantially, which could result in substantial losses for purchasers of our common stock in this offering.

        Our stock price is likely to be volatile. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, you may not be able to sell your common stock at or above the initial public offering price or at all. The market price for our common stock may be influenced by many factors, including:

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  actual or anticipated fluctuations in our financial condition and operating results or variations in the financial results of companies that are perceived to be similar to us;

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  actual or anticipated changes in our growth rate relative to our competitors;

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  competition from existing products or new products that may emerge;

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  development of new technologies that may address our markets and may make our technology less attractive;

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  announcements by us, our partners or our competitors of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

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  the recruitment or departure of key personnel;

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  failure to meet or exceed financial estimates and projections of securities analysts or the investment community or that we provide to the public;

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  changes in laws and regulations that affect the healthcare industry;

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  general economic, industry and market conditions; and

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  the other factors described in this "Risk Factors" section.

We have broad discretion in the use of a portion of the net proceeds from this offering and may not use them effectively.

        Our management will have broad discretion in the application of a portion of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, financial condition and results of operations and cause the price of our common stock to decline. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

A significant portion of our total outstanding shares are eligible to be sold into the market in the near future, which could cause the market price of our common stock to drop significantly, even if our business is doing well.

        Sales of a substantial number of shares of our common stock in the public market, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our common stock. After this offering, we will have            shares of common stock outstanding. This includes the shares that we are selling in this offering, which may be resold in the public market immediately without restriction, unless purchased by our affiliates or existing stockholders. The remaining shares will initially be restricted as a result of securities laws or lock-up agreements but such shares will become eligible to be sold at various times after this offering. Moreover, after this offering, holders of an aggregate of            shares of our common stock (assuming an initial public offering price of $          per share, which is the midpoint of the price range set forth on the cover page of this prospectus) will have rights, subject to specified conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders. We also intend to register all shares of common stock that we may issue under our equity compensation plan. Once we register these shares, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates and the lock-up agreements described in the "Underwriting" section of this prospectus. Barclays Capital Inc. and Goldman, Sachs & Co., in their discretion, may waive or release any of these shares from the restrictions of the lock-up agreements at any time.

We are an "emerging growth company," and the reduced disclosure requirements applicable to emerging growth companies may make our common stock less attractive to investors.

        We are an "emerging growth company," as defined in the JOBS Act and may remain an emerging growth company until as late as December 31, 2020. For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure, reporting and governance requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include:

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  being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced "Management's Discussion and Analysis of Financial Condition and Results of Operations" disclosure in this prospectus;

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  not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

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  not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements;

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  reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

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  exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any "golden parachute" payments not previously approved.

        We have taken advantage of certain of the reduced disclosure obligations in this prospectus. In particular, in this prospectus, we have not included all of the executive compensation related information that would be required if we were not an emerging growth company. We may elect to take advantage of those or other reduced disclosure and reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests, and we cannot predict whether investors will find our common stock less attractive if we rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be reduced or more volatile.

We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

        As a public company, and particularly after we are no longer an emerging growth company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NYSE and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, which in turn could make it more difficult for us to attract and retain qualified members of our Board of Directors.

        We are evaluating these rules and regulations, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

Our internal control over financial reporting does not currently meet the standards required by Section 404 of the Sarbanes-Oxley Act.

        As a privately held company, we have not been required to maintain internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404 of the Sarbanes-Oxley Act. We anticipate being required to meet these standards in the course of preparing our consolidated financial statements as of and for the year ended December 31, 2016, and our management will be required to report on the effectiveness of our internal control over financial reporting for such year. However, while we remain an emerging growth company, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation.

        To achieve compliance with Section 404 of the Sarbanes-Oxley Act within the prescribed period, we will be engaged in a process to document and evaluate our internal control over financial reporting, which is both time-consuming, costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements.

        In connection with the preparation for this initial public offering of our common stock, we reassessed our critical accounting policies to ensure compliance with generally accepted accounting principles in the United States of America ("GAAP") and the Securities and Exchange Commission ("SEC") disclosure requirements. As part of this reassessment, we noted that our interpretation of the accounting rules related to equity-based compensation for PG Holdco's equity plan adopted in 2008 did not properly consider a certain provision within the plan that allowed PG Holdco to call the equity instruments upon an employee's departure. This provision resulted in the need for us to change our historic accounting for these instruments from equity awards to liability awards. This change is properly reflected within our consolidated financial statements included in this prospectus. As a result, we and our independent registered public accounting firm concluded that a lack of adequate controls surrounding our historic accounting for our equity awards constituted a material weakness in our internal control over financial reporting, as defined in the standards established by the U.S. Public Accounting Oversight Board ("PCAOB"). The PCAOB defines a material weakness as a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company's annual or interim financial statements will not be prevented or detected in a timely basis. We and our independent registered public accounting firm believe we have remediated this material weakness by enhancing our financial reporting team's technical accounting knowledge associated with the accounting rules for equity-based compensation awards. However, we cannot be certain that these efforts will be sufficient to prevent future material weaknesses or significant deficiencies from occurring.

        In addition, we may encounter problems or delays in implementing any changes necessary to make a favorable assessment of our internal control over financial reporting. Further, once we are no longer an emerging growth company, we may encounter problems or delays in completing the implementation of any requested improvements and receiving a favorable attestation in connection with the attestation provided by our independent registered public accounting firm. If we cannot favorably assess the effectiveness of our internal control over financial reporting, or if our independent registered public accounting firm is unable to provide an unqualified attestation report on our internal controls, investors could lose confidence in our financial information and the trading price of our common stock could decline.

        In connection with our future evaluation of our internal controls over financial reporting, we may need to upgrade our systems or create new systems, implement additional financial and management controls, update our reporting systems and procedures, create or outsource an internal audit function, and hire additional accounting and finance staff. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to maintain effective internal control over financial reporting could have a material adverse effect on our business, financial condition and results of operations and the trading price of our common stock.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock or unfavorable commentary about our industry or markets, our stock price and trading volume could decline.

        The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. If no or only a few securities or industry analysts commence coverage of us, the trading price for our stock would be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us or our stock performance, or if our operating results fail to meet the expectations of analysts, our stock price would likely decline. Similarly, any unfavorable commentary regarding our industry or markets may adversely affect the market price of our common stock. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Anti-takeover provisions in our charter documents and Delaware law might discourage or delay acquisition attempts for us that you might consider favorable. Provisions in our debt agreements may also require an acquirer to refinance our outstanding indebtedness if a change of control occurs, which could discourage or increase the costs of a takeover.

        Our amended and restated certificate of incorporation and amended and restated bylaws will contain provisions that may make the acquisition of our company more difficult without the approval of our Board of Directors. In particular, these provisions:

  •
  authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without stockholder approval, and which may include super voting, special approval, dividend or other rights or preferences superior to the rights of the holders of common stock;

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  prohibit stockholder action by written consent, requiring all stockholder actions be taken at a meeting of our stockholders, if Vestar ceases to own more than 40% of our common stock;

  •
  provide that the Board of Directors is expressly authorized to make, alter or repeal our amended and restated bylaws;

  •
  establish advance notice requirements for nominations for elections to our Board of Directors or for proposing matters that can be acted upon by stockholders at stockholder meetings;

  •
  establish a classified Board of Directors, as a result of which our Board of Directors will be divided into three classes, with each class serving for staggered three-year terms, which prevents stockholders from electing an entirely new Board of Directors at an annual meeting;

  •
  provide that, if Vestar ceases to own more than 40% of our common stock, directors may only be removed from office for cause and only upon the affirmative vote of at least 75% of the voting power of our outstanding shares of common stock entitled to vote in the election of directors;

  •
  prohibit stockholders, other than Vestar for so long as it beneficially owns at least 40% of our common stock, from calling special meetings of stockholders; and

  •
  require the approval of holders of at least 75% of the outstanding shares of our voting common stock to amend our amended and restated certificate of incorporation and for stockholders to amend our amended and restated bylaws, in each case if Vestar ceases to own more than 40% of our common stock.

        These anti-takeover provisions and other provisions under Delaware law could discourage, delay or prevent a transaction involving a change in control of our company, even if doing so would benefit our stockholders. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire. For a further discussion of these and other such anti-takeover provisions, see "Description of Capital Stock—Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws."

        Under our Senior Secured Credit Facilities, a takeover of our company would likely constitute a "change of control" and be deemed to be an event of default under such facilities, which would therefore require a third-party acquirer to refinance any outstanding indebtedness under the Senior Secured Credit Facilities in connection with such takeover. This change of control provision, and similar provisions in future agreements, are likely to increase the costs of any takeover and may discourage, delay or prevent an acquisition of our company by a third party.

Limitations on director and officer liability and indemnification of our company's officers and directors by us may discourage stockholders from bringing suit against an officer or director.

        Limitations on director and officer liability and indemnification of our directors and officers by us may discourage stockholders from bringing suit against an officer or director. Our amended and restated certificate of incorporation will provide, with certain exceptions as permitted by Delaware law, that a director or officer shall not be personally liable to us or our stockholders for the breach of any fiduciary duty as a director or officer, except for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or unlawful payments of dividends. These provisions may discourage stockholders from bringing suit against a director or officer for breach of a fiduciary duty and may reduce the likelihood of derivative litigation brought by stockholders on our behalf against a director or officer.

Our amended and restated certificate of incorporation provides that certain persons bringing an unsuccessful action against us or our officers or directors may be obligated to reimburse us for any costs we have incurred in connection with such unsuccessful action.

        Our amended and restated certificate of incorporation provides, to the fullest extent permitted by law, in the event that any current or former stockholder, any current or former director, or any person acting on behalf of such stockholder or director (including any third party that receives substantial assistance from any such person or entity if such person or entity has a direct financial interest in the claim or proceeding of such third party), which we collectively refer to as claiming parties, (x) initiates, asserts or joins, offers substantial assistance to, or has a direct financial interest in (1) any derivative action or proceeding brought on our behalf, (2) any claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (3) any action against us or any of our directors, officers, employees or agents arising pursuant to any provision of the General Corporation Law of the State of Delaware (the "DGCL"), our amended and restated certificate of incorporation or our amended and restated bylaws, or (4) any action asserting a claim governed by the internal affairs doctrine, each of the foregoing, a claim, or joins any such claim as a named party, and (y) does not thereby obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy or relief sought in the claim, then such claiming party may be obligated to reimburse us and our officers and directors for all fees, costs and expenses (including attorneys' fees and the fees of experts) actually and reasonably incurred by us or our officers and directors in defending such claim.

        This fee-shifting provision of our amended and restated certificate of incorporation is not limited to specific types of actions, but is potentially applicable to all actions to the fullest extent permitted by law. Fee-shifting provisions are relatively new and untested. The case law and potential legislative action on fee-shifting provisions are evolving and there exists considerable uncertainty regarding the validity of, and potential judicial and legislative responses to, such provisions. For example, it is unclear whether our ability to invoke the fee-shifting provision of our amended and restated certificate of incorporation in connection with claims under the federal securities laws, including claims related to this offering, would be pre-empted by federal law. Similarly, it is unclear how courts might apply the standard that a claiming party must obtain a judgment that substantially achieves, in substance and amount, the full remedy sought. The application of the fee-shifting provision of our amended and restated certificate of incorporation in connection with such claims, if any, will depend in part on future developments of the law, and the Delaware Corporation Law Council has recently recommended that the DGCL be amended to expressly prohibit companies from including fee-shifting provisions in their certificate of incorporation or bylaws for claims brought against officers and directors for violation of their state law duties. We cannot assure you that we will or will not invoke the fee-shifting provision of our amended and restated certificate of incorporation in any particular dispute, including any claims related to this offering. In addition, given the unsettled state of the law related to fee-shifting provisions, such as ours, we may incur significant additional costs associated with resolving disputes with respect to such provision, which could adversely affect our business, financial condition and results of operations.

        If a stockholder that brings any such claim, suit, action or proceeding is unable to obtain the judgment sought, the attorneys' fees and other litigation expenses that might be shifted to a claiming party are potentially significant. This fee-shifting provision, therefore, may dissuade or discourage current or former stockholders from initiating lawsuits or claims against us or our directors and officers. In addition, it may impact the fees, contingent or otherwise, required by potential plaintiffs' attorneys to represent our stockholders or otherwise discourage plaintiffs' attorneys from representing our stockholders at all. As a result, this provision may limit the ability of stockholders to affect the management and direction of our company, particularly through litigation or the threat of litigation.

Upon the closing of this offering, our amended and restated certificate of incorporation will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

        Upon the closing of this offering, our amended and restated certificate of incorporation will provide that, subject to limited exceptions, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders, (iii) any action asserting a claim against us arising pursuant to any provision of the DGCL, our certificate of incorporation or our bylaws, or (iv) any other action asserting a claim against us that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our certificate of incorporation described above. This choice of forum provision may limit a stockholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our amended and restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition and results of operations.

Because we do not anticipate paying any cash dividends on our capital stock in the foreseeable future, capital appreciation, if any, will be your sole source of gain.

        We do not anticipate that we will pay any cash dividends on shares of our common stock for the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon results of operations, financial condition, contractual restrictions, including those under our Senior Secured Credit Facilities, any potential indebtedness we may incur, restrictions imposed by applicable law and other factors our Board of Directors deems relevant. Accordingly, if you purchase shares in this offering, realization of a gain on your investment will depend on the appreciation of the price of our common stock, which may never occur. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

We are a holding company and rely on dividends, distributions and other payments, advances and transfers of funds from our subsidiaries to meet our obligations.

        We are a holding company that does not conduct any business operations of our own. As a result, we are largely dependent upon cash dividends and distributions and other transfers from our subsidiaries to meet our obligations. The deterioration of income from, or other available assets of, our subsidiaries for any reason could limit or impair their ability to pay dividends or other distributions to us.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements that are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this prospectus are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our business, financial condition, results of operations, plans, objectives and future performance. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project," "plan," "intend," "believe," "may," "should," "can have," "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

        The forward-looking statements contained in this prospectus are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider the information contained in this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual operating and financial performance and cause our performance to differ materially from the performance anticipated in the forward-looking statements. We believe these factors include those described under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Should one or more of these risks or uncertainties materialize, or should any of these assumptions prove incorrect, our actual operating and financial performance may vary in material respects from the performance projected in these forward-looking statements.

        Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

 USE OF PROCEEDS

        We estimate that the net proceeds from this offering will be $           million (or $           million if the underwriters exercise their option to purchase additional shares in full), assuming an initial public offering price of $        per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

        Each $1.00 increase (decrease) in the assumed initial public offering price of $        per share would increase (decrease) the net proceeds to us from this offering by $           million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 1.0 million in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, by $           million, assuming the assumed initial public offering price stays the same.

        We intend to use the net proceeds from this offering (i) to repay $           million in aggregate principal amount of borrowings outstanding under our Term Loan Facility, (ii) to pay a one-time transaction advisory fee of $           million to Vestar and (iii) for general corporate purposes.

        We may use a portion of the net proceeds to acquire or invest in additional businesses, technologies, products or assets, although currently we have no specific agreements, commitments or understandings in this regard.

        Pending the uses described above, we plan to invest the net proceeds from this offering in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

        As of December 31, 2014, the interest rate on our Term Loan Facility, which is scheduled to mature on April 20, 2018, was 4.25%. See "Description of Certain Indebtedness" for more information.

 DIVIDEND POLICY

        We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. Therefore, we do not anticipate paying any cash dividends in the foreseeable future. Additionally, our ability to pay dividends on our common stock will be limited by restrictions on the ability of our subsidiaries and us to pay dividends or make distributions under the terms of our current and any future agreements governing our indebtedness. Any future determination to pay dividends will be at the discretion of our Board of Directors and we may reduce or discontinue entirely the payment of any dividends at any time. Our Board of Directors may take into account general and economic conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal and tax restrictions, and such other factors as our Board of Directors may deem relevant.

        In addition, since we are a holding company, substantially all of the assets shown on our consolidated balance sheet are held by our subsidiaries. Accordingly, our earnings, cash flow and ability to pay dividends are largely dependent upon the earnings and cash flows of our subsidiaries and the distribution or other payment of such earnings to us in the form of dividends or otherwise.

 CAPITALIZATION

        The following table sets forth our cash and capitalization as of December 31, 2014:

  •
  on an actual basis;

  •
  on an as adjusted basis to give effect to the Distribution, as described under "Prospectus Summary—Distribution;" and

  •
  on a pro forma as adjusted basis to give further effect to the following:

  •
  the issuance and sale of        shares of common stock in this offering at an assumed initial public offering price of $        per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds therefrom as described under "Use of Proceeds," including the payment of a one-time transaction advisory fee to Vestar in connection with this offering;

  •
  the $         million of equity-based compensation expense related to the modification and accelerated vesting of certain Class A and Class C common units of PG Holdco in connection with this offering; and

  •
  the write-off of deferred financing fees, loss on original issue discount and lender fees in an aggregate amount of $             million associated with the partial repayment of our Term Loan Facility with the net proceeds from this offering as described under "Use of Proceeds."

        Our capitalization following the closing of this offering will depend on the actual initial public offering price and other terms of this offering determined at pricing. You should read this information in conjunction with our financial statements and the related notes appearing elsewhere in this prospectus and the sections entitled "Use of Proceeds," "Selected Consolidated Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of December 31, 2014
	Actual	As Adjusted(1)	Pro Forma As Adjusted(2)
	(in thousands)
Cash	$6,962	$	$

Debt:
Long-term debt (including current portion)	$408,144	$	$
Other debt	11,152

Total debt(3)	419,296
Shareholder's equity:
Common stock, par value $0.01 per share; 16,000 shares authorized and 15,469 shares issued and outstanding, actual; shares authorized and shares issued and outstanding, pro forma; shares authorized and shares issued and outstanding, pro forma as adjusted	0
Preferred stock, par value $0.001 per share; no shares authorized, issued and outstanding, actual; shares authorized, no shares issued and outstanding, pro forma and pro forma as adjusted	—
Additional paid-in capital	271,280
Retained earnings	9,364

Total shareholder's equity	$280,644	$	$

Total capitalization	$699,940	$	$

(1)
The as adjusted data in this column gives effect to the reclassification of our equity-based compensation liability to additional paid-in capital in connection with the Distribution. See Note 1 to the audited consolidated financial statements included elsewhere in this prospectus.

(2)
Each $1.00 increase (decrease) in the assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the as adjusted amount of each of cash, additional paid in capital, total shareholder's equity and total capitalization by $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 1.0 million shares in the number of shares offered by us at the assumed initial public offering price per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the as adjusted amount of each of cash, additional paid in capital, total shareholder's equity and total capitalization by $             million after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(3)
As of December 31, 2014, we had $29.9 million of available borrowings under our Revolving Credit Facility, after giving effect to a $0.1 million of letter of credit outstanding under our Revolving Credit Facility.

        The number of shares in the table above includes            shares of unvested restricted common stock that will be outstanding after the completion of the Distribution and excludes           shares of our common stock reserved for future issuance under our 2015 Plan.

DILUTION

        If you invest in our common stock, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock and the net tangible book value per share of our common stock after this offering. Dilution results from the fact that the initial public offering price per share of the common stock is substantially in excess of the pro forma as adjusted net tangible book value per share of common stock after this offering.

        Our as adjusted net tangible book value as of December 31, 2014 was $             million, or $            per share of common stock (after giving effect to the             -for-one stock split, which we effected on                             , 2015). As adjusted net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of our common stock outstanding as of December 31, 2014, after giving effect to the Distribution.

        Pro forma as adjusted net tangible book value is our as adjusted net tangible book value after giving effect to the sale of                shares of common stock in this offering at an assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, as well as the other items described as pro forma as adjusted under the section titled "Capitalization." Our pro forma as adjusted net tangible book value as of December 31, 2014 would have been $             million, or $            per share. This amount represents an immediate increase in net tangible book value of $             per share compared to our as adjusted net tangible book value per share to our existing stockholders and an immediate dilution of $            per share to new investors in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of common stock. The following table illustrates this dilution:

Assumed initial public offering price per share		$
As adjusted net tangible book value per share as of December 31, 2014	$
Increase in net tangible book value per share attributable to this offering

Pro forma as adjusted net tangible book value per share after this offering		$

Dilution per share to new investors in this offering		$

        Each $1.00 increase (decrease) in the assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma as adjusted net tangible book value per share after this offering by $            , and increase (decrease) the dilution in net tangible book value per share to new investors by $            , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 1.0 million shares in the number of shares offered by us would increase (decrease) our pro forma as adjusted net tangible book value per share after this offering by $            per share and decrease (increase) the dilution to new investors by $            per share, assuming that the assumed initial public offering price remains the same, and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by us.

        If the underwriters exercise their option to purchase additional shares of our common stock in full, the pro forma as adjusted net tangible book value after this offering would be $            per share and the dilution per share to new investors would be $            per share, in each case assuming an initial

public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

        The following table summarizes on the pro forma basis described above, as of December 31, 2014, the differences between the number of shares purchased from us, the total consideration paid to us in cash and the average price per share that existing stockholders and new investors paid. The calculation below is based on an assumed initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

				Total Consideration
	Shares Purchased
							Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
New investors

Total		100%			100%

        The foregoing tables and calculations are based on            shares of our common stock outstanding as of December 31, 2014, include             shares of unvested restricted common stock that will be outstanding after the completion of the Distribution and exclude             shares of our common stock reserved for future issuance under our 2015 Plan.

        If the underwriters exercise their option to purchase additional shares of our common stock in full:

  •
  the percentage of shares of common stock held by existing stockholders will decrease to        % of the total number of shares of our common stock outstanding after this offering; and

  •
  the number of shares held by new investors will increase to            , or        % of the total number of shares of our common stock outstanding after this offering.

        In addition, we may choose to raise additional capital due to market conditions or strategic or other considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of such securities could result in further dilution to our stockholders.

 SELECTED CONSOLIDATED FINANCIAL DATA

        The following table sets forth our selected financial data as of and for the periods indicated. The selected consolidated statements of operations and cash flows data for the years ended December 31, 2014, 2013 and 2012 and the consolidated balance sheet data as of December 31, 2014 and 2013 have been derived from our audited consolidated financial statements, which are included elsewhere in this prospectus. The consolidated balance sheet data as of December 31, 2012 have been derived from our audited consolidated financial statements not included in this prospectus.

        Our historical results are not necessarily indicative of future operating results. The following selected consolidated financial data are qualified in their entirety by reference to, and should be read in conjunction with, our consolidated financial statements and the accompanying notes, included elsewhere in this prospectus, and the information under "Use of Proceeds," "Capitalization," "Selected Consolidated Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Year Ended December 31,
	2014	2013	2012
	(in thousands, except share and per share data)
Statement of Operations Data:
Revenue	$281,612	$260,420	$231,351
Cost of revenue	121,807	113,675	101,155
General and administrative	70,432	71,926	70,679
Depreciation and amortization	35,102	32,468	27,202
Impairment charges	—	2,579	—
Loss on disposal of property and equipment	1,719	274	—

Total operating expenses	229,060	220,922	199,036

Income from operations	52,552	39,498	32,315
Other income (expense):
Interest expense, net	(19,832)	(24,644)	(32,157)
Extinguishment of debt	(2,894)	(7,922)	(7,185)
Management fee of related party	(1,047)	(907)	(968)

Total other expense, net	(23,773)	(33,473)	(40,310)

Income (loss) before income taxes	28,779	6,025	(7,995)
Income tax expense (benefit)	13,196	5,926	(604)

Net income (loss)	$15,583	$99	$(7,391)

Per Share Data:
Net income (loss) per common share:
Basic and diluted	$1,007.37	$6.40	$(477.79)
Weighted average of common shares outstanding:
Basic and diluted	15,469	15,469	15,469
Statement of Cash Flows Data:
Net cash provided by operating activities	$54,768	$53,911	$44,897
Net cash used in investing activities	(47,591)	(20,043)	(43,085)
Net cash provided by (used in) financing activities	(32,850)	(9,078)	1,362

	As of December 31,
	2014	2013	2012
	(in thousands)
Balance Sheet Data:
Cash	$6,962	$32,635	$7,845
Working capital(1)	(3,244)	21,223	8,888
Total debt (including current portion)	419,296	436,736	438,188
Total assets	898,567	890,513	883,014
Total shareholder's equity	280,644	266,207	265,028

(1)
Calculated as current assets minus current liabilities.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion and analysis of our financial condition and results of operations together with "Selected Consolidated Financial Data" and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties. See "Special Note Regarding Forward-Looking Statements." As a result of many factors, including those factors set forth in the "Risk Factors" section of this prospectus, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

        We are a leading provider of patient experience measurement, performance analytics and strategic advisory solutions for healthcare organizations across the continuum of care. Our mission is to help healthcare organizations reduce patient suffering and improve clinical quality, safety and the patient experience. We provide our clients with innovative, technology-based solutions that capture the perspectives of patients, physicians, nurses and other healthcare employees, which enable our clients to benchmark, analyze and improve the patient's care experience. We support clients in achieving the "Triple Aim" of improving the patient experience, managing their population's health and controlling costs through improved patient engagement and experience of care. We believe we offer a powerful value proposition to the healthcare industry, as we help drive transformational change through greater performance transparency, better care coordination and sustainable performance improvements.

        Our clients are represented across the continuum of care and include hospitals, medical practices and other healthcare providers. As of January 1, 2015, we served more than 22,000 healthcare facilities, including 62% of acute care hospitals in the United States, 81% of acute care hospitals in the United States with more than 100 beds and 73% of medical practices in the United States with more than 50 physicians. We have strong and long-standing relationships with distinguished healthcare providers, including 89% of major teaching hospitals in the United States. From 2012 to 2014, our average annual revenue retention rate was approximately 94% and our average client revenue retention rate from 2012 to 2014 was approximately 97%, which we believe represents strong client satisfaction with our solutions and the nature of our long-term strategic client relationships. With our continued focus on innovation and thought leadership, we believe we have a significant opportunity to both expand our engagements within our existing client base and to increase the total number of healthcare organizations we serve.

        Our history of delivering value to our clients underlies our strong financial performance. In 2014, we generated revenue of $281.6 million and Adjusted EBITDA of $102.6 million and net income of $15.6 million. We have demonstrated our ability to consistently invest in our business to expand our relationships and deliver innovative solutions, driven in part through targeted acquisitions and capital investments. For a reconciliation of Adjusted EBITDA to net income (loss), see "Prospectus Summary—Summary Consolidated Financial Data."

Distribution

        Prior to the closing of this offering, our parent company, PG Holdco, LLC, will be liquidated and its sole asset, the shares of our common stock it holds, will be distributed to its equity holders based on their relative rights under its limited liability agreement. The equity holders of PG Holdco will receive the number of shares of our common stock in the liquidation of PG Holdco that they would have held had they held our common stock directly immediately before the Distribution, with no issuance of additional shares by us. Each holder of vested units of PG Holdco will receive unrestricted shares of our common stock in the Distribution. Each holder of unvested common units of PG Holdco that are subject to time-vesting conditions will receive unvested restricted shares of our common stock in the Distribution. For additional information regarding the treatment of outstanding units in PG Holdco in connection with the Distribution and this offering, see "Executive and Director Compensation—Effect of the Distribution and this Offering."

        The Distribution will not affect our operations, which we will continue to conduct through our operating subsidiaries. The primary purpose of the Distribution is to remove an unnecessary layer of our organizational structure prior to the closing of this offering.

Factors Affecting our Financial Performance

        We believe that the financial performance of our business and our continued success are primarily dependent upon the following:

  •
  Client Penetration and Growth.  We believe that we have opportunities to continue to grow our revenue from our comprehensive suite of solutions due to the trends we see affecting the healthcare industry. We expect an increasing percentage of our recurring and new revenues to be the result of increased focus by healthcare providers on measuring and reporting on, and bearing financial risk for, clinical outcomes and the patient experience. Our future growth will depend on our ability to expand sales of our suite of solutions to our existing client base and identify and execute upon new opportunities and attract new clients. Our expansion activities consist of focusing on growing healthcare settings, including hospitals, medical practices and post-acute markets, and servicing new markets and increasing engagement of existing clients impacted by expanded CAHPS regulatory requirements. We plan to continue to invest in the development of innovative and value-added solutions and continue to market our proprietary platform.

  •
  Continued Change in the U.S. Healthcare Industry.  Healthcare spending represents a significant and growing component of GDP of the United States. According to National Health Expenditure Data reported by CMS, the United States spent $2.9 trillion on healthcare in 2013, or about $9,255 per person, representing a 3.6% increase in spending over the $8,915 per person spent in 2012 and accounting for nearly 18% of GDP in 2013. Healthcare spending growth is expected to continue to outpace the rest of the economy. According to CMS, the projected average annual growth from 2013 through 2023 is 5.7%, which is greater than the expected average annual GDP growth. By 2023, overall U.S. healthcare spending is expected to reach $5.1 trillion. The majority of healthcare dollars pass through hospitals and physician practices. Of the $2.9 trillion spent in 2013, $936.9 billion went to hospital care and $586.7 billion went to physicians and clinical services. As healthcare costs rise and providers, patients and payment models focus on value-based and patient-centric care, the healthcare industry has increasingly focused attention on improving efficiency and transparency, standardizing care around best practices, and driving better clinical and operational outcomes. This has resulted in increasing demand for solutions designed to improve the efficiency and quality of care, safety and the patient experience. We believe this shift in the industry will continue to impact our business in the foreseeable future.

  •
  Selective Acquisitions.  We expect to grow through selective acquisitions that complement and grow our existing suite of technologies, services and solutions and to increase the number of clients we serve. Since the beginning of 2012, we have invested approximately $55.9 million of capital and incurred approximately $2.6 million of acquisition-related expenses with respect to four acquisitions. These acquisitions have significantly enhanced our capacity to capture and integrate the voice of the patient, physicians, nurses and employees for our clients. Our acquisitions are integrated within our overall solutions suite and brand to strengthen our comprehensive offerings. As the U.S. healthcare industry continues to evolve, we expect that there will be attractive investment opportunities given the large number of complementary businesses in the industry. Any acquisition could have a material impact on our financial position and results of operations.

  •
  Macro-Economic Conditions.  Our clients are affected by macro-economic trends such as general economic conditions, inflation and unemployment. Macro-economic trends have various effects on our business, and on occasion have resulted in the slowing of the decision-making processes by existing and prospective clients. In recent years, changes in macro-economic trends have increased demand for our solutions as our clients strive to improve their clinical and operating performance, while reducing costs and moving to a value-based care model.

Acquisitions

        We completed several acquisitions during the years ended December 31, 2014, 2013 and 2012 to expand capabilities and complement our suite of solutions, including our engagement and consulting solutions. During 2014, we acquired all of the capital stock of Dynamic Clinical Systems, Inc., which provides patient reported outcomes services and solutions for a purchase price of $3.3 million. We also purchased all of the assets of The National Database of Nursing Quality Indicators ("NDNQI") for a purchase price of $24.9 million. NDNQI is a leading quality improvement and nurse engagement tool. During 2013, we acquired all of the capital stock of On The Spot Systems, Inc., a point-of-care survey technology firm for a purchase price of $2.8 million. During 2012, we acquired all of the capital stock of Morehead Associates, Inc. for a purchase price of $24.9 million. Morehead Associates, Inc. delivers human capital assessments, analytics, benchmark data and consulting solutions to the healthcare industry. All of these acquisitions were financed with cash on hand.

        The results of operations of the acquired businesses have been included in our consolidated financial statements since the applicable date of acquisition.

Refinancings

        We completed several refinancings during the years ended December 31, 2014, 2013 and 2012 to lower our interest expense and amend certain financial covenants. In April 2012, we refinanced the entire $315.9 million of borrowings outstanding under our prior senior secured term loan facility and $100.0 million aggregate principal amount of our 12.5% Senior Subordinated Notes due 2016 with funds borrowed under the Term Loan Facility and our second lien term loan facility (the "Second Lien Term Loan Facility"). In May 2013, we refinanced a portion of our Second Lien Term Loan Facility with borrowings of $50.0 million under our Term Loan Facility. In May 2014, we borrowed an additional $35.0 million under the Term Loan Facility and used such funds, together with $10.0 million of cash on hand, to repay in full all amounts outstanding under, and terminate, our Second Lien Term Loan Facility. These refinancings resulted in losses on the extinguishment of debt consisting of write-offs of unamortized deferred financing fees and losses on original issue discount in the applicable periods.

Key Components of Results of Operations

Revenue

        We generate revenues from sales of our services that we perform in connection with the delivery of our solutions. We generally invoice and collect fees from our clients in advance of revenue recognition, with unrecognized amounts reflected as deferred revenue on our balance sheet. Revenue is principally recognized ratably over the term of the service period, which is typically 12 months.

Cost of Revenue

        Expenses directly related to delivery of our solutions and providing services are classified as cost of revenue. Cost of revenue consists primarily of salaries, bonuses and employee benefits, employee travel and lodging, survey materials and postage, outsourced data support, consulting costs, technology contractors, and other direct expenses associated with revenues. In addition, cost of revenue includes personnel costs relating to individuals that facilitate the services we perform in connection with the delivery of our solutions, as well as collect, process and manage patient experience and engagement data, develop software and technology and manage the technology infrastructure.

General and Administrative

        General and administrative expense consists primarily of employee-related expenses for the salaries, benefits, travel expenses and bonuses for our executive, finance, legal, human resources, sales, marketing and other administrative personnel that are not directly involved in the services we perform in connection with the delivery of our solutions. We record equity-based compensation expense associated with granting of equity awards of preferred units and common units of PG Holdco (which will be liquidated upon consummation of the Distribution) to our employees and directors. In future periods, we expect to issue long-term equity incentive awards in the form of restricted stock units or stock options to our executives, directors and other key employees. This may result in an increase in our general and administrative expenses in future periods as we recognize expense over the vesting term of the awards. We also expect to see an increase in our equity-based compensation expense as we recognize expense over the modification and accelerated vesting of certain common units of PG Holdco held by our employees and directors in connection with the Distribution and this offering.

        General and administrative expense also includes professional fees, occupancy expenses, acquisition-related expenses, consulting fees related to our thought leadership programs, advertising costs, insurance and other expenses.

        We expect our general and administrative expense to increase as we incur additional costs associated with being a public company.

Depreciation and Amortization

        Depreciation and amortization expense consists primarily of depreciation of property and equipment and amortization of capitalized software costs and acquisition-related intangible assets.

Interest Expense, Net

        Interest expense, net consists primarily of interest on borrowings and the amortization of costs incurred to obtain long-term financing. Interest income on our cash balances has been immaterial.

Provision for Income Taxes

        Provision for income taxes primarily consists of federal and state taxes in the United States.

Key Operating Metrics

Revenue Retention

        Our revenue retention rate tracks the percentage of revenue that we retain from our existing clients. We calculate our revenue retention rate as of a year end by starting with our revenue from existing clients for the prior year (excluding revenue from our project-based engagement and consulting solutions), subtracting the annual revenue value of services cancelled by such clients during such year and then dividing the net amount by the revenue from such clients for the prior year (excluding revenue from project-based engagement and consulting solutions). We monitor this metric because we believe it is an indicator of client satisfaction and provides insight into our ability to retain and grow revenue from our client base. This metric is a non-GAAP measure and may differ from the presentation of such or similarly titled measures presented by others and should not be considered in isolation or as an alternative to financial statement data presented as indicators of financial performance presented in accordance with GAAP.

        Our revenue retention rate was approximately 95%, 96% and 92% as of December 31, 2014, December 31, 2013 and December 31, 2012, respectively.

Client Revenue Retention

        We calculate our client revenue retention rate as of a year end by starting with our revenue from the prior year (excluding revenue from our project-based engagement and consulting solutions), subtracting the annual revenue value of services attributable to prior-year clients that cancelled a specified amount of their revenue value during such year and then dividing the net amount by the revenue from the prior year (excluding revenue from project-based engagement and consulting solutions). We believe this metric is an indicator of client loyalty and satisfaction with our solutions. This metric is a non-GAAP measure and may differ from the presentation of such or similarly titled measures presented by others and should not be considered in isolation or as an alternative to financial statement data presented as indicators of financial performance presented in accordance with GAAP.

        Our client revenue retention rate was approximately 97%, 98% and 96% as of December 31, 2014, December 31, 2013 and December 31, 2012, respectively.

        We believe our investments in patient experience solutions are driving our high and stable revenue and client retention rates.

Adjusted EBITDA

        We define Adjusted EBITDA as net income (loss) before interest expense, net, income taxes and depreciation and amortization, with further adjustments to add back (i) items that are expected to terminate in connection with the offering, (ii) non-cash charges, (iii) non-recurring items that are not indicative of the underlying operating performance of the business and (iv) items that are solely related to changes in our capital structure, and therefore are not indicative of the underlying operating performance of the business.

        Management uses Adjusted EBITDA (i) to compare our operating performance on a consistent basis, (ii) to calculate incentive compensation for our employees, (iii) for planning purposes, including the preparation of our internal annual operating budget, (iv) to evaluate the performance and effectiveness of our operational strategies and (v) to assess compliance with various metrics associated with the agreements governing our indebtedness. We also believe that Adjusted EBITDA is useful to investors in assessing our financial performance because this measure is similar to the metrics used by investors and other interested parties when comparing companies in our industry that have different capital structures, debt levels and/or income tax rates. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating performance in the same manner as our management.

        Adjusted EBITDA is not determined in accordance with U.S. generally accepted accounting principles, or GAAP, and should not be considered in isolation or as an alternative to net income, income from operations, net cash provided by operating, investing or financing activities or other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP. For a presentation of our Adjusted EBITDA and a reconciliation of Adjusted EBITDA to net income (loss), see "Prospectus Summary—Summary Consolidated Financial Data."

Results of Operations

        The following table sets forth our results of operations for the periods indicated:

	Year Ended December 31,
	2014	% of revenue	2013	% of revenue	2012	% of revenue
	(in thousands, except percentages)
Revenue	$281,612	100.0%	$260,420	100.0%	$231,351	100.0%
Operating expenses:
Cost of revenue	121,807	43.3	113,675	43.7	101,155	43.7
General and administrative	70,432	25.0	71,926	27.6	70,679	30.6
Depreciation and amortization	35,102	12.5	32,468	12.5	27,202	11.8
Impairment charges	—	—	2,579	1.0	—	—
Loss on disposal of property and equipment	1,719	0.6	274	0.1	—	—

Total operating expenses	229,060	81.3	220,922	84.8	199,036	86.0

Income from operations	52,552	18.7	39,498	15.2	32,315	14.0
Other income (expense):
Interest expense, net	(19,832)	(7.0)	(24,644)	(9.5)	(32,157)	(13.9)
Extinguishment of debt	(2,894)	(1.0)	(7,922)	(3.0)	(7,185)	(3.1)
Management fee of related party	(1,047)	(0.4)	(907)	(0.4)	(968)	(0.4)

Total other expense, net	(23,773)	(8.4)	(33,473)	(12.9)	(40,310)	(17.4)
Income (loss) before income taxes	28,779	10.2	6,025	2.3	(7,995)	(3.5)
Provision (benefit) for income taxes	13,196	4.7	5,926	2.3	(604)	(0.3)

Net income (loss)	$15,583	5.5%	$99	(0.0)%	$(7,391)	(3.2)%

Note:
Totals and subtotals may not equal the sum of individual line items due to rounding.

Year Ended December 31, 2014 compared to Year Ended December 31, 2013

Revenue

        Revenue increased $21.2 million, or 8.1%, from $260.4 million for the year ended December 31, 2013 to $281.6 million for the year ended December 31, 2014. The increase was primarily attributable to the expansion of our patient experience solutions sold to existing clients, revenue from new clients and $8.3 million of revenue from businesses acquired in 2014 and December 2013. During the year ended December 31, 2014, NDNQI, Dynamic Clinical Systems, Inc. and On The Spot Systems, Inc. contributed $6.5 million, $1.1 million and $0.7 million of revenue, respectively. This increase was partially offset by a reduction in revenue of $3.8 million associated with the discontinuation of certain clinical solutions in the fourth quarter of 2013.

Cost of Revenue

        Cost of revenue increased $8.1 million, or 7.2%, from $113.7 million for the year ended December 31, 2013 to $121.8 million for the year ended December 31, 2014. As a percentage of revenue, cost of revenue decreased from 43.7% for the year ended December 31, 2013 to 43.3% for the year ended December 31, 2014.

        The $8.1 million increase in cost of revenue was driven by $4.4 million of incremental costs related to the operations of NDNQI, Dynamic Clinical Systems, Inc. and On The Spot Systems, Inc., which we acquired at the end of 2013 and during 2014. Additionally, postage costs increased $3.8 million due to a 5.8% increase in outgoing survey volume in 2014 coupled with an increase in federal postage rates in January 2014. Other increases include professional fees of $1.0 million associated with 2014 client consulting projects and $0.3 million related to our regional and national client conferences due to an increase in conference attendance. These increases were partially offset by a decrease in payroll and related costs of $0.7 million due to lower year-over-year headcount and a $0.3 million decrease in technology related costs.

General and Administrative Expense

        General and administrative expense decreased $1.5 million, or 2.1%, from $71.9 million for the year ended December 31, 2013 to $70.4 million for the year ended December 31, 2014. As a percentage of revenue, general and administrative expense decreased from 27.6% for the year ended December 31, 2013 to 25.0% for the year ended December 31, 2014.

        The decrease in general and administrative expenses was primarily due to a $1.6 million reduction in equity-based compensation as a result of a decrease in equity units issued by our parent and paid for with nonrecourse loans, a $1.1 million reduction in 2014 sales commissions due to the implementation of a new sales compensation program that led to a lower effective commission rate in 2014, a $0.7 million decrease in marketing and advertising costs and a $0.5 million decrease in acquisition-related expenses. These decreases were partially offset by a $1.1 million increase in personnel costs associated with an increase in headcount, a $1.0 million increase in severance expense, a $0.7 million increase in occupancy cost due to additional office space and a $0.3 million increase in charitable contributions.

Depreciation and Amortization Expense

        Depreciation and amortization expense increased $2.6 million, or 8.1%, from $32.5 million for the year ended December 31, 2013 to $35.1 million for the year ended December 31, 2014. As a percentage of revenue, depreciation and amortization expense remained consistent at 12.5% for the years ended December 31, 2014 and 2013. The $2.6 million increase was due to an increase in depreciation expense of $1.9 million driven by higher investments in computer software development and infrastructure due to our continued investment in this area in 2014, and an increase in amortization expense of $0.7 million primarily related to the amortization of intangible assets of recently acquired businesses.

Impairment Charges

        In 2013, we recorded impairment charges totaling $2.6 million on property and equipment and intangible assets related to the discontinuation of certain clinical solutions during the year ended December 31, 2013. We did not record any impairment charges in 2014.

Loss on Disposal of Property and Equipment

        Loss on disposal of property and equipment increased $1.4 million from $0.3 million for the year ended December 31, 2013 to $1.7 million for the year ended December 31, 2014. The losses in both periods were primarily the result of write-offs of equipment and software no longer in use.

Other Income (Expense)

        Interest expense, net.    Interest expense, net decreased $4.8 million, or 19.5%, from $24.6 million for the year ended December 31, 2013 to $19.8 million for the year ended December 31, 2014. The decrease was primarily due to the reduction of our weighted average interest rate to 4.46% during the year ended December 31, 2014 compared to 4.67% for the year ended December 31, 2013 as a result of the extinguishment of our Second Lien Term Loan Facility in May 2014.

        Extinguishment of debt.    On May 9, 2014, we amended our Senior Secured Credit Facilities to, among other things, borrow incremental first lien term loans in an amount of $35.0 million. The net proceeds from the additional borrowing and $10.0 million of cash on hand were used to pay off the remaining balance of our Second Lien Term Loan Facility. The transaction resulted in a loss on extinguishment of debt of $2.9 million consisting of the write-off of unamortized deferred financing fees of $1.5 million, payments of fees to lenders of $0.5 million and loss on original issue discount of $0.9 million.

        On May 9, 2013, we amended our Senior Secured Credit Facilities to, among other things, borrow incremental first lien term loans in an amount of $50.0 million, lower interest rates, and adjust certain financial covenants. The net proceeds from the additional borrowings were used to pay down a portion of the principal balance of the Second Lien Term Loan Facility. The transaction resulted in a loss on extinguishment of debt of $7.9 million consisting of the write-off of unamortized deferred financing fees of $4.1 million, payments of fees to lenders of $1.5 million and loss on original issue discount of $2.3 million.

        Management fee of related party.    Our management fee of $1.0 million remained consistent during the years ended December 31, 2014 and 2013.

Provision for Income Taxes

        Provision for income taxes increased $7.3 million, or 122.7%, from $5.9 million for the year ended December 31, 2013 to $13.2 million for the year ended December 31, 2014. The provision for income taxes for the years ended 2014 and 2013 primarily represents federal and state income tax expense for the periods.

        For the years ended December 31, 2014, our effective tax rate was 45.9%, as compared to an effective income tax rate of 98.3% for the year ended December 31, 2013. These rates differ from the federal statutory income tax rate of 35% primarily due to nondeductible permanent differences such as equity-based compensation and meals and entertainment expenses and, in 2013, the impact on deferred tax liabilities from an increase in projected state tax rates.

Year Ended December 31, 2013 compared to Year Ended December 31, 2012

Revenue

        Revenue increased $29.1 million, or 12.6%, from $231.4 million for the year ended December 31, 2012 to $260.4 million for the year ended December 31, 2013. The increase was primarily attributable to the expansion of our patient experience solutions sold to existing clients, revenue from new clients and $12.4 million of revenue contribution from the acquisition of Morehead Associates, Inc. in December 2012.

Cost of Revenue

        Cost of revenue increased $12.5 million, or 12.4%, from $101.2 million for the year ended December 31, 2012 to $113.7 million for the year ended December 31, 2013. As a percentage of revenue, cost of revenue remained consistent at 43.7% for the years ended December 31, 2013 and 2012. The $12.5 million increase in cost of revenue was primarily due to $7.4 million of incremental costs of revenue related to the operations of Morehead Associates, Inc. following its acquisition in December 2012, increased payroll and related expenses of $2.1 million driven by higher headcount, a $1.8 million increase in equity-based compensation due to vesting of A unit grants in 2012 and early 2013, a $1.6 million increase in managing our technology infrastructure associated with the delivery of our solutions and an increase in postage costs of $1.2 million due to a 2.1% increase in outgoing survey volume.

        These increase were partially offset by a $1.0 million decrease associated with a contract termination payment to a third-party software vendor in 2012 and a $0.7 million decrease in group health insurance expense due to favorable claims experience in 2013.

General and Administrative Expense

        General and administrative expense increased $1.2 million, or 1.8%, from $70.7 million for the year ended December 31, 2012 to $71.9 million for the year ended December 31, 2013. As a percentage of revenue, general and administrative expense decreased from 30.6% for the year ended December 31, 2012 to 27.6% for the year ended December 31, 2013.

        The $1.2 million increase was primarily due to an increase in commissions of $3.9 million due to an increase in sales, an increase in bonus expense of $1.3 million related to our improved financial performance in 2013, an increase in occupancy costs of $1.0 million driven by new corporate office space, an increase in legal fees of $1.0 million in connection with personnel changes, $1.0 million of contractor costs related to increased sales and marketing activities, $0.9 million of consulting fees for strategic planning initiatives and an increase in bank fees of $0.4 million driven by increased receipts from customers.

        The increase was partially offset by reductions in equity-based compensation expense of $6.2 million due to a decrease in equity units issued by our parent and paid for with nonrecourse loans and severance costs of $2.1 million due to higher executive turnover in 2012.

Depreciation and Amortization Expense

        Depreciation and amortization expense increased $5.3 million, or 19.4%, from $27.2 million for the year ended December 31, 2012 to $32.5 million for the year ended December 31, 2013. As a percentage of revenue, depreciation and amortization expense increased from 11.8% for the year ended December 31, 2012 to 12.5% for the year ended December 31, 2013. The $5.3 million increase was due to an increase in depreciation expense of $4.8 million driven by higher investments in computer software development and infrastructure due to our continued investment in this area in 2013, and an increase in amortization expense of $0.5 million primarily related to the amortization of intangible assets acquired in the acquisition of Morehead Associates, Inc. in December 2012.

Impairment Charges

        In 2013, we recorded impairment charges totaling $2.6 million on property and equipment and intangible assets related to the discontinuation of certain clinical solutions during the year ended December 31, 2013. We did not record any impairment charges in 2012.

Loss on Disposal of Property and Equipment

        We recorded losses on disposal of property and equipment of $0.3 million during the year ended December 31, 2013, primarily related to write-offs of equipment and software no longer in use. We did not record any loss on disposal of property and equipment in 2012.

Other Expense

        Interest expense, net.    Interest expense, net decreased $7.5 million, or 23.4%, from $32.2 million for the year ended December 31, 2012 to $24.6 million for the year ended December 31, 2013. The decrease was primarily due to the reduction of our weighted average interest rate to 4.67% for 2013 compared to 5.90% for 2012 in connection with the refinancing of our Second Lien Term Loan Facility in May 2013. Additionally, interest expense for the year ended December 31, 2012 included $1.1 million of mark-to-market expense of the fair value of our interest rate cap, compared to $0.3 million of expense for the year ended December 31, 2013.

        Extinguishment of debt.    On May 9, 2013, we amended our Senior Secured Credit Facilities to, among other things, borrow incremental term loans in an amount of $50.0 million, lower interest rates, and adjust certain financial covenants. The net proceeds from the additional borrowings were used to pay down a portion of the principal balance of the Second Lien Term Loan Facility. The transaction resulted in a loss on extinguishment of debt of $7.9 million consisting of the write-off of unamortized deferred financing fees of $4.1 million, payments of fees to lenders of $1.5 million and loss on original issue discount of $2.3 million.

        On April 20, 2012, we paid off the prior senior secured credit facilities and our senior subordinated notes with the net proceeds from the Term Loan Facility and the Second Lien Term Loan Facility. The transaction resulted in a loss on debt extinguishment of $7.2 million consisting of the write-off of unamortized deferred financing fees of $4.8 million, a prepayment penalty of $1.4 million, and a loss on original issue discount of $1.0 million.

        Management fee of related party.    Our management fee remained relatively consistent for the years ended December 31, 2013 and 2012.

Provision for Income Taxes

        Provision for income taxes increased $6.5 million, from a benefit of $0.6 million for the year ended December 31, 2012 to an expense of $5.9 million for the year ended December 31, 2013. The provision for income taxes for the years ended December 31, 2013 and 2012 primarily represent federal and state income tax expense (benefit) for the years then ended.

        Our effective tax rate was 98.3% for the year ended December 31, 2013, as compared to 7.6% for the year ended December 31, 2012. These rates differ from the federal statutory income tax rate of 35% primarily due to nondeductible permanent differences for equity-based compensation and an adjustment to recorded deferred tax liabilities due to an increase in state tax rates. The increase in the effective tax rate is primarily due to the impact on deferred tax liabilities from an increase in projected state tax rates in 2013.

Quarterly Results of Operations

        The following table sets forth our unaudited consolidated statement of operations data for each of the eight quarters in the two-year period ended December 31, 2014. The unaudited quarterly statement of operations data set forth below have been prepared on a basis consistent with our audited annual consolidated financial statements and include, in our opinion, all normal recurring adjustments necessary for a fair statement of the financial information contained in those statements. Our historical results are not necessarily indicative of the results that may be expected in the future. The following quarterly financial data should be read in conjunction with our audited consolidated financial statements and the related notes included elsewhere in this prospectus.

	Three Months Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014
	(in thousands)
Statement of Operations Data:
Revenue	$61,937	$66,317	$63,318	$68,848	$65,404	$68,365	$71,713	$76,130
Operating expenses:
Cost of revenue	27,776	27,279	27,329	31,291	27,760	28,964	30,618	34,465
General and administrative	16,799	17,547	17,770	19,810	16,597	17,791	17,918	18,126
Depreciation and amortization	7,406	7,767	8,335	8,960	8,568	8,478	8,779	9,277
Impairment charges	—	—	—	2,579	—	—	—	—
Loss on disposal of property and equipment	113	—	161	—	606	485	504	124

Total operating expenses	52,094	52,593	53,595	62,640	53,531	55,718	57,819	61,992

Income from operations	9,843	13,724	9,723	6,208	11,873	12,647	13,894	14,138
Other income (expense):
Interest expense, net	(6,910)	(6,185)	(5,928)	(5,621)	(5,464)	(4,966)	(4,706)	(4,696)
Extinguishment of debt	—	(7,922)	—	—	—	(2,886)	(8)	—
Management fee of related party	(232)	(231)	(222)	(222)	(230)	(230)	(230)	(357)

Total other expense, net	(7,142)	(14,338)	(6,150)	(5,843)	(5,694)	(8,082)	(4,944)	(5,053)

Income (loss) before income taxes	2,701	(614)	3,573	365	6,179	4,565	8,950	9,085
Provision for (benefit from) income taxes	2,657	(604)	3,515	358	2,883	2,128	4,174	4,011

Net income (loss)	$44	$(10)	$58	$7	$3,296	$2,437	$4,776	$5,074

Other Financial Data:
Adjusted EBITDA(1)	$19,506	$24,860	$21,249	$28,677	$23,774	$25,328	$26,459	$26,998

(1)
The following table presents a reconciliation of net income (loss) to Adjusted EBITDA for each of the periods indicated. For the definition of Adjusted EBITDA, see "—Key Operating Metrics—Adjusted EBITDA."

	Three Months Ended
	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014
Net income (loss)	$44	$(10)	$58	$7	$3,296	$2,437	$4,776	$5,074
Interest expense	6,910	6,185	5,928	5,621	5,464	4,966	4,706	4,696
Income tax expense (benefit)	2,657	(604)	3,515	358	2,883	2,128	4,174	4,011
Depreciation and amortization	7,406	7,767	8,335	8,960	8,568	8,478	8,779	9,277

EBITDA	$17,017	$13,338	$17,836	$14,946	$20,211	$18,009	$22,435	$23,058
Equity-based compensation(a)	2,008	2,300	2,533	2,946	2,325	2,582	2,658	469
Extinguishment of debt(b)	—	7,922	—	—	—	2,886	8	—
Non-cash impairment charges(c)	—	—	—	2,579	—	—	—	—
Management fee to related party(d)	232	231	222	222	230	230	230	357
Acquisition expenses(e)	514	270	—	118	1	66	264	131
Severance(f)	—	—	—	625	—	—	—	1,084
Loss on disposal of property and equipment	113	—	161	—	606	485	504	124
Other non-comparable items(g)	(378)	799	497	1,241	401	1,070	360	1,775

Adjusted EBITDA	$19,506	$24,860	$21,249	$22,677	$23,774	$25,328	$26,459	$26,998

(a)
Represents costs associated with equity awards granted to attract and retain employees.

(b)
Represents the write-off of unamortized deferred financing fees, loss on original issuance discount and lender fees in connection with debt refinancings. See "—Refinancings."

(c)
Represents non-cash property and equipment and intangible impairment charges related to the discontinuation of certain clinical solutions in 2013.

(d)
Represents management fees paid to Vestar under the management agreement, which will be terminated upon the closing of this offering. See "Certain Relationships and Related Party Transactions—Management Agreement."

(e)
Represents transaction costs incurred in connection with completed and potential acquisitions. See "—Acquisitions."

(f)
Represents non-recurring expense associated with executive separation agreements and targeted employee headcount reductions.

(g)
Other non-comparable items include professional fees incurred in connection with strategic corporate planning and technology projects and expenses related to client retention due to the discontinuation of certain clinical solutions and software applications. We believe these are expenses that are not comparable as they relate to individual projects and initiatives. As a result, we believe they should be excluded from Adjusted EBITDA in order to enable investors and other interested parties to more effectively assess our period-over-period and ongoing operating performance.

Liquidity and Capital Resources

Overview

        Our principal uses of cash are to meet working capital requirements, fund debt obligations, finance capital expenditures and fund strategic acquisitions. In addition, we expect to use cash to support our growth strategy and cover additional expenses that we expect to incur as a public company. Our principal sources of funds are cash flows from operating activities and available borrowings under our Revolving Credit Facility.

        As of December 31, 2014, we had cash of $7.0 million and $29.9 million of available borrowings under our Revolving Credit Facility (after giving effect to a $0.1 million letter of credit outstanding under our Revolving Credit Facility). As of December 31, 2014, we had $419.3 million of outstanding indebtedness (which includes capital leases), and after giving effect to the application of the net proceeds from this offering as described under "Use of Proceeds," we would have had $             million of outstanding indebtedness.

        On April 20, 2012, we refinanced our prior senior secured term loan facility and our senior subordinated notes with the proceeds from our Term Loan Facility and our Second Lien Term Loan Facility. On each of May 9, 2013 and May 9, 2014, we refinanced our Second Lien Term Loan Facility with new incremental first lien term loans borrowed under our Term Loan Facility in an aggregate amount of $85.0 million. The Second Lien Term Loan Facility was repaid in full as part of the 2014 refinancing. The 2013 and 2014 refinancings resulted in recognized loss on extinguishment of debt of $7.9 million and $2.9 million, respectively.

        We believe that our cash flows from operations, cash on hand and available borrowings under our Revolving Credit Facility will be sufficient to meet our liquidity needs during the next 12 months and beyond. We anticipate that to the extent that we require additional liquidity, it will be funded through the incurrence of indebtedness, including borrowings under our Revolving Credit Facility, equity financings or a combination thereof. It is not guaranteed that we will be able to obtain this additional liquidity on reasonable terms, or at all. Our liquidity and our ability to meet our obligations and fund our capital requirements are also dependent on our future financial performance, which is subject to general economic, financial and other factors that are beyond our control. Accordingly, there can be no assurance that our business will generate sufficient cash flow from operations or that future borrowings will be available under our Senior Secured Credit Facilities or otherwise to meet our liquidity needs. Although we have no specific current plans to do so, if we decide to pursue one or more significant acquisitions, we may incur additional debt or sell additional equity to finance such acquisitions.

Cash Flows

        The following table presents a summary of our cash flow for the periods indicated:

	Year ended December 31,
	2014	2013	2012
	(in thousands)
Net cash provided by operating activities	$54,768	$53,911	$44,897
Net cash used in investing activities	(47,591)	(20,043)	(43,085)
Net cash provided by (used in) financing activities	(32,850)	(9,078)	1,362

Net increase (decrease) in cash	$(25,673)	$24,790	$3,174

Operating Activities

        Cash provided by operating activities consisted of net income adjusted for certain non-cash items, including depreciation and amortization, equity-based compensation, extinguishment of debt, and deferred income taxes, as well as the effect of changes in working capital and other activities.

        Net cash provided by operating activities for the year ended December 31, 2014 was $54.8 million compared to $53.9 million for the year ended December 31, 2013, an increase of $0.9 million, or 1.6%. Net cash provided by operating activities was driven by net income of $15.6 million, as adjusted for the exclusion of non-cash expenses totaling $44.1 million, and the negative effect of $4.9 million of changes in working capital and other balance sheet accounts resulting in cash inflows of $54.8 million.

        Net cash provided by operating activities for the year ended December 31, 2013 was $53.9 million compared to $44.9 million for the year ended December 31, 2012, an increase of $9.0 million, or 20.1%. Net cash provided by operating activities was driven by net income of $0.1 million, as adjusted for the exclusion of non-cash expenses totaling $59.4 million, and the negative effect of $5.6 million of changes in working capital and other balance sheet accounts resulting in cash inflows of $53.9 million.

Investing Activities

        Our primary investing activities consisted of acquisition-related costs and purchases of property and equipment, which includes investments in capitalized computer software, facilities and infrastructure.

        Net cash used in investing activities was $47.6 million for the year ended December 31, 2014 compared to $20.0 million for the year ended December 31, 2013, an increase of $27.6 million, or 138.0%. This increase was primarily due to the acquisitions of NDNQI for $24.9 million and Dynamic Clinical Systems, Inc. for $3.3 million in the second quarter of 2014. Additionally, purchases of property and equipment of $19.4 million (including capitalized computer software development costs of $14.9 million) for 2014 exceeded purchases of $17.2 million (including capitalized computer software development costs of $16.5 million) for 2013, as we continued to invest in infrastructure, facilities, and software development.

        Net cash used in investing activities was $20.0 million for the year ended December 31, 2013 compared to $43.1 million for the year ended December 31, 2012, a decrease of $23.1 million, or 53.5%. The decrease was primarily due to the acquisition of Morehead Associates, Inc. for $24.9 million in 2012. Purchases of property and equipment totaled $17.2 million (including capitalized computer software development costs of $16.5 million) in 2013, compared to $18.2 million (including capitalized computer software development costs of $13.8 million) in 2012.

Financing Activities

        Our primary financing activities consisted of borrowings under our credit facilities, payments on our long-term debt, repurchases of equity interests and proceeds from sales of equity units by our parent to employees, which were subsequently contributed to our equity.

        Net cash used in financing activities was $32.9 million for the year ended December 31, 2014 compared to $9.1 million for the year ended December 31, 2013, an increase of $23.8 million. This increase was mainly due to payments on long-term debt of $67.7 million, primarily in connection with the refinancing of our Second Lien Term Loan Facility, partially offset by the net proceeds from the incurrence of long-term debt of $41.8 million. Additionally, repurchases of equity interests were $3.7 million for 2014, compared to $2.3 million for 2013.

        Net cash used in financing activities was $9.1 million for the year ended December 31, 2013 compared to net cash provided by financing activities of $1.4 million for the year ended December 31, 2012, a change of cash outflow of $10.5 million. For the year ended December 31, 2013, payments on long-term debt of $55.3 million under our Second Lien Term Loan Facility and the Term Loan Facility exceeded proceeds from the incurrence of $50.0 million of indebtedness under the Term Loan Facility. Additional financing cash outflows included deferred financing payments of $0.9 million and repurchases of equity interests of $2.3 million.

        For the year ended December 31, 2012, proceeds from the incurrence of $435.6 million of indebtedness exceeded payments on long-term debt of $419.8 million. Financing cash inflows of $6.0 million were generated with proceeds from the sale of equity interests. These cash inflows were offset by outflows for deferred financing payments of $8.9 million, repurchases of equity interests of $7.6 million, and the purchase of our interest rate cap for $1.4 million.

Senior Secured Credit Facilities

        On April 20, 2012, we, our parent, PG Holdco, and certain of our subsidiaries entered into a first lien credit agreement with Barclays Bank PLC, as administrative agent and collateral agent, and the other agents and lenders named therein, for Senior Secured Credit Facilities (as amended through the date of this prospectus, the "Senior Secured Credit Facilities"), consisting of a $400.0 million first lien term loan facility (the "Term Loan Facility") and a $30.0 million senior secured revolving credit facility (the "Revolving Credit Facility"). The Term Loan Facility has a six-year maturity and the Revolving Credit Facility has a five-year maturity.

        All of our obligations under the Senior Secured Credit Facilities are guaranteed by PG Holdco (which will be liquidated in the Distribution) and certain of our subsidiaries (the "Guarantors"). The obligations under our Senior Secured Credit Facilities are secured by substantially all of our and the Guarantors' assets.

        At our option, we may add term loan or revolving credit facilities or increase the commitments under the Term Loan Facility or the Revolving Credit Facility (subject to a $30.0 million maximum commitment under the Revolving Credit Facility), or issue incremental notes in lieu thereof, in an aggregate amount of $75.0 million plus an additional amount subject to certain leverage ratios and so long as certain conditions are met.

        Borrowings under the Senior Secured Credit Facilities bear interest at either:

  •
  in the case of ABR loans, the base rate equal to the greater of (a) the prime rate of Barclays Bank PLC, (b) the federal funds rate plus 1/2 of 1.0%, and (c) the LIBOR rate (which shall be no less than 1.00% per annum) for an interest period of one-month plus 1.00%, plus a margin of (x) in the case of loans under the Term Loan Facility, 2.25% or (y) in the case of loans under our revolving credit facility, (1) 2.75% if our senior secured net leverage ratio is less than or equal to 4.00 to 1.00 or (2) 3.00% if our senior secured net leverage ratio is greater than 4:00 to 1.00; or

  •
  in the case of Eurodollar loans, the LIBOR rate, plus a margin of (a) in the case of loans under the Term Loan Facility, 3.25% or (b) in the case of loans under our revolving credit facility, (1) 3.75% if our senior secured net leverage ratio is less than or equal to 4.00 to 1.00 or (2) 4.00% if our senior secured net leverage ratio is greater than 4.00 to 1.00. We are also required to pay a commitment fee to the lenders under the Revolving Credit Facility at an initial rate of 0.50% of the average daily unutilized commitments thereunder. We must also pay customary letter of credit fees.

        The Senior Secured Credit Facilities require us to make mandatory prepayments, subject to certain exceptions, with: (i) 50% (which percentage will be reduced upon our achievement of certain senior secured net leverage ratios) of our annual excess cash flow; (ii) 100% of the net cash proceeds of all non-ordinary course assets sales or other dispositions of property, subject to certain exceptions and thresholds; and (iii) 100% of the net cash proceeds of any debt incurrence, other than debt permitted to be incurred under the Senior Secured Credit Facilities. We are required to repay the Term Loan Facility portion of the Senior Secured Credit Facilities in quarterly principal installments of $1.1 million, with the balance payable at maturity. We were not required to make an excess cash flow payment for 2014. We were required to make an excess cash flow payment of $11.0 million in 2013.

        The Senior Secured Credit Facilities contain financial maintenance covenants. We are required to maintain at the end of each fiscal quarter the senior secured net leverage ratio (5.00 to 1.00 at December 31, 2014, stepping down to 4.75 to 1.00 at March 31, 2015, 4.50 to 1.00 at December 31, 2015, 4.25 to 1.00 at March 31, 2016 and 4.00 to 1.00 at December 31, 2016 and thereafter) and a minimum interest coverage ratio (3.00 to 1.00 at December 31, 2014 and increasing to 3.25 to 1.00 at March 31, 2015 and thereafter) with respect to such fiscal quarter.

        The Senior Secured Credit Facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability and the ability of our subsidiaries to: (i) incur additional indebtedness; (ii) create liens on assets; (iii) engage in mergers, consolidations or sales of all or substantially all of our assets; (iv) sell assets; (v) pay dividends and distributions or repurchase capital stock; (vi) enter into hedge agreements; (vii) make acquisitions, investments, loans or advances; (viii) repay certain junior indebtedness; (ix) engage in certain transactions with affiliates; (x) amend material agreements governing certain of our junior indebtedness; and (xi) change our lines of business.

Contractual Obligations and Commitments

        Our historical contractual obligations and commitments as of December 31, 2014 are summarized in the table below. The table below does not give effect to the application of the net proceeds from this offering. See "Use of Proceeds."

	2015	2016	2017	2018	2019	Thereafter	Total
Long-term debt(a)	$21,474	$21,341	$21,112	$400,660	$—	$—	$464,587
Capital lease obligations	4,715	3,892	2,126	788	477	40	12,038
Operating lease obligations(b)	2,659	2,575	770	761	647	167	7,579

Total	$28,848	$27,808	$24,008	$402,209	$1,124	$207	$484,204

(a)
Represents the principal amount of our long-term debt and the expected cash payments for interest on our long-term debt based on the interest rates in place and amounts outstanding at December 31, 2014.

(b)
For a more detailed description of our operating leases, see note 9 to our audited consolidated financial statements included elsewhere in this prospectus.

Related Party Transactions

        For a detailed description of our related party transactions, see "Certain Relationships and Related Party Transactions."

Off-Balance Sheet Arrangements

        We do not have any off-balance sheet transactions or interests.

Critical Accounting Policies

        Our management's discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles ("GAAP"). The preparation of these consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses and related disclosures. We evaluate our estimates and assumptions on an ongoing basis. We base our estimates on historical experience, current business factors, and various other assumptions that we believe to be reasonable under the circumstances. Our actual results could differ from these estimates. Changes in estimates and refinements in estimation methodologies are reflected in our reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to our consolidated financial statements. We believe that the assumptions and estimates associated with revenue recognition, software development costs, goodwill and intangible assets and equity-based compensation have the greatest potential impact on our consolidated financial statements. Therefore, we consider these to be our critical accounting policies and estimates. See also note 2 to our consolidated financial statements included elsewhere in this prospectus.

Revenue Recognition

        Revenue relates to services provided typically under annually renewable contracts, primarily from summarizing and benchmarking hospital patient experience surveys and quality improvement services. For annual service contracts, revenue (including mailing services revenue) is recognized on a ratable basis over the life of the contract. The contracts are generally cancelable on short or no notice by the customer without penalty. For most new clients, 50% of the total service contract is billed upon execution, and the remaining 50% is billed at different times during the contract term, depending on the type of contract. For most renewal contracts, 100% of the service contract is billed upon renewal. Any amounts billed in excess of the revenue recognized result in deferred revenue. We recognize revenue for services that have been earned but not billed. These unbilled amounts are recorded in other receivables on our consolidated balance sheets.

Property and Equipment

        Property and equipment consists of leasehold improvements, furniture, fixtures, equipment and capitalized internal software development costs. Property and equipment is stated at cost, less accumulated depreciation and amortization. Plant and equipment under capital leases are stated at the present value of minimum lease payments.

        Computer software development costs that are incurred in the preliminary project stage are expensed as incurred. During the development stage, direct consulting costs and payroll and payroll-related costs for employees that are directly associated with each project are capitalized and amortized over the estimated useful life of the software once placed into operation. Replacements and major improvements are capitalized, while maintenance and repairs are charged to expense as incurred.

        Depreciation is computed on a straight-line basis over the estimated useful lives of the respective assets. Amortization of leasehold improvements is computed on a straight-line basis over the shorter of the lease term or estimated useful life of the asset and is included in depreciation expense. The useful lives of property and equipment are as follows:

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  Computer equipment and software 3 years;

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  Furniture and fixtures 5-7 years;

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  Leasehold improvements shorter of lease term or useful life; and

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  Office equipment 5-7 years.

Goodwill and Intangible Assets

        Goodwill represents the excess of costs over fair value of net assets of businesses acquired. Goodwill and intangible assets acquired in connection with business combinations and determined to have indefinite lives are not amortized, but are instead tested for impairment at least annually.

        We evaluate goodwill first using a qualitative assessment to determine whether it is more likely than not that the fair value of its reporting unit is less than its carrying amount. If the fair value of the reporting unit may be less than its carrying amount, we evaluate goodwill using a two-step impairment test; otherwise, we conclude that no impairment is indicated and we do not perform the two-step impairment test. If the qualitative assessment concludes that the two-step impairment test is necessary, we first compare the book value of the reporting unit, including goodwill, with its fair value. The fair value is estimated based on a market approach and a discounted cash flow analysis, also known as the income approach, and is reconciled back to the estimated equity value for us to ensure that the implied control premium is reasonable. If the book value of a reporting unit exceeds its fair value, we perform the second step to estimate an implied fair value of the reporting unit's goodwill by allocating the fair value of the reporting unit to all of the assets and liabilities other than goodwill (including any unrecognized intangible assets). The difference between the total fair value of the reporting unit and the fair value of all the assets and liabilities other than goodwill is the implied fair value of that goodwill. The amount of impairment loss is equal to the excess of the book value of the goodwill over the implied fair value of that goodwill.

        We evaluate indefinite-lived intangible assets using a qualitative assessment to determine whether it is more likely than not that the fair value of the indefinite-lived intangible asset is less than its carrying amount. If the fair value may be less than its carrying amount, the fair value of the intangible asset is estimated and compared to its carrying value to determine if impairment exists. Otherwise, no impairment is indicated and we do not perform the quantitative test. When the qualitative assessment is not utilized and a quantitative test is performed, we estimate the fair value of these intangible assets using the relief-from-royalty method, which requires assumptions related to royalty rates that the owner would otherwise be willing to pay to use the asset, as well as projected revenues from our long-range plan. Intangible assets with estimable useful lives are amortized over their respective estimated useful lives and reviewed for impairment when impairment indicators are present.

Equity-Based Compensation

        PG Holdco, our parent, adopted an equity-based compensation plan, or the Plan, which authorizes the granting of various equity awards of preferred units, Class A common units, Class A-1 common units, Class B common units and Class C common units of PG Holdco to our employees and directors. The fair value of the awards of PG Holdco is reflected as expense on our accounts because the recipients are our employees. On an annual basis, we determine the fair value of each class of our PG Holdco's equity units using an enterprise value allocation methodology. In order to determine the enterprise value, we use a variety of widely accepted valuation techniques which consider a number of factors such as our financial performance, the values of comparable companies and the lack of marketability of PG Holdco's equity instruments. Significant assumptions include the expected term in which the units will be realized; a risk-free interest rate equal to the U.S. federal treasury bond rate consistent with the term assumption; expected dividend yield, for which there is none; and expected volatility based on the historical data of equity instruments of comparable companies. We classify immature awards as liabilities due to PG Holdco's right to repurchase the awards from the employee and PG Holdco's history of exercising such rights. We fund PG Holdco's repurchase obligations as PG Holdco is dependent upon us to meet its obligations. PG Holdco's repurchase right permits an employee to avoid the risks and rewards normally associated with equity ownership. We record compensation expense as units vest based upon the fair value of the respective award and adjust the accumulated immature awards to fair value in cost of revenue and general and administrative expenses in the consolidated statement of operations.

        Certain of the Class A common units and all of the Class C common units contain performance vesting conditions related to a change in control of us and related to PG Holdco's primary investor achieving a specified internal rate of return on its investment in us. We regularly assess the probability of these events occurring. At the time these events are determined to be probable, compensation expense will then be recognized in its entirety. As of December 31, 2014, there has been no expense recorded for such Class A common units or Class C common units.

        See also notes 2 and 11 to our audited consolidated financial statements included elsewhere in this prospectus. For additional information regarding the treatment of outstanding units in PG Holdco in connection with this offering and the Distribution, see "Executive and Director Compensation—Effect of the Distribution and this Offering."

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

        We are subject to interest rate risk in connection with our long-term indebtedness. Our principal interest rate exposure relates to loans outstanding under our Revolving Credit Facility and Term Loan Facility. All outstanding indebtedness under the Revolving Credit Facility and Term Loan Facility bears interest at a variable rate based on LIBOR. Each quarter point change in interest rates on such indebtedness under our Term Loan Facility would result in a change of $1.0 million to our interest expense on an annual basis, based on our outstanding balance of $408.5 million at December 31, 2014, without giving effect to the interest rate cap agreement discussed below. There were no borrowings under the Revolving Credit Facility at December 31, 2014, 2013 or 2012. Assuming the $29.9 million of current borrowing capacity were drawn under the Revolving Credit Facility, a hypothetical quarter point change in interest rates on such variable rate debt would change our annual interest expense by $0.1 million, without giving effect to the interest rate cap agreement discussed below.

        To reduce the interest rate exposure related to our variable debt, we entered into an interest rate cap in a notional amount of $400.0 million effective May 9, 2012 and ending June 30, 2015. Under the terms of the cap, if LIBOR exceeds 1.5%, we receive from the counterparty a quarterly payment equal to the difference between LIBOR and 1.5%, multiplied by the notional amount.

Inflation Risk

        We do not believe that inflation has had a material effect on our business, financial condition or results of operations. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

JOBS Act

        We qualify as an "emerging growth company" pursuant to the provisions of the JOBS Act. For as long as we are an "emerging growth company," we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies," including:

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  being permitted to present only two years of audited financial statements and only two years of related information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" in this prospectus;

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  not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

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  not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor's report providing additional information about the audit and the financial statements;

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  reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

        We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of those or other reduced disclosure and reporting requirements in future filings. In particular, we have not included all of the executive compensation related information that would be required if we were not an emerging growth company. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

        In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have irrevocably elected not to avail ourselves of this exemption and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies.

        We could remain an "emerging growth company" until as late as December 31, 2020. See "Prospectus Summary—Implications of Being an Emerging Growth Company."

Recent Accounting Pronouncements

        In August 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU 2014-15"), "Presentation of Financial Statements—Going Concern (Subtopic 205-40)." ASU 2014-15 requires management to assess an entity's ability to continue as a going concern by incorporating and expanding upon certain principles that are currently reflected in U.S. auditing standards. It requires an assessment for a period of one year after the date that the financial statements are issued. Further, based on certain conditions and circumstances, additional disclosures may be required. ASU 2014-15 is effective beginning with the first annual period ending after December 15, 2016, and for all annual and interim periods thereafter. Early application is permitted. We do not expect ASU 2014-15 to have an impact on our consolidated financial statements or related disclosures.

        In May 2014, the FASB issued Accounting Standards Update No. 2014-09 ("ASU 2014-09"), "Revenue from Contracts with Customers (Topic 606)." ASU 2014-09 requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 will replace most existing revenue recognition guidance under GAAP when it becomes effective. The updated accounting guidance is effective for annual and interim reporting periods in fiscal years beginning after December 15, 2016. Early adoption is not permitted. An entity may choose to adopt ASU 2014-09 either retrospectively or through a cumulative effect adjustment as of the start of the first period for which it applies the standard. We are currently in the process of evaluating the impact that this new guidance will have on our consolidated financial statements and our method of adoption.

BUSINESS

Company Overview

        Press Ganey is a leading provider of patient experience measurement, performance analytics and strategic advisory solutions for healthcare organizations across the continuum of care. Our mission is to help healthcare organizations reduce patient suffering and improve clinical quality, safety and the patient experience. We provide our clients with innovative, technology-based solutions that capture the perspectives of patients, physicians, nurses and other healthcare employees which enable our clients to benchmark, analyze and improve the patient's care experience. We support clients in achieving the "Triple Aim" of improving the patient experience, managing their population's health and controlling costs through improved patient engagement and experience of care. We believe we offer a powerful value proposition to the healthcare industry, as we help drive transformational change through greater performance transparency, better care coordination and sustainable performance improvements.

        With nearly 30 years of experience, Press Ganey is recognized as a pioneer and thought leader in the approximately $3.7 billion U.S. market for patient experience measurement and performance improvement solutions. We believe clients value our solutions because of our scientific rigor in capturing and analyzing the patient experience, as well as our ability to interpret data and create actionable insights that positively impact the clinical, safety, operational and financial performance of healthcare organizations. We combine proprietary information with advanced analytics and a flexible software delivery interface to present targeted findings and predictive insights for improving patient care and outcomes. Our solutions identify key causes of variability in performance and correlate these to best practices observed across a wide population of providers. We utilize data on a secure, client-specific basis, as well as on an aggregated, de-identified basis, to enable our clients to understand their own performance with a high degree of specificity and to benchmark their performance against other providers and industry best practices. We believe our clients view us as a trusted partner that shares their commitment to reducing patient suffering through continuous, patient-centric performance improvement.

        Our clients are represented across the continuum of care and include hospitals, medical practices and other healthcare providers. As of January 1, 2015, we served more than 22,000 healthcare facilities, including 62% of acute care hospitals in the United States, 81% of acute care hospitals in the United States with more than 100 beds and 73% of medical practices in the United States with more than 50 physicians. We have strong and long-standing relationships with distinguished healthcare providers, including 89% of major teaching hospitals in the United States, and our the average duration of relationships with our hospital clients is approximately eight years. From 2012 to 2014, our average annual revenue retention rate was approximately 94%, which we believe is indicative of strong client satisfaction with our solutions and the nature of our long-term strategic client relationships. With our continued focus on innovation and thought leadership, we believe we have a significant opportunity to both expand our engagements within our existing client base and to increase the total number of healthcare organizations we serve.

        Healthcare providers increasingly recognize that patient-centric strategies can improve their performance from a clinical, safety, operational, financial and branding perspective. Our clients often cite moving their organization to a "patient-centric culture" as a top priority. We believe that we are well-positioned to benefit from our clients' shift in strategic focus, which is a function of numerous trends in the healthcare industry, including:

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  Continued growth in U.S. healthcare spending;

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  The shift to value-based payment models;

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  Increased focus on population health to minimize costly interventions by promoting community well-being;

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  Increased consumerism, including demands for quality and price transparency; and

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  Expanding regulatory requirements focused on value-based reimbursement.

        Our solutions focus on providing our clients with technology-based solutions to support the transition toward patient-centric care. Through our focus on the patient experience, we assist our clients in their effort to improve care coordination, adopt performance transparency, build and enhance their brand position and, ultimately, reduce patient suffering. In 2013, we introduced a method of technology-based data aggregation, which we refer to as Census-Based Surveying, to allow our clients to more efficiently capture the voice of every patient. This method expands on traditional data collection methods through electronic means and organizes the data within our proprietary platform. Offering convenience and flexibility to patients as well as a common data structure for analysis, this innovative approach has resulted in significantly greater data collection and more detailed, reliable insights, thereby accelerating related performance improvement cycles. In addition, more comprehensive data has enabled healthcare providers to increase transparency, offering relevant, statistically valid performance information online directly to consumers.

        Our history of delivering value to our clients underlies our to strong financial performance. In 2014, we generated revenue of $281.6 million, Adjusted EBITDA of $102.6 million and net income of $15.6 million. We have demonstrated our ability to consistently invest in our business to expand our relationships and deliver innovative solutions, driven in part through targeted acquisitions and capital investments. For a reconciliation of Adjusted EBITDA to net income (loss), see "Prospectus Summary—Summary Consolidated Financial Data."

Industry Overview

        We operate in the large and growing healthcare industry, which is under increasing pressure to lower costs while concurrently improving care quality, safety and the patient experience. The current market for patient experience measurement and performance improvement solutions is approximately $3.7 billion and is projected to grow to approximately $6.0 billion by 2018. We believe the market for our solutions will increase due to the projected growth in U.S. healthcare spending, a shift to value-based care and population health management, the rise of consumerism in healthcare and expanding government regulations.

Projected Growth in U.S. Healthcare Spending

        Healthcare spending represents a significant and growing portion of the U.S. gross domestic product, or GDP. According to National Health Expenditures data reported by CMS, the United States spent $2.9 trillion on healthcare in 2013, accounting for nearly 18% of GDP. Healthcare spending growth is expected to continue to outpace the rest of the U.S. economy. According to CMS, the projected average annual growth of healthcare spending from 2013 through 2023 is 5.7%, which is greater than the expected average annual GDP growth over the same period. By 2023, overall U.S. healthcare spending is expected to reach $5.1 trillion. The majority of healthcare spending passes through hospitals and physician practices. Of the $2.9 trillion spent in 2013, $936.9 billion went to hospital care and $586.7 billion went to physicians and clinical services.

        Multiple factors contribute to the high and rising healthcare costs in the United States, including:

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  An aging senior population and higher life expectancy;

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  Increased access to healthcare through the Affordable Care Act;

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  Advances in medical technology;

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  A care coordination crisis within a complex healthcare system; and

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  Legacy fee-for-service payment systems that reward volume over value.

Shift to Value-Based Healthcare

        We believe the current fee-for-service healthcare payment model has contributed to the significant growth in U.S. healthcare spending. Under the current system, providers are reimbursed based on volume of services provided, and end-users are shielded from the cost of care through health insurance and government healthcare programs such as Medicaid and Medicare. In response, commercial and government payors, as well as healthcare providers, are shifting away from this inefficient model and towards value-based models of care delivery and reimbursement.

        The transition away from the traditional fee-for-service payment model to a value-based care delivery model is occurring across the United States. In January 2015, the U.S. government outlined a plan to transition 50% of Medicare fee-for-service payment models to alternate payment models focused on quality and value by 2018. We believe that better understanding of the patients' needs and preferences, as well as a greater focus on treating patients like consumers, will be key to a successful transition for healthcare providers.

        Finally, with the emergence of new payment models, quality measures and readmission penalties, there is an increased need for both payors and providers to successfully manage the health of their patient populations by engaging patients more actively in prevention and care management than ever before. The main goal of population health management is prevention, which is a stark change from typical care delivery in the United States, which focuses on the treatment of illness in high-acuity, expensive settings, such as an emergency room. While population health management focuses partly on high-risk patients who generate the majority of health costs, it seeks to systematically promote wellness and actively manage chronic conditions. To achieve and sustain cost reduction and encourage proper utilization, providers will also need to engage patients in shared decision making. In order to design a more patient-centric system that encourages patient engagement, providers will need to develop new frameworks in which every patient is given a voice in their care. Sustainability of these new frameworks will require operational integration and advanced analytics that will drive targeted, day-to-day improvements.

Rise of Consumerism in Healthcare

        Today, consumers are being challenged to make better-informed healthcare decisions and healthier lifestyle choices as they increasingly bear more personal financial responsibility for their healthcare costs under increasingly restricted networks and high-deductible health plans. We believe this shift in financial responsibility has made direct consumer spending the fastest-growing segment of healthcare costs in the United States.

        As consumers shoulder more financial responsibility for their care, they also gain the benefit of having more control over their healthcare purchasing decisions. In this context, the availability and reliability of cost and quality information has become increasingly important. Historically, objective data were difficult to find, or not available, and individuals would rely on incomplete information from sources such as family, friends, insurance networks and referrals from doctors to make healthcare decisions. Today, consumers can access and obtain standardized, detailed cost, quality, and outcome metrics associated with specific providers, procedures and medications. To retain existing patients and grow market share, providers will need to collect, display and improve these metrics. In addition, more comprehensive data have enabled healthcare providers to engage in reputation management through transparency, helping them control the online dialog with scientifically rigorous, performance data. The shift to a more informed and engaged consumer is resulting in new challenges and opportunities for healthcare organizations and is driving demand for patient experience measurement and performance improvement solutions, such as ours.

Expanding Government Regulations

        Numerous government regulations have been implemented over the past several years that have increased the relevance and importance of patient experience measurement and performance improvement solutions. The Affordable Care Act is and will continue to be a catalyst for significant transformation toward more patient-centric, value-driven care across the U.S. healthcare industry.

        The Affordable Care Act expanded healthcare coverage for the uninsured and also introduced a wide variety of reforms to the Medicare payment system that encourage a movement from fee-for-service to value-based, patient-centric care. With the passage of the Affordable Care Act, most healthcare providers are required, or will be required in the future, to participate in Consumer Assessment of Healthcare Providers and Systems, or CAHPS, programs. CAHPS programs were developed by CMS and produced the first nationally standardized instruments for collecting and reporting patients' perspectives of care to enable comparisons within care settings such as hospitals, home health, physician practices and dialysis providers.

        Hospital participation in the hospital CAHPS, or HCAHPS, program has been mandatory for all hospitals subject to the Inpatient Prospective Payment System, or IPPS, since July 2007, and hospitals risk losing a percentage of their annual payment update, or APU, if they fail to report CAHPS data for any calendar quarter. Similar reporting mandates are in place for accountable care organizations (ACO CAHPS), medical groups (CG CAHPS) and home health (HH CAHPS), and are in the preliminary voluntary reporting phase for pediatrics (Child HCAHPS), emergency department (ED CAHPS), hospice (Hospice CAHPS), in-center hemodialysis (ICH CAHPS) and outpatient surgery (OS CAHPS).

        Beginning in 2013, under the Hospital Value-Based Purchasing program, Medicare began withholding 1% of Medicare payments to hospitals, a figure which will increase to 2% by 2017. This pool of withheld funding is then re-allocated to hospitals based on their performance relative to other hospitals on patient experience and clinical quality measures, among other metrics. Commercial payors are also implementing programs similar to regulatory value-based payment models.

        We believe these reforms represent a significant shift in the healthcare marketplace. Providers have an incentive to reduce the costs of care, focus on preventative medicine and better engage consumers.

Our Strengths

        Established position of industry leadership.    For nearly 30 years, we have partnered with healthcare organizations to improve the patient experience and drive better clinical, safety, operational and financial outcomes. As of January 1, 2015, we served more than 22,000 healthcare facilities across the continuum of care, representing 62% of acute care hospitals in the United States, 81% of acute care hospitals in the United States with more than 100 beds, 89% of major teaching hospitals in the United States and 73% of medical practices in the United States with more than 50 physicians. Through scientific and clinical rigor, we believe we have developed a reputation as an authority on patient-centric care, and we are recognized for our thought leadership and innovation. We are credited with:

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  Leadership in the patient experience movement by refocusing care on the "noble cause of reducing patient suffering";

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  Advancing the performance transparency movement and increasing patient engagement and physician accountability;

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  Introducing the Compassionate Connected Care model that aims to transform the healthcare system through a new suite of reporting and consulting services designed to measure and reduce patient suffering; and

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  Founding The Institute for Innovation, a non-profit organization established in 2013, to further advance the patient experience and to act as an incubator for forward-thinking industry solutions.

        Our thought leadership efforts provide opportunities for an ongoing dialogue with healthcare providers at the executive level and with other key stakeholders in healthcare organizations.

        Comprehensive suite of integrated solutions that drives measurable value.    We offer a suite of solutions that integrates the experiences of patients, physicians, nurses and employees to pinpoint opportunities to reduce patient suffering, drive engagement and improve performance. We analyze data to identify actionable insights that promote care coordination and communication, and simultaneously improve care quality, safety and financial outcomes for our clients. Our solutions are complementary, providing additional clinical, safety, operational and financial value when used as a full suite. Our proprietary reporting methodologies enable clients to understand the full patient care experience with a high degree of specificity and to contextualize it across specialty or healthcare settings. We believe that dashboard views of our data sets, which are supported by business intelligence tools present the information in an optimal way to assist our clients in understanding and applying the insights to effect positive change. Our advisors interpret findings, create actionable plans and evaluate progress with our clients' executives and managers to continually assess improvement goals and opportunities. A team of our professional consultants facilitates change through discrete engagements that assess current care delivery processes and design and help implement improvement plans.

        Detailed, actionable insights through advanced analytics.    The foundation of our offering is an information asset and technology platform that offers timely, secure information to our clients in an easily accessible format that is focused on driving targeted action plans to continuously improve the quality of care. Our solutions identify key causes of variability in performance, and correlate these to best practices observed across a wide population of providers. We utilize data on a secure, client-specific basis, as well as on an aggregated, de-identified basis, to enable our clients to understand their own performance with a high degree of specificity and to benchmark their performance against other providers and industry best practices. We invest significant resources in data scientists, who identify common variables in the process of care and outcomes for our clients, and deliver these insights through an intuitive, decision-oriented framework designed to promote action and improvement. We believe our advanced analytics enable our clients to better understand their patient experience data and address current and potential future deficiencies in care.

        Large, continuously expanding information asset.    We believe our patient experience database is one of the largest and most comprehensive of its kind. With nearly 30 years in the industry and approximately 19 million patient experiences captured in 2014, we believe that our information asset is difficult to replicate and offers a competitive advantage. Our continued investments in technology-based solutions, such as our Census-Based Surveying, provide our clients with the ability to significantly increase their insight into the experiences of patients, physicians, nurses and employees. We utilize multiple forms of data collection, including electronic mail and phone, in order to expand our information asset. In 2014, we distributed over 105 million surveys, including 33 million electronically and 72 million by mail. We believe our extensive information asset deepens our understanding of the patient experience and engagement movement and enhances the statistical significance, benchmarking opportunities and value of our insights.

        Highly recurring revenue model with inherent scalability and operating leverage.    We believe we have an attractive business model due to the recurring nature of our revenue, scalability of our solutions and operating leverage. Our average annual revenue retention rate from 2012 to 2014 was approximately 94% and our average client revenue retention rate from 2012 to 2014 was approximately 97%, which we believe reflects strong client satisfaction with our solutions. Our information asset and technology platform can be utilized to support new products, and our business model has operating leverage with greater profitability on incremental revenue. Historically, we have invested a portion of our free cash flow in our product suite, which has enabled us to maintain a competitive advantage while continuing to deliver greater value.

        Experienced management team with a track record of performance.    Our senior management team has extensive experience in the healthcare industry and a deep understanding of the patient experience and performance improvement market. In addition, our senior management team has a proven track record of successful strategic acquisitions. In the past five years, we have successfully acquired and integrated eight businesses to support our growth, further enhancing our comprehensive suite of solutions and expanding our market leadership position. With our talented management team, we believe we are well-positioned for long-term growth.

Our Business Strategy

        In order to maintain and grow our leading industry position, we are pursuing the following business strategies to reduce suffering and improve care coordination:

        Empower healthcare providers to improve the patient experience.    We are a mission-driven organization that focuses on reducing suffering and improving the experiences of patients. We partner with our clients, including hospitals, medical practices and other healthcare providers across the continuum of care, to deliver insights that are tailored to each client's specific needs. We plan to continue our relationships with healthcare providers that share our mission of reducing patient suffering and improving the patient experience. Through our thought leadership initiatives, we aim to advance the industry conversation and offer exclusive previews of our insights and access to resources to our clients. Through our conferences, symposia and roundtable events, we plan to continue to create a forum for our clients to explore solutions to the industry's challenges and to share best practices.

        Drive value through thought leadership and product innovation.    We help our clients anticipate and respond to industry trends, such as increased consumerism, the demand for performance transparency and the shift to value-based payment models. Our thought leadership helps us identify commercial opportunities for new products that allow clients to improve care coordination and clinical, safety, operational and financial performance. We intend to continue to invest in technology and human capital in order to increase the quality, accuracy and timeliness of our offerings. In 2013 and 2014, the introduction of Census-Based Surveying and the insights provided by this advanced method of technology-based data aggregation enabled us to introduce several new products and market concepts that are being prepared for market introduction in 2015 and 2016. These concepts include:

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  Compassionate Connected Care.  We have developed a new suite of reporting and consulting services designed to measure and reduce patient suffering. Our proprietary C3 technology platform leverages existing data to present improvement opportunities in patient-centered terms that resonate with clinicians in their mission to reduce suffering. As part of the program, we will offer consulting services as well as training to help clients adopt more patient-centric behaviors.

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  Provider Transparency.  The rise of consumerism and the emergence of web-based provider reviews have resulted in the need for healthcare providers to engage in their own brand management. We expect to enable clients to manage their own market reputation by helping them control the online dialogue through the presentation of statistically valid and informative performance data.

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  Epidemic of Empathy.  We believe physician engagement, alignment and patient-centric care are determining factors in patient loyalty in an increasingly competitive environment. By defining improvement opportunities as seen through the eyes of the patient, we encourage more engaged, empathic behavior. Our expanded physician-to-physician consulting services are intended to support behavioral, operational and cultural changes within an organization.

        Expand our existing client relationships.    We believe we have a significant opportunity to expand our relationships with our existing clients by continuing to demonstrate the value of our suite of solutions in delivering improved clinical, safety, operational and financial outcomes. While we hold a 62% market share in the United States in the acute care hospital setting as of January 1, 2015, only 44% of our existing hospital clients utilized more than one of our solutions, which we believe represents a significant growth opportunity. We will continue to focus on building strategic relationships with our clients' senior executives as well as direct program managers, which we believe is a key strategy in maintaining and improving our high client and revenue retention rates. With a focus on technology-based innovation, we will seek to expand our solutions and to increase both the sophistication of our analytics and the ease of use for our clients. Through these initiatives, we plan to offer intuitive, actionable strategies to our clients to help increase their clinical, safety, operational and financial performance. We intend to increase engagement with existing clients facing expanded CAHPS regulatory requirements and to enhance our clients' understanding of the complete patient experience.

        Attract new clients and expand our patient experience database to maximize insight.    We intend to add new client relationships, thereby enhancing the depth and accuracy of our information asset and expanding our insights across the continuum of healthcare providers. With the benefit of what we believe is a strong value proposition and related brand equity, we intend to increase our client base through targeted expansion strategies focusing on the hospitals, medical practices and other healthcare providers. We also plan to expand into market segments that are in the process of implementing or preparing for CAHPS programs. In 2013 and 2014, we focused on expanding our market share of medical practices with more than 50 physicians. We intend to replicate this growth strategy in additional segments of healthcare organizations where we believe we can make a targeted, positive impact.

        Support advanced strategic transformation with professional services.    We offer a variety of professional services to assist and enable clients to maximize their transition to a patient-centric care model. Our data scientists support clients with targeted analytics and provide interpretation of the patient experience data, and our advisors assist in the development of detailed action plans that align with our clients' long-term strategies. Through our consulting team, we assist clients with the design and implementation of advanced patient-centric care strategies. We offer learning solutions that enable our clients to manage human capital development and to train their professionals for maximum improvement in clinical outcomes, safety and efficiency.

        Expand our capabilities through strategic acquisitions and partnerships.    We have a strong track record of identifying, acquiring and integrating high-quality technology and service providers that complement and enhance the value of our existing offerings. We target companies that provide a natural extension of our solutions and are culturally aligned with our mission. We will seek to acquire businesses that strengthen our capabilities, particularly where specific insights can be translated into our analytics platform to provide a more scalable solution and where technologies increase the flexibility of our data set or the ease of use for our clients. Over the past five years, we have successfully acquired and integrated eight companies, which we believe has significantly increased our value proposition to our collective client base. We may also seek strategic partnerships that allow us to pursue new opportunities with greater flexibility and lower capital at risk while also providing us with access to new technologies, services and solutions.

Our Solutions

        Our solutions enable healthcare providers across the continuum of care to identify opportunities to reduce patient suffering and improve their clinical, safety, operational and financial performance. Through our offerings, we provide insights based on patient, physician, nurse and employee feedback, as well as other clinical data. Through innovative technology-based solutions, we offer advanced analytics tools which our clients use to understand the data and prioritize opportunities. Our solutions help interpret the data and drive continuous improvement initiatives, which are promoted across client organizations through our educational capabilities.

        Our unique approach enables clients to measure and understand the patient's entire experience of care. Our solutions complement each other and provide optimal value when delivered together. Our comprehensive suite of solutions includes:

Press Ganey Solutions

Patient Experience Solutions	Clinical and Quality Solutions	Consulting Services
• Patient experience insights • Physician, nurse and employee alignment and engagement	• Nursing quality indicators • Patient reported outcome measures • Core measures	• Patient experience improvement • Process flow • Advanced analytics and insights

Patient Experience Solutions

        We measure and analyze data collected directly from patients and caregivers. We provide analytics and insights that enable our healthcare clients to understand their data and to improve the patient experience.

        Patient Experience Insights.    In 2014, we measured approximately 19 million patient experiences through paper, phone, mobile and other electronic modes, including approximately 5 million through our online proprietary platform. Each piece of data collected is stored in our data warehouse and client data can be viewed through our proprietary reporting platform and compared against timely benchmark data.

        Recently, we introduced the concept of "giving every patient a voice" through our Census-Based Surveying program, which allows clients to efficiently capture the voice of every patient. This method expands on traditional data collection methods of mail or phone by using electronic means to significantly increase the amount of data collected. This innovative approach has resulted in more detailed and reliable insights, thereby accelerating related performance improvement cycles. In addition, more comprehensive data has encouraged healthcare providers to increase transparency and offer relevant, statistically valid performance information directly to consumers. Medical practice clients participating for at least two quarters in our Census-Based Surveying program have on average reported an 80% increase in the amount of data collected and observed and an increase from 39% to 48% in patient experience peer performance scores.

        Many of our clients use their patient experience data to participate in regulatory and pay for performance initiatives such as the CAHPS programs. We actively help our clients prepare for and satisfy reporting requirements under these types of programs. A number of key programs we support include ACO CAHPS, CG CAHPS, Child HCAHPS, ED CAHPS, HCAHPS, HH CAHPS, Hospice CAHPS, ICH CAHPS and OS CAHPS. We strive to help our clients meet their regulatory requirements while simultaneously delivering our clients a more complete picture of the patient experience for overall improvement initiatives.

        Physician, Nurse and Employee Alignment and Engagement.    Our alignment and engagement solutions measure physician, nurse and employee experiences during the care process. This measurement assesses the key drivers of engagement by measuring perceptions of the healthcare organization's performance, perceptions of its leadership and performance of key departments and staff. Our alignment and engagement solutions are powered by an intuitive, web-based results delivery system that integrates the voices of physicians, nurses and employees. By capturing caregiver feedback across care settings and pairing it with our patient insights, our solutions enable organizations to achieve greater accountability and create a patient-centric culture.

        Many providers have found that our patient experience solutions are powerful tools for improving clinical performance as well as operational and financial performance. Patients provide a critical viewpoint into the organization's operations that can identify readmission drivers, efficiency bottlenecks, staffing issues, and process failures. Our data consistently show a statistically significant correlation between patient experience and quality and cost metrics. For example, as shown in the figure below, top performing hospitals in terms of patient experience, as measured by HCAHPS scores, have a direct correlation with CMS spending on hospital readmissions (quality metric) and with hospital net margins (cost metric).

Source: Based on MSPB (Medicare Spending per Beneficiary) 2012, HCAHPS

Note: Hospital Compare 2012 and Billian's 2012 data, N=2,655.

        In addition, our data have shown that higher patient experience reliability score rankings, which is a ranking that represents the percentage of patients that provide the highest rating to every question, are linked to shorter average length of stay for a patient, which is an indicator of better clinical and financial performance.

        As part of our patient experience solutions, our clients are provided advanced analytics and insights that compile and analyze the results of our patient experience data on our online proprietary platform in a transparent and efficient manner, including timely display of patient and caregiver feedback. Our data scientists and analytics staff identify common variables in the process of care and outcomes for our clients, and deliver these insights through an intuitive, decision-oriented framework designed to promote action and improvement by healthcare organizations.

        The breadth of our data and online analytics platform allows us to provide industry benchmark comparisons based on client-defined segments, such as geographic, community or other custom peer groups. We believe that dashboard views of our data, supported by business intelligence tools, present the information in an optimal way to assist our clients in understanding and applying the insights to deliver sustainable improvement.

        Our physician, nurse and employee alignment and engagement reporting platform provides meaningful insights, including engagement scores, strengths and concerns, key drivers, and domain scores for leadership, organization, department and staff. Our reporting platform integrates data from patient experience and caregiver engagement results to deliver deeper insights. Our findings enable our clients to focus on human capital initiatives, prioritize systemic change, implement work unit interventions and align employees around patient experience goals and business strategies. As a result, our clients have the tools to understand where and how to drive change within their organization's culture to engage employees and retain key talent.

        The figure below provides an illustrative dashboard performance scorecard with client-defined segments and benchmarks:

        In addition, as part of our patient experience solutions, our clients are supported by advisory services from healthcare professionals who interpret patient experience results and construct continuous improvement plans that identify priorities and help drive continuous improvement. Our advisors assist with the implementation of key initiatives and work with the client to ensure progress through quarterly executive business reviews in which organizational improvement goals are evaluated, performance is assessed and market updates are shared. Our employee engagement advisors have expertise in developing engaged workforces, prioritizing systemic changes and aligning physicians with improvement strategies. We offer educational solutions to our clients that include courseware, conferences and the sharing of best practices.

Clinical and Quality Solutions

        We offer clinical and quality solutions to understand patient reported outcome measures, or PROMs, nursing quality measures and clinical outcomes data. These solutions, supported by clinicians and quality experts, enable collaborative decision-making across a health system or organization to achieve performance improvement.

        Nursing Quality Indicators.    Our National Database of Nursing Quality Indicators, or NDNQI, program collects nursing-sensitive quality indicators, enabling action-planning and intervention for clients that need to improve their quality indicator scores. NDNQI helps hospitals achieve the highest levels of nursing performance by tracking progress and meeting data requirements for the Magnet Recognition Program, developed by the American Nurses Credentialing Center, that recognizes healthcare organizations for quality patient care, nursing excellence and innovations in professional nursing practice. As of January 1, 2015, we had more than 1,870 U.S. hospitals and 68% of Magnet-recognized facilities participating in our NDNQI program.

        Patient Reported Outcome Measures.    We capture information on the impact of medical care on the functional status and quality of life of a patient in a consistent manner over various periods of time. The data is analyzed, scored and used in clinical decision making. Our PROMs solution engages patients in their care setting and provides a more complete picture of patient experience. Demand for PROMs is a growing field of interest in the healthcare industry.

        Core Measures.    Our solution is a software data collection tool which enables providers to track and submit data on core measures. Implemented by CMS in 2003, core measures track a variety of evidence-based, scientifically-researched standards of care which have been shown to result in improved clinical outcomes for patients. Core measures data submission and scores impact reimbursement through valued-based payment models. Clients are teamed with dedicated clinical performance advisors with a deep understanding in performance measurement and the complexities and nuances of the national and other value based reporting programs. Our core measures solution delivers reliable and timely reporting with comprehensive data collection, concurrent abstraction, reporting and analysis and support from quality experts.

Consulting Services

        We offer a broad range of customized consulting services, including solutions for overcoming cultural barriers, implementing purposeful physician, nurse and leadership rounding programs, evaluating and modifying work flow and creating targeted communication programs. Our consultants help organizations design, implement and sustain comprehensive patient experience strategies that aim to reduce patient suffering, engage key stakeholders and build compassionate connected care systems. Our approach brings together expertise focused on organizational culture and operational efficiency—all driven by our data and analytics capabilities.

Thought Leadership Initiatives

        With nearly 30 years of experience, our brand is recognized in the industry for thought leadership and innovation. We believe our thought leadership insights support our clients in achieving the "Triple Aim" of improving the patient experience, managing their population's health and controlling costs through improved patient-centric care. Our thought leadership forums include national and regional conferences, publications, white papers, speaking engagements, quarterly roundtables, blogs and newsletters in key trade publications and are integrated at various levels into our patient experience, engagement and improvement solutions. In addition, our management team frequently meets with C-suite executives to discuss our solutions and our mission to reduce patient suffering. The cornerstone event of the year is our National Client and Executive Leadership Conference, or NCC, a three day conference that drew over 2,500 participants in 2014, including over 300 C-suite executives. With over 70 continuing education-accredited sessions, the NCC provides both educational and networking opportunities, as clients convene to discuss the future of the healthcare industry, learn best practices and connect with our healthcare professionals.

        Our five annual regional symposia, which historically have drawn over 1,000 attendees in total, constitute another leading forum for clients to collaborate with peers and explore the path to improving the patient experience. The regional symposia provide attendees with insights and innovative strategies for creating a patient-centric organization.

        In 2013, in an effort to further advance the study and understanding of the patient experience and support our mission to reduce patient suffering, we launched the Institute for Innovation, a non-profit organization. Today, the founding executive council of the Institute for Innovation is comprised of 29 leading healthcare organizations from around the United States, with broad representation from a number of disciplines within the healthcare industry. The Institute for Innovation is investing in research to advance the healthcare industry's understanding of the patient experience and the improvement of patient care from both the patient and healthcare provider perspective. All research results are published to help drive improvement in the healthcare industry.

Clients

        We have strong and long-standing relationships with our clients. We provide our patient experience services to our clients under contracts that typically have terms of one year or more. Our average annual revenue retention rate from 2012 to 2014 was approximately 94% and our average client revenue retention rate from 2012 to 2014 was approximately 97%, which we believe reflects strong client satisfaction with our solutions. We believe our clients view us as a trusted partner that shares their commitment to reducing patient suffering through continuous, patient-centric performance improvement.

        Our clients are represented across the continuum of care and include hospitals, medical practices and other healthcare providers. As of January 1, 2015, we served more than 22,000 healthcare facilities, including 62% of acute care hospitals in the United States, 81% of acute care hospitals in the United States with more than 100 beds and 73% of medical practices in the United States with more than 50 physicians. No single client represented more than 2% of our revenues in 2014.

Our Technology

        Through the application of our information technology platform, we help our clients achieve insight and improvement in patient experience, clinical effectiveness and operational and financial outcomes. Over the past three years, we have invested more than $32 million in our technology infrastructure, applications, and warehousing capabilities to further improve what we believe is one of the largest and most advanced patient experience and performance improvement technology platforms in the industry. Our platform captured approximately 1.5 billion distinct medical events in 2014, providing for a significant amount of patient experience data that we analyzed on behalf of our clients.

        As a result of our recent investments in our information technology infrastructure, we have the ability to apply our Census-Based Surveying to collect and analyze significantly larger data sets. Our proprietary algorithms convert this raw data into comparative information that allows clients to benchmark their current performance against their own historic scores and those of their peers. The investment in increased analytical power, coupled with increasing levels of statistical significance of our data at the physician, unit, service and facility level, has increased both the quality and scope of the analytics we are able to provide to our clients.

        We have constructed safeguards to ensure the safety of both client data and our own proprietary data algorithms. We receive data at our primary data storage center in South Bend, Indiana. Our technology initiatives are designed to enhance the security, confidentiality, integrity and availability of data and systems. In 2014, our data systems experienced no down-time except for scheduled maintenance, and were operationally effective and available 99% of the time.

Privacy Management and Security

        We collect, process, use and store a large amount of information from patients and clients and their employees. This data is often accessed by us and our clients through transmissions over public and private networks, including the Internet. Patients provide us with personal data about themselves or their family members, which may reveal health-related information or other personal information. Patient health information is among the most sensitive of personal information, and it is critically important that information about an individual's healthcare is properly protected from inappropriate access, use or disclosure. Numerous federal and state laws and regulations govern collection, dissemination, use and confidentiality of personally identifiable health information. See "—Government Regulation."

        We continuously develop our privacy and security practices and devote significant resources to the collection, processing, analysis, reporting and use of patient health information and personally identifiable and other sensitive information. We employ a wide variety of methods to manage privacy and security, including:

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  governance, frameworks, and models to promote good decision making and accountability;

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  a layered approach to privacy management and data security to avoid single points of failure;

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  ongoing evaluation of privacy and security practices to promote continuous improvement;

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  use of safeguards and controls, including administrative, technical, and physical safeguards;

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  collaboration with our clients on best security and privacy practices; and

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  working closely with leading researchers, policy makers, thought leaders and others in a variety of fields relevant to the application of effective privacy and security practices.

Intellectual Property

        We protect our proprietary technology and intellectual property rights by relying on United States and worldwide federal, state and common law rights, as well as contractual restrictions, including those regarding patents, copyrights, trademarks and trade secrets. We control access to our proprietary technology and intellectual property, in part, by entering into confidentiality and proprietary rights agreements with our employees, contractors and business partners. We also control the use of our proprietary technology and intellectual property through provisions in our client agreements, business partner agreements and website terms of use.

        Our registered trademarks in the United States include "Press Ganey," as well as others. We have one patent application on file in the United States and intend to pursue additional patents to the extent we believe that patent protection would be beneficial or cost effective.

Sales and Marketing

        Our sales and marketing teams consists of over 60 direct sales representatives and we offer geographically-based client support through our team of healthcare professionals, including 300 market/client-facing personnel. Sales and marketing activities represent a significant portion of our total operating expenses and account for a significant portion of the costs that we incur in acquiring new clients and retaining existing clients.

        Our sales and marketing efforts focus on our thought leadership, best practices and innovation and our brand is recognized in the industry for these qualities. In particular, we promote awareness of our brand through our thought leadership initiatives, which are intended to elevate the market dialogue and act as a platform for our interaction with the media. Our communications efforts also ensure an ongoing dialogue with key stakeholders, offering thought leadership, best practices materials, regulatory insights and product updates. We have a robust publication schedule, including a proprietary magazine, blog and newsletters. We also design, organize and host market-leading events, including our NCC, regional symposiums and client-user groups. In addition, our online content is further leveraged to improve search engine optimization and strengthen our corporate website. Through these efforts, we promote client retention and satisfaction, our solutions and attract new clients.

Facilities

        Our principal executive office in Wakefield, Massachusetts is under lease until September 2017. We lease additional space in South Bend, Indiana, Chicago, Illinois, Charlotte, North Carolina and Baltimore, Maryland.

        We believe that our properties are adequate for our business as presently conducted.

Competition

        We compete with a broad and diverse set of businesses in a fragmented and rapidly changing market. Competition in the patient experience and performance improvement industry is largely based on analytical capabilities and healthcare industry expertise, breadth and depth of services, the size and quality of the underlying datasets and benchmarks, ease of use, reputation, innovation, security, price, reliability and client service. While we believe that no competitor provides the breadth of our suite of solutions or the size and quality of our datasets and benchmarks, we nevertheless compete with other companies with regards to specific products or solutions and markets or care settings. We compete with various large and small healthcare data, analytics, services and consulting companies.

        We expect that competition will continue to increase as a result of consolidation in both the information technology and healthcare industries. The anticipated growth in healthcare spending, the shift to a value-based payment model, the rise of consumerism and changes in government regulation may draw increasing attention to healthcare data and analytics, and new competitors, such as management consultants, technology companies and start-ups may enter the market, and we may face increased competition from these sources.

Government Regulation

Data Privacy and Security Laws and Regulations

        We are subject to data privacy and security regulation by both the United States federal government and states, as well as foreign countries, in which we conduct our business. HIPAA, as amended by HITECH, and their respective implementing regulations, including the Omnibus Final Rule published on January 25, 2013, imposes specified requirements relating to the privacy, security and transmission of individually identifiable health information. Violations of HIPAA may result in criminal and civil penalties, including fines, and could damage our reputation and harm our business. For example, recent HIPAA breaches have resulted in HHS collecting between $35,000 and $4.3 million per breach in either voluntary payments, known as resolution amounts, or mandatory fines, known as civil money penalties.

        HITECH also increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorney's fees and costs associated with pursuing federal civil actions. A violation can be measured by the number of individuals affected or the number of days per calendar year a covered entity or business associate is not in compliance, with each individual affected by a violation or each day not in compliance counting as a single violation. The penalty for identical violations during a calendar year may not exceed $1.5 million, but because a violation of each section of the Privacy or Security Rule is considered unique under the law, total penalties have in the past and could exceed many multiples of $1.5 million in the future. HITECH also significantly strengthened enforcement by requiring HHS to conduct periodic audits to confirm compliance and authorizing states' Attorneys General to bring civil actions seeking either injunctions or damages in response to violations of the HIPAA Privacy Rule and Security Rule that threaten the privacy of state residents. In addition, state laws govern the privacy and security of health and other personally identifiable information in certain circumstances, many of which differ from each other in significant ways, thus complicating compliance efforts.

        Among other things, HITECH makes HIPAA's privacy and security standards directly applicable to "business associates," defined as independent contractors or agents of covered entities that create, receive, maintain or transmit protected health information in connection with providing a service for or on behalf of a covered entity. Under HIPAA and our contractual agreements with our clients, we are considered a "business associate" of our clients and thus are directly subject to HIPAA's privacy and security standards. To provide our covered entity clients with services that involve the use or disclosure of protected health information, HIPAA requires our clients to enter into business associate agreements with us. Those agreements must, among other things, require us to:

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  limit how we will use and disclose the protected health information;

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  implement reasonable administrative, physical and technical safeguards to protect information from misuse;

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  enter into similar agreements with our agents and subcontractors that have access to the information;

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  report security incidents, breaches and other inappropriate uses or disclosures of the information; and

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  assist our clients with certain of their duties under the applicable data privacy and security regulations.

        If we are unable to properly protect the privacy and security of health and other personally identifiable information entrusted to us, our operations may be perceived as not secure, we may incur significant liabilities and clients may curtail their use of, or stop using, our solutions. In addition, if we fail to comply with the terms of our business associate agreements with our clients, we are liable not only contractually, but also directly under HIPAA.

Other Healthcare Laws

        In the United States, participants in the healthcare industry, including our clients, are required to comply with extensive and complex state and federal laws and regulations. Such laws include state and federal anti-kickback, fraud and abuse, false claims, privacy and security and physician sunshine laws and regulations. Although many regulatory and governmental requirements do not directly apply to our business, our clients are required to comply with these laws, which in turn, may impact our business as a result of our contractual obligations.

        We have attempted to structure our operations to comply with applicable legal requirements, but there can be no assurance that our operations will not be challenged or impacted by enforcement initiatives. If our operations are found to be in violation of any of such laws or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, the curtailment or restructuring of our operations, exclusion from participation in federal and state healthcare programs and imprisonment of our directors or senior management, any of which could adversely affect our ability to operate our business and our financial results.

Healthcare Reform

        In the United States, federal and state legislatures and agencies periodically consider legislative reforms that may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates or otherwise change the environment in which healthcare industry participants operate. Our business could be affected by changes in healthcare laws, including the Affordable Care Act, which was enacted in March 2010. The Affordable Care Act is changing how healthcare services are covered, delivered and reimbursed through, among other things, expanded coverage of individuals, changes in Medicare program spending and insurance market reforms. While many of the provisions of the Affordable Care Act and other healthcare reform laws will not be directly applicable to us, they may affect the business of many of our clients, which may in turn affect the demand for our services. Although we are unable to predict or otherwise quantify the likely impact of the Affordable Care Act or other healthcare reform laws on our business model, financial condition or results of operations, negative changes in the business of our clients may negatively impact our business.

CMS

        A significant portion of our revenues is attributable to providing services which assist clients with their compliance with regulations promulgated by CMS. With the passage of the Affordable Care Act in 2010, most healthcare providers are required, or will be required in the future, to participate in CAHPS programs. CAHPS programs were developed by CMS and produced the first nationally standardized instruments for collecting and reporting patients' perspectives of care to enable comparisons across numerous provider sectors such as hospitals, home health, physician practices, and dialysis providers. Hospital participation in the hospital CAHPS, or HCAHPS, program is mandated by CMS, and hospitals risk losing a percentage of their annual payment update, or APU, if they fail to report CAHPS data for any calendar quarter. As the largest CAHPS data submitter in the United States, we are currently designated by CMS as a certified vendor to offer CAHPS Hospital Surveys, CAHPS Home Health Care Surveys, CAHPS In-Center Hemodialysis Surveys and CAHPS Hospice Surveys, including related data collection and submission services. If we are unable to maintain our current certifications, or secure certifications for future CMS mandated surveys, we would not be able to administer these surveys on behalf of our clients.

        Beginning in 2013, under the HCAHPS program, Medicare began withholding 1% of Medicare payments to hospitals, a figure which will increase to 2% by 2017. This pool of withheld funding is then re-allocated to hospitals based on their relative performance to other providers on patient experience and clinical quality measures, amongst other metrics. Similar reporting mandates are in place for accountable care organizations (ACO CAHPS), medical groups (CG CAHPS) and home health care (HH CAHPS), and are in the preliminary voluntary reporting phase for pediatrics (Child HCAHPS), Emergency Department (ED CAHPS), hospice (Hospice CAHPS), dialysis (ICH CAHPS) and outpatient surgery (OS CAHPS). Commercial payors are also implementing programs similar to value-based payment models.

        Certain survey data collected and reported by us is used by CMS to determine, in part, the amount of reimbursement paid to hospitals, and any errors in data collection, survey sampling, or statistical reporting could result in reduced reimbursement to our hospital clients if we are unable to correct these errors, and this could, in turn, result in litigation against us. For example, hospitals subject to the IPPS annual payment update provisions must collect and submit HCAHPS data in order to receive their full IPPS annual payment. IPPS hospitals that fail to publicly report required quality measures, which include the HCAHPS data, may have their annual payment reduced by 2.0%. In addition, CMS publicly publishes the reported survey data and any errors could result in incorrect scoring of our hospital client, which may damage the hospital's reputation and lead to litigation against us. We may be required to indemnify against such claims, and defending against any such claims could be costly, and time consuming.

Other Laws

        Existing and new laws and regulations affecting the healthcare, information technology and Internet industries could create unexpected liabilities for us, cause us to incur additional costs, or restrict our operations. Many of the laws that affect us, particularly those applying to healthcare, are very complex and may be subject to varying interpretations by courts and other governmental authorities. Our failure, or the failure of our clients, to accurately anticipate the application of these laws and regulations, or the failure to comply, could create liability for us, result in adverse publicity and negatively affect our businesses.

Employees

        As of March 1, 2015, we had 975 full-time employees. None of our employees are represented by labor unions or subject to collective bargaining agreements. We consider our employee relations to be good.

Legal Proceedings

        We are not currently party to any material legal proceedings.

MANAGEMENT

Executive Officers and Directors

        The following table sets forth the name and position of each of our executive officers and directors and their age as of the date of this prospectus:

Name	Age	Position
Executive Officers
Patrick T. Ryan	56	Chief Executive Officer and Director
Joseph Greskoviak	49	President and Chief Operating Officer
Matthew W. Hallgren	39	Chief Financial Officer
Dr. Thomas H. Lee	61	Chief Medical Officer
Patricia L. Riskind	49	Chief Client Experience Officer
Suda Suvarna	52	Chief Information Officer
David Costello, Ph.D.	58	Chief Analytics Officer
Patricia Cmielewski	45	Chief Marketing Officer and Chief of Staff
Devin J. Anderson	45	General Counsel and Corporate Secretary
Non-Employee Directors
Norman W. Alpert	56	Director (Chairman)
Andrew J. Cavanna	40	Director
Leslie V. Norwalk	49	Director
Gregory S. Roth	58	Director
Dr. Ralph Snyderman	74	Director
Ellen M. Zane	63	Director

Executive Officers

        Patrick T. Ryan.    Patrick T. Ryan has served as our Chief Executive Officer since February 2012 and has served on our Board of Directors since February 2012. Previously, Mr. Ryan served as the Chief Executive Officer of The Broadlane Group from 2008 until 2010, a healthcare cost management and supply chain organization. Mr. Ryan served as Chief Executive Officer of PolyMedica Corporation from 2004 until 2007, the parent company of Liberty Medical Supply, a direct-to-consumer provider of diabetes testing supplies and related services. Mr. Ryan has served as a director of Affiliated Managers Group, Inc. since 2007, and is a member of its audit, compensation and nominating committees, and is also a former member of the Massachusetts Hospital Association's Committee on Governance. Mr. Ryan also served on the Boards of Trustees of the Beth Israel Deaconess Medical Center, Lahey Health and Atrius Health. Mr. Ryan earned a B.A. from the University of Rochester. Mr. Ryan's experience in the healthcare industry and executive experience led to the conclusion that Mr. Ryan should serve as a director of the Company.

        Joseph Greskoviak.    Joseph Greskoviak has served as our President since September 2012 and our Chief Operating Officer since October 2013. Previously, Mr. Greskoviak served as our Chief Strategic and Sales Officer from June 2012 until September 2012. Before joining the Company, Mr. Greskoviak served as President of the MedAssets' spend and clinical resource management business from 2010 until 2012, where he oversaw the acquisition of Broadlane by MedAssets. Prior to the acquisition, Mr. Greskoviak spent 12 years at Broadlane, serving in various management roles including Executive Vice President and Chief Development Officer. Mr. Greskoviak earned a B.A. from DePaul University.

        Matthew W. Hallgren.    Matthew W. Hallgren has served as our Chief Financial Officer since September 2014. Previously, Mr. Hallgren served as our Vice President of Finance from April 2014 until September 2014. Prior to joining the Company, Mr. Hallgren was employed at the executive search firm Heidrick & Struggles International, Inc. from 2004 until 2014, where he held the positions of Assistant Controller and Chief Accounting Officer. Mr. Hallgren also served as a member of the technical accounting group at the Boeing Company from 2003 until 2004. Prior to that, Mr. Hallgren was an audit manager at Deloitte & Touche LLP and Arthur Andersen LLP. Mr. Hallgren earned a B.A. in accounting from Augustana College and is a certified public accountant.

        Dr. Thomas H. Lee.    Dr. Thomas H. Lee joined Press Ganey as Chief Medical Officer in July 2013. Prior to joining the Company, Dr. Lee was Network President for Partners Healthcare System and Chief Executive Officer of Partners Community HealthCare, Inc. from December 1995 until June 2013, the integrated care delivery system founded by Brigham and Women's Hospital and Massachusetts General Hospital, where Dr. Lee oversaw efforts to improve the quality and efficiency of all aspects of healthcare. Dr. Lee is a member of the Board of Directors of Geisinger Health System, the Special Medical Advisory Committee of the Veterans Administration, the Panel of Health Advisors of the Congressional Budget Office and the Editorial Board of The New England Journal of Medicine. Dr. Lee was previously a member of the Massachusetts Health Care Quality and Cost Council from 2006 until 2012. In addition to his work with Press Ganey, Dr. Lee is a practicing internist and cardiologist at Brigham and Women's Hospital. Dr. Lee holds a B.A. from Harvard College, an M.D. from Cornell University Medical College and an M.A. from the Harvard School of Public Health.

        Patricia L. Riskind.    Patricia L. Riskind has served as our Chief Client Experience Officer since September 2013. Previously, Ms. Riskind served as our Senior Vice President of Client Services from August 2012 until September 2013 and as our Senior Vice President of Medical Sales from November 2009 until August 2012. Ms. Riskind founded PatientImpact LLC, a healthcare data and analytics e-survey company that was acquired by Press Ganey in 2009. Prior to starting PatientImpact LLC, Ms. Riskind co-founded 3d Health, Inc., an ambulatory strategy consulting firm. Ms. Riskind is the president of The Kellogg Graduate School's Health Enterprise Management Alumni Club and a member of the American College of Healthcare Executives, the Health Information Management Systems Society, and the Society for Healthcare Strategy and Market Development. Ms. Riskind earned a B.A. from Brown University and an M.B.A. from the Kellogg School of Management at Northwestern University.

        Suda Suvarna.    Suda Suvarna has served as our Chief Information Officer since November 2013. Mr. Suvarna served as Vice President of Information Technology at Ascension Health, where he oversaw the development and implementation of technology solutions, from August 2009 until October 2013. Mr. Suvarna is a member of the American College of Healthcare Executives and served on the Advisory Board of Teradata, a data analytics company. Mr. Suvarna earned a B.A. in Physics and a post-graduate Diploma in Computer Management from the University of Bombay, in Mumbai, India.

        David Costello, Ph.D.    David Costello has served as our Chief Analytics Officer since August 2013. Previously, Mr. Costello served as Senior Vice President and general manager of SCIOinspire, a healthcare analytics company from September 2012 until August 2013. Mr. Costello served as the Senior Vice President of consumer segmentation and engagement strategies at Health Dialog from January 2004 until August 2012. Mr. Costello received a B.A. in business and sociology from Northern Michigan University, and an M.A. and a Ph.D. in sociology from the University of Delaware.

        Patricia Cmielewski.    Patricia Cmielewski has served as Chief Marketing Officer and Chief of Staff since March 2012. Prior to joining the Company, Ms. Cmielewski was the Senior Vice President of strategic marketing at Broadlane from July 2010 until April 2011. Ms. Cmielewski served as Senior Vice President of strategic marketing at Liberty Medical Supply from September 2005 until July 2009. Ms. Cmielewski received a B.A. in advertising from Penn State University and a M.B.A. from Boston University.

        Devin J. Anderson.    Devin J. Anderson has served as our General Counsel and Corporate Secretary since October 2012. Prior to joining the Company, Mr. Anderson served as the Chief Legal Officer of Medco International B.V., the international division of Medco Health Solutions, Inc., a pharmacy benefit manager and provider of pharmaceutical products and services, from 2010 until 2012. From 2008 until 2010, Mr. Anderson served as Chief Counsel of Medco's wholly owned subsidiary, Liberty Healthcare Group. Prior to joining Medco, Mr. Anderson served as the Executive Vice President, General Counsel and Secretary of PolyMedica Corporation, the parent company of Liberty Medical Supply, a direct-to-consumer provider of diabetes testing supplies and related services. Mr. Anderson earned a B.A., with distinction, from the University of Maine and a J.D., magna cum laude, from Boston University School of Law.

Directors

        Norman W. Alpert.    Norman Alpert has served as a director since March 2008 and is currently the Chairman of our Board of Directors. Mr. Alpert has also served as a member of our Audit Committee since May 2008 and Chairman of our Compensation Committee since May 2008. Mr. Alpert is Co-President and a Founding Partner of Vestar and Co-Head of its Healthcare Group. Mr. Alpert has also served as a director for Healthgrades Inc. since July 2010, where he serves as Chairman of its board of directors, and is a member of its audit committee and Chairman of its compensation committee. He has also served Chairman of the board of directors of MediMedia USA Inc. since October 2006 and is the Chairman of its compensation committee. Mr. Alpert served as a director of Roland Foods from September 2013 until January 2015 and has been a director of St. John Knits International Inc. since September 2007, as well as a member of its audit committee. Mr. Alpert served as a Vice President of the Management Buyout Group at the First Boston Corporation, which he joined in 1984. He began his career in 1980 as a Commercial Banker at Manufacturers Hanover Trust Co. in the special finance division. Mr. Alpert serves on the boards of Brown University, The Brown Hillel Foundation, the Brown University Sports Foundation, the National Rowing Foundation, American Friends of Shalva, and White Plains Hospital. Mr. Alpert holds a B.A. from Brown University. Mr. Alpert's experience in the healthcare industry and board experience led to the conclusion that Mr. Alpert should serve as a director of the Company.

        Andrew J. Cavanna.    Andrew Cavanna has served as a director since March 2008. Mr. Cavanna has also served as a member of our Audit Committee since May 2008 and our Compensation Committee since March 2013. Mr. Cavanna is a Managing Director and Co-Head of the Healthcare Group for Vestar Capital Partners. Before joining Vestar, Mr. Cavanna served as an associate at the Blackstone Group from 2005 until 2006. Mr. Cavanna has served as a director of MediMedia USA since March 2012 and Institutional Shareholder Services since April 2014. Mr. Cavanna earned a B.A. from Cornell University and an M.B.A. from Columbia Business School. Mr. Cavanna was selected as a director for his knowledge and experience in healthcare business strategy and operations.

        Leslie V. Norwalk.    Leslie Norwalk has served as a director since May 2012. Ms. Norwalk has also served as a member of our Compliance Committee since February 2013. Ms. Norwalk is Strategic Counsel to Epstein Becker Green, EBG Advisors, and National Health Advisors and has served as an advisor to the private equity firms Warburg Pincus, Ferrer Freeman & Company, and Enhanced Equity Fund since 2008. Ms. Norwalk has served as a director of NuVasive, Inc. since May 2014, a director of Adobe Healthcare since 2013, a director of STARUS Medical Group since 2013, a director of LWU Medical Faculty Associates since 2012, a director of Volcano Corporation since 2011 and a director of Ika Systems Corporation since 2010. Ms. Norwalk served in the Administration of George H.W. Bush as the Acting Administrator for CMS from 2006 until 2007. Ms. Norwalk earned a B.A. from Wellesley College and a J.D. from the George Mason University School of Law. Ms. Norwalk's experience as a strategic and legal advisor to the healthcare industry, government service and board experience led to the conclusion that Ms. Norwalk should serve as a director of the Company.

        Gregory S. Roth.    Gregory Roth has served as a director since March 2015. Mr. Roth has also served as director for SpecialtyCare, Inc., a provider of clinical services to hospitals, since November 2014, and One Call Care Management, Inc., a provider of specialized services to the workers' compensation industry, since October 2014. Mr. Roth was the Chief Executive Officer of TeamHealth Holdings, Inc., a provider of outsourced physician staffing solutions for hospitals, from May 2008 until September 2014 and its President and Chief Operating Officer from November 2004 until May 2008. Mr. Roth also served as president of the ambulatory surgery division of HCA Hospital Corporation of America from 1998 until 2004. Mr. Roth earned a B.S. from Ohio State University and an M.H.A. from Xavier University. Mr. Roth was selected as a director for his knowledge and experience in the healthcare industry and board experience.

        Dr. Ralph Snyderman.    Dr. Ralph Snyderman has served as a director since February 2013. Dr. Snyderman has been the Chancellor Emeritus and James B. Duke Professor of Medicine at Duke University since 2004. Previously, Dr. Snyderman was Chancellor for Health Affairs at Duke University from 1989 until 2004, and founding President and Chief Executive Officer of the Duke University Health System from 1997 until 2004. Dr. Snyderman has served as a director of CareDX, Inc. since May 2005. Dr. Snyderman also served as a director of Targacept, Inc. from June 2007 to May 2013, Trevena, Inc. from January 2008 to May 2013 and Pharmaceutical Product Development, Inc. from May 2011 to December 2011. Dr. Snyderman earned a B.S. from Washington College and an M.D. from SUNY Downstate Medical Center. Dr. Snyderman was selected as a director for his knowledge of the healthcare industry and board experience.

        Ellen M. Zane.    Ellen Zane has served as a director since July 2012. Ms. Zane retired as President and Chief Executive Officer of Tufts Medical Center and the Floating Hospital for Children, a position she held from 2004 until 2011. Ms. Zane has served as a director of Brooks Automation since 2012, and is a member of its audit and compensation committees. Ms. Zane has served as a director of Haemonetics Corporation since 2012, and is a member of its audit committee. Ms. Zane has served as a director of Parexel International since 2006, and is a member of its compensation and human resources committees. Ms. Zane also served as a director of Lincare Holdings from 2010 until 2012. Ms. Zane is a Trustee of the George Washington University, from which she received a B.A. Ms. Zane earned an M.A. from Catholic University of America. Ms. Zane's experience in the healthcare industry and board experience led to the conclusion that Ms. Zane should serve as a director of the Company.

Controlled Company

        Upon completion of this offering, Vestar will hold a majority of the voting power of our outstanding common stock and, as a result, we will be a "controlled company" under the                corporate governance standards. As a controlled company, we may elect to take advantage of the "controlled company" exception, which would free us from the obligation to comply with certain corporate governance requirements, including the requirements that:

  •
  a majority of our Board of Directors consists of "independent directors," as defined under the rules of the NYSE;

  •
  we have, to the extent applicable, a nominating and corporate governance committee that is composed entirely of independent directors; and

  •
  we have a compensation committee that is composed entirely of independent directors.

        We intend to avail ourselves of the "controlled company" exception under the NYSE corporate governance standards upon completion of this offering. These exemptions, however, do not modify the independence requirements for our Audit Committee, and we also intend to comply with the requirements of Rule 10A-3 of the Exchange Act and the rules of the NYSE within the applicable time frame. These rules require that our Audit Committee be composed of at least three members, a majority of whom will be independent within 90 days of the date of this prospectus, and all of whom will be independent within one year of the date of this prospectus.

Board Composition

        Our amended and restated certificate of incorporation will provide that our Board of Directors will be divided into three classes of directors, with the classes as nearly equal in number as possible. Upon the closing of this offering, our directors will be divided among the three classes as follows:

  •
  the class I directors will be                ,                 and                , and their terms will expire at our first annual meeting of stockholders following this offering;

  •
  the class II directors will be                ,                 and                , and their terms will expire at our second annual meeting of stockholders following this offering; and

  •
  the class III directors will be                and                , and their terms will expire at the third annual meeting of stockholders following this offering.

        Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires. As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director's term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal.

        We have no formal policy regarding board diversity. Our priority in selection of board members is the identification of members who will further the interests of our stockholders through his or her established record of professional accomplishment, the ability to contribute positively to the collaborative culture among board members, knowledge of our business and understanding of the competitive landscape.

        There are no family relationships among any of our directors or executive officers.

Board Committees

        Upon the closing of this offering, our Board of Directors will have four standing committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Compliance Committee. Each of the committees will report to the Board of Directors as they deem appropriate, and as the Board of Directors may request. The expected composition, duties and responsibilities of these committees are set forth below. In the future, our Board of Directors may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Audit Committee

        The Audit Committee will be responsible for, among other matters: (1) appointing, compensating, retaining, overseeing and terminating our independent registered public accounting firm; (2) reviewing our independent registered public accounting firm's independence; (3) reviewing with our independent registered public accounting firm the scope of their audit; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual consolidated financial statements that we file with the SEC; (6) reviewing and monitoring our accounting principles, accounting policies, financial reporting processes and controls and compliance with applicable legal and regulatory requirements; (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; (8) reviewing and approving related party transactions; and (9) reviewing and discussing policies and guidelines with respect to risk assessment and risk management.

        Upon the closing of this offering, our Audit Committee will consist of            ,             and          .          will serve as chairperson of the committee. The SEC rules and the NYSE rules require us to have one independent Audit Committee member upon the listing of our common stock on the NYSE, a majority of independent directors within 90 days of the date of this prospectus and all independent Audit Committee members within one year of the date of this prospectus. Our Board of Directors has affirmatively determined that                and             meet the definition of "independent director" for purposes of serving on the Audit Committee under applicable SEC and NYSE rules, and we intend to comply with these independence requirements within the time periods specified. In addition,            will qualify as our "audit committee financial expert," as such term is defined in Item 407 of Regulation S-K under the Securities Act.

        Our Board of Directors will adopt a new written charter for the Audit Committee, which will be available on our corporate website at www.pressganey.com upon the closing of this offering. The information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

Compensation Committee

        The Compensation Committee will be responsible for, among other matters: (1) reviewing and approving executive officer compensation goals, objectives and plans; (2) reviewing and recommending the compensation of our directors; (3) reviewing and approving employment agreements, severance arrangements and change in control agreements/provisions between us and our executive officers; and (4) administering our stock plans and other incentive compensation plans.

        Upon the closing of this offering, our Compensation Committee will consist of                ,                 and                .           will serve as chairperson of the committee.

        Our Board of Directors will adopt a new written charter for the Compensation Committee, which will be available on our corporate website at www.pressganey.com upon the closing of this offering. The information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee will be responsible for, among other matters: (1) identifying individuals qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors; (2) overseeing the organization of our Board of Directors to discharge the Board's duties and responsibilities properly and efficiently; (3) identifying best practices and recommending corporate governance principles; and (4) developing and recommending to our Board of Directors a set of corporate governance guidelines and principles applicable to us.

        Upon the closing of this offering, our Nominating and Corporate Governance Committee will consist of                ,                 and                .           will serve as chairperson of the committee.

        Our Board of Directors will adopt a written charter for the Nominating and Corporate Governance Committee, which will be available on our corporate website at www.pressganey.com upon the closing of this offering. The information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

Compliance Committee

        The Compliance Committee will be responsible for, among other matters: (1) the structure and implementation of our compliance plan; (2) overseeing specific material compliance and other legal issues together with the Audit Committee and the General Counsel, as appropriate; and (3) conducting such investigations into compliance matters as the committee may deem necessary.

        Upon the closing of this offering, our Compliance Committee will consist of                ,                 and                .           will serve as chairperson of the committee.

        Our Board of Directors will adopt a written charter for the Compliance Committee, which will be available on our corporate website at www.pressganey.com upon the closing of this offering. The information contained on, or that can be accessed through, our website does not constitute a part of this prospectus.

Risk Oversight

        Our Board of Directors is currently responsible for overseeing our risk management process. The Board of Directors focuses on our general risk management strategy and the most significant risks facing us, and ensures that appropriate risk mitigation strategies are implemented by management. The Board of Directors is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters and significant transactions.

        Following the closing of this offering, our Board of Directors will delegate to the Audit Committee oversight of our risk management process. Our other board committees will also consider and address risk as they perform their respective committee responsibilities. All committees will report to the full Board of Directors as appropriate, including when a matter rises to the level of a material or enterprise level of risk.

        Our management is responsible for day-to-day risk management. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels.

Compensation Committee Interlocks and Insider Participation

        Messrs                 ,                 and                are the members of our Compensation Committee, and none of them is or has been our officer or employee. Messrs. Alpert and Cavanna are managing directors of Vestar, which will hold a majority of the voting power of our outstanding common stock upon the closing of this offering. For a description of the transactions between us and Vestar, see "Certain Relationships and Related Party Transactions." Apart from these relationships, no member of the Compensation Committee has any relationship that would be required to be reported under Item 404 of Regulation S-K under the Securities Act. No member of the Compensation Committee serves or served during the fiscal year as a member of the board of directors or compensation committee of a company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Code of Business Conduct and Ethics

        We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Upon the closing of this offering, our code of business conduct and ethics will be available on our website at www.pressganey.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website. The information on or accessible through our website does not constitute part of, and is not incorporated by reference into, this prospectus.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

        This section discusses the material components of the executive compensation program offered to our named executive officers, or our "NEOs," identified below. For 2014, our NEOs were:

  •
  Patrick T. Ryan, Chief Executive Officer;

  •
  Joseph Greskoviak, President and Chief Operating Officer; and

  •
  Dr. Thomas H. Lee, Chief Medical Officer.

        This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the closing of this offering may differ materially from the currently planned programs summarized in this discussion.

        We are an "emerging growth company," within the meaning of the JOBS Act, and have elected to comply with the reduced compensation disclosure requirements available to emerging growth companies under the JOBS Act. See "Prospectus Summary—Implications of Being an Emerging Growth Company."

2014 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)(1)	All Other Compensation ($)(2)	Total ($)
Patrick T. Ryan	2014	600,000	405,000	10,400	1,015,400
Chief Executive Officer
Joseph Greskoviak	2014	350,000	390,000	10,400	750,400
President and Chief Operating Officer
Dr. Thomas H. Lee	2014	750,000	227,500	10,400	987,900
Chief Medical Officer

(1)
Represents cash bonuses earned under our annual performance based bonus program for 2014. For additional information, see "—Performance Bonuses" below.

(2)
Amount shown represents company matching contributions to 401(k) plan accounts.

Narrative Disclosure to Summary Compensation Table

        The primary elements of compensation for our NEOs are base salary, annual performance bonuses and equity compensation awards. The NEOs also participate in employee benefit plans and programs that we offer to our other full-time employees on the same basis.

Base Salaries

        We pay our NEOs a base salary to compensate them for the satisfactory performance of services rendered to our company. The base salary payable to each NEO is intended to provide a fixed component of compensation reflecting the executive's skill set, experience, role and responsibilities. Base salaries for our NEOs have generally been set at levels deemed necessary to attract and retain individuals with superior talent.

        Effective January 1, 2014, our board of directors approved an increase in Mr. Greskoviak's base salary from $300,000 to $350,000 in recognition of his individual performance and contributions to company performance. No other NEOs received base salary increases in 2014.

Performance Bonuses

        We offer our NEOs the opportunity to earn annual cash bonuses to compensate them for attaining short-term financial objectives and individual goals, which we refer to as "MBOs", established and approved by our board of directors annually. Each NEO has an annual target bonus that is expressed as a percentage of his annual base salary. The 2014 target bonus percentages were 75% for Mr. Ryan, 100% for Mr. Greskoviak and 25% for Dr. Lee. Actual bonus amounts for our NEOs are determined by our compensation committee after consideration of Mr. Ryan's recommendations (except with respect to his own bonus).

        For 2014, annual bonuses are based on our company's attaining a budgeted EBITDA target and the individual NEO's performance against specified MBOs that relate to his area of responsibility within our company. Actual payouts of our annual cash bonuses for 2014 are reported under the "Non-Equity Incentive Plan Compensation" column of the 2014 Summary Compensation Table above.

Equity Compensation

        PG Holdco has granted equity awards to our employees, including our NEOs, as the long-term incentive component of our compensation program. Historically, these awards have consisted of restricted Class A, Class A-1, Class B or Class C Common Units in PG Holdco that are granted to employees when they commence employment with us. The PG Holdco management committee has also from time to time granted additional awards to key employees as it determined appropriate to motivate, retain or reward them. The Class A, Class A-1 and Class B Common Units are capital interests while the Class C Common Units held by our NEOs are intended to qualify as profits interests for U.S. federal income tax purposes.

        Restricted units granted to our NEOs are typically subject to time or performance-based vesting conditions and may be subject to accelerated vesting in certain circumstances, including as described below in the section titled "Potential Payments Upon a Change in Control."

        In May 2014, the PG Holdco management committee granted fully vested Class A-1 Common Units in lieu of cash to each of our NEOs as partial payment for their 2013 annual bonuses. None of our NEOs received other equity award grants during 2014.

        In connection with this offering, we intend to adopt the PGA Holdings, Inc. 2015 Incentive Award Plan, or the 2015 Plan, to facilitate the grant of cash and equity-based incentives to our directors, employees (including our NEOs) and consultants and to enable our company to obtain and retain the services of these individuals, which we believe is essential to our long-term success. For additional information about the 2015 Plan, please see the section titled "2015 Incentive Award Plan" below.

Retirement, Health, Welfare and Additional Benefits

        Our NEOs are eligible to participate in our employee benefit plans and programs, including medical and dental benefits, flexible spending accounts and short- and long-term disability and life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans. We also sponsor a 401(k) defined contribution plan in which our NEOs may participate, subject to limits imposed by the Internal Revenue Code, to the same extent as our other full-time employees. Currently, we match 100% of contributions made by participants in the 401(k) plan up to 3% of eligible compensation and 50% of contributions of between 3% and 5% of eligible compensation. All matching contributions are fully vested when made.

Outstanding Equity Awards as of December 31, 2014

			Stock Awards(1)
Name	Type of Unit	Vesting Commencement Date	Number of Units of Stock That Have Not Vested (#)		Market Value of Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Units That Have Not Vested ($)
Patrick T. Ryan	Class A Common	February 27, 2012	114,525.03	(2)	$4,530,610	—		—
	Class A Common	February 27, 2012	—		—	229,050.07	(3)	$9,061,220
	Class B Common	February 27, 2012	2.5	(4)	$1,231,364	—		—
	Class C Common	February 27, 2012	—		—	7.5	(5)	$—
Joseph Greskoviak	Class A Common	June 1, 2012	49,586.103	(2)	$1,961,626	—		—
	Class B Common	June 1, 2012	0.667	(4)	$328,528	—		—
	Class C Common	June 1, 2012	—		—	1.3	(7)	$—
	Class C Common	February 27, 2013	—		—	7.14	(6)	$—
Dr. Thomas H. Lee	Class A Common	July 1, 2013	99,172.2	(2)	$3,923,252	—		—

(1)
Represents outstanding units in PG Holdco held by our NEOs.

(2)
Represents Class A Common Units that vest on the fourth anniversary of the vesting commencement date, subject to the holder's continued employment and potential accelerated vesting as described in the section titled "Potential Payments Upon a Change in Control" below.

(3)
Represents Class A Common Units that vest if Vestar attains an internal rate of return ("IRR") on its investment in our company of at least 15% and cash proceeds from its investment representing a return of at least 2.25 times invested capital.

(4)
Represents Class B Common Units that vest 40% on the third anniversary of the vesting commencement date, an additional 35% on the fourth anniversary of the vesting commencement date and an additional 25% on the fifth anniversary of the vesting commencement date, subject to the holder's continued employment and potential accelerated vesting as described in the section titled "Potential Payments Upon a Change in Control" below. In addition, if the holder's employment is terminated by the company without cause, by the holder for good reason or due to the holder's death, disability or qualifying retirement, vesting is accelerated so that the total number of vested units on the date of termination equals the number that would have been vested if the Class B Common Units were eligible to vest in annual installments of 20% on each of the first five anniversaries of the vesting commencement date. The units are also treated as if they vest on the same accelerated five-year schedule for purposes of any distributions under the LLC Agreement that occur prior to the holder's termination of employment.

(5)
Represents Class C Common Units that vest if Vestar attains an IRR on its investment in our company of at least 18% and cash proceeds from its investment representing a return of at least 2.5 times its invested capital, subject to the holder's continued employment with us through the third anniversary of the vesting commencement date and potential accelerated vesting as described in the section titled "Potential Payments Upon a Change in Control" below or, to the extent the investment return conditions have been met at the time of termination, if the holder's employment is terminated by us without cause, by the holder for good reason or due to the holder's death or disability. Unvested units are entitled to participate in distributions under the LLC Agreement that occur prior to the holder's termination of employment if the investment return conditions have been met at the time of the distribution.

(6)
Represents Class C Common Units that vest if Vestar attains cash proceeds from its investment in our company representing a return of at least 2.5 times its invested capital, subject to the holder's continued employment with us through the third anniversary of the vesting commencement date and potential accelerated vesting as described in the section titled "Potential Payments Upon a Change in Control" below or, to the extent the investment return conditions have been met at the time of termination, if the holder's employment is terminated by us without cause, by the holder for good reason or due to the holder's death or disability. Unvested units are entitled to participate in distributions under the LLC Agreement that occur prior to the holder's termination of employment if the investment return conditions have been met at the time of the distribution.

(7)
Represents Class C Common Units that vest as follows, subject to the holder's continued employment with us through the third anniversary of the vesting commencement date and potential accelerated vesting as described in the section titled "Potential Payments Upon a Change in Control" below or, to the extent the investment return conditions have been met at the time of termination, if the holder's employment is terminated by us without cause, by the holder for good reason or due to the holder's death or disability:

•
13% vest if Vestar attains an IRR of at least 17% and cash proceeds representing at least 2.2 but less than 2.4 times its invested capital;

  •
  27% vest if Vestar attains an IRR of at least 19% and cash proceeds representing at least 2.4 but less than 2.6 times its invested capital;

  •
  40% vest if Vestar attains an IRR of at least 21% and cash proceeds representing at least 2.6 but less than 2.8 times its invested capital;

  •
  53% vest if Vestar attains an IRR of at least 23% and cash proceeds representing at least 2.8 but less than 3.0 times its invested capital;

  •
  67% vest if Vestar attains an IRR of at least 25% and cash proceeds representing at least 3.0 but less than 3.2 times its invested capital;

  •
  80% vest if Vestar attains an IRR of at least 26% and cash proceeds representing at least 3.2 but less than 3.4 times its invested capital;

  •
  93% vest if Vestar attains an IRR of at least 28% and cash proceeds representing at least 3.4 but less than 3.5 times its invested capital; and

  •
  100% vest if Vestar attains an IRR of at least 28% and cash proceeds representing at least 3.5 times its invested capital.

Effect of the Distribution and this Offering

        At the effective time of this registration statement, PG Holdco intends to make the following modifications to the then outstanding unvested equity awards held by our employees, including the NEOs:

  •
  All unvested Class A and Class A-1 common units that are subject to four-year cliff vesting will be amended so that the units vest in 16 substantially equal quarterly installments following the applicable vesting reference date. This modification will be applied retroactively, resulting in accelerated vesting of a portion of the unvested Class A and A-1 common units and each holder of such units receiving vested shares of our common stock in the Distribution. Shares of our common stock distributed in respect of unvested Class A and A-1 common units in the Distribution will be initially unvested and will vest based on the same amended vesting schedule as the corresponding Class A or Class A-1 common unit.

  •
  All unvested Class A common units that are subject to performance-based vesting conditions will have the performance conditions tested based on PG Holdco's value calculated by reference to the initial public offering price of our common stock. These units will be cancelled for no consideration if PG Holdco determines the applicable performance conditions were not met. Any shares of our common stock distributed in respect of performance vesting Class A common units in the Distribution will be fully vested.

  •
  All unvested Class C common units will have the applicable performance conditions tested based on PG Holdco's value calculated by reference to the initial public offering price of our common stock. To the extent the performance conditions are not met, the units will be cancelled for no consideration. To the extent the performance conditions are met, the Class C common units will be entitled, by their terms, to participate in the Distribution without regard to any additional service requirements that are otherwise applicable to the Class C common units. Consequently, any shares of our common stock distributed in respect of Class C common units in the Distribution will be fully vested.

        PG Holdco does not intend to modify the vesting of any Class B common units held by our employees. However, Class B common units will be entitled, by their terms, to participate in the Distribution as if the units vested in substantially equal annual installments on each of the first five anniversaries of the vesting reference date. In addition, the unvested restricted shares of our common stock will be distributed in respect of unvested Class B common units and will be subject to the same five-year vesting schedule.

        In addition, loans that Press Ganey Associates, Inc. ("Press Ganey Associates") made to our executive officers, including the NEOs, to purchase PG Holdco units were forgiven or repaid and ceased to be outstanding prior to the filing of this registration statement. Loans that Press Ganey

Associates made to our non-executive officer employees to purchase PG Holdco units will be repaid using common units of PG Holdco held by such employees immediately prior to the Distribution.

        Refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Distribution" for more information regarding the distribution of our common stock to employees, including our NEOs, in respect of their PG Holdco units at the time of the Distribution and "Certain Relationships and Related Party Transactions—Employee Loans" for additional information regarding loans made by Press Ganey Associates to our executive officers to purchase units in PG Holdco.

Employment Agreements

        We have entered into employment agreements with each of our NEOs. The agreements with Messrs. Ryan and Greskoviak were entered into in February and May of 2012, respectively, and have initial terms that expire December 31, 2016. The agreement with Dr. Lee was entered into in April 2013 and has an initial term that expires June 30, 2017. Each agreement automatically renews for successive one-year periods following the initial term unless notice of non-renewal is delivered by either party at least 60 days prior to the end of the applicable term. The agreements entitle Mr. Ryan, Mr. Greskoviak and Dr. Lee to initial annual base salaries of $600,000, $300,000 and $750,000, respectively, and annual target bonus opportunities of 75%, 100% and 25% of their annual base salaries, respectively.

        In the event we terminate an NEO's employment without "cause" (other than due to death or "disability") or the NEO resigns for "good reason," subject to his timely executing a release of claims in our favor and continued compliance with the restrictive covenants contained in the NEO's employment agreement, the NEO is entitled to receive (i) a prorated portion of the annual bonus the NEO would otherwise have earned for the year of termination, based on actual performance for the full year and payable when such bonus would have otherwise been paid, (ii) an amount equal to 1.0 times (1.5 times for Mr. Ryan) the sum of the NEO's annual base salary and the amount, if any, of the annual bonus earned for the year immediately prior to the year of termination, payable in installments according to the company's standard payroll practices over the 12 months (or 18 months for Mr. Ryan) following termination, and (iii) 1.5 times the company's cost of providing continued health coverage for a period of 12 months (18 months for Mr. Ryan), payable in installments according to the company's standard payroll practices over the 12 months (or 18 months for Mr. Ryan) following termination.

        The employment agreements contain restrictive covenants pursuant to which each NEO has agreed to refrain from (i) disclosing confidential information or disparaging us or any of our affiliates, in each case, while employed and at all times thereafter, and (ii) competing with us or soliciting our employees or consultants, in each case, while employed and following the NEO's termination of employment for any reason for a period of 18 months for Messrs. Ryan and Greskoviak and 24 months for Dr. Lee.

        For purposes of the NEOs' employment agreements, "cause" generally means, subject to applicable cure rights, the NEO's (i) willful and continued failure to perform the NEO's duties, (ii) negligence or misconduct in the course of employment that the board of directors determines has a material and adverse effect on the company, (iii) indictment of, conviction of, or plea of nolo contendere to a misdemeanor involving moral turpitude or a felony, (iv) material breach of the employment agreement, (v) violation of company policies that the board of directors determines has a material and adverse effect on the company, (vi) misappropriation, embezzlement or material misuse of funds or property belonging to the company or (vii) use of alcohol or drugs that either interferes with the performance of the NEO's duties or adversely affects the integrity or reputation of the company, its employees or its products or services, as determined by the board of directors.

        For purposes of Mr. Ryan's employment agreement, "good reason" generally means, subject to the company's cure rights, the occurrence of any of the following, without Mr. Ryan's written consent, (i) a change in his duties or responsibilities which is materially inconsistent with his position, (ii) a reduction in his base salary or annual bonus opportunity or (iii) a material breach by the company of the employment agreement.

        For purposes of Mr. Greskoviak's and Dr. Lee's employment agreements, "good reason" generally means, subject to the company's cure rights and the NEO's timely resignation, the occurrence of any of the following, without the NEO's consent, (i) the company's failure to pay any compensation or provide any benefits to which the NEO is entitled under the employment agreement, (ii) a substantial decrease in the NEO's responsibilities and authorities or (iii) a sale of the company to a third party if such third party fails to assume all obligations under the employment agreement. In the case of Dr. Lee's employment agreement, "good reason" also includes a reduction in his base salary or annual bonus opportunity.

Potential Payments Upon a Change in Control

        The unvested Class A Common Units (excluding those that vest subject to Vestar attaining specified investment return hurdles) and Class B Common Units held by our NEOs vest in full upon a change in control of our company, subject to the NEO remaining employed with us until the change in control transaction. In addition, the unvested Class A Common Units and Class C Common Units held by our NEOs that are eligible to vest based on Vestar attaining specified investment return hurdles would vest in a change in control transaction that results in Vestar attaining the investment return hurdles, subject to the NEO remaining employed with us until the change in control transaction. Refer to the footnotes to our Outstanding Equity Awards as of December 31, 2014 table for information regarding the investment return hurdles applicable to Common Units held by our NEOs as of December 31, 2014.

2015 Incentive Award Plan

        In connection with this offering, we intend to adopt the 2015 Plan, subject to approval by our stockholders, under which we may grant cash and equity-based incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. The material terms of the 2015 Plan, as it is currently contemplated, are summarized below. Our board of directors is still in the process of developing, approving and implementing the 2015 Plan and, accordingly, this summary is subject to change.

        Eligibility and Administration.    Our employees, consultants and directors, and employees, consultants and directors of our subsidiaries will be eligible to receive awards under the 2015 Plan. Following our initial public offering, the 2015 Plan will be administered by our board of directors with respect to awards to non-employee directors and by our compensation committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under Section 16 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, stock exchange rules and other laws, as applicable. The plan administrator will have the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2015 Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the 2015 Plan, including any vesting and vesting acceleration conditions.

        Limitation on Awards and Shares Available.    An aggregate of                shares of our common stock will initially be available for issuance under awards granted pursuant to the 2015 Plan. The number of shares initially available for issuance will be increased by an annual increase on January 1 of

each calendar year beginning in                and ending in                , equal to the lesser of (A)                 shares, (B)                  percent of the shares of common stock outstanding on the final day of the immediately preceding calendar year and (C) such smaller number of shares as determined by our board of directors. No more than                 shares of common stock may be issued upon the exercise of incentive stock options. Shares issued under the 2015 Plan may be authorized but unissued shares, shares purchased in the open market or treasury shares.

        If an award under the 2015 Plan is forfeited, expires or is settled for cash, any shares subject to such award may, to the extent of such forfeiture, expiration or cash settlement, be used again for new grants under the 2015 Plan. Awards granted under the 2015 Plan upon the assumption of, or in substitution for, awards authorized or outstanding under a qualifying equity plan maintained by an entity with which we enter into a merger or similar corporate transaction will not reduce the shares available for grant under the 2015 Plan. The maximum aggregate grant date fair value, as determined in accordance with FASB ASC Topic 718 (or any successor thereto), of awards granted to any non-employee director for services as a director pursuant to the 2015 Plan during any fiscal year may not exceed $                .

        Awards.    The 2015 Plan provides for the grant of stock options, including incentive stock options, or ISOs, and nonqualified stock options, or NSOs, restricted stock, dividend equivalents, stock payments, restricted stock units, or RSUs, stock appreciation rights, or SARs, and other stock or cash based awards. No determination has been made as to the types or amounts of awards that will be granted to specific individuals pursuant to the 2015 Plan. Certain awards under the 2015 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Internal Revenue Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2015 Plan will be set forth in award agreements, which will detail the terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.

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  Stock Options.  Stock options provide for the purchase of shares of our common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Internal Revenue Code are satisfied. The exercise price of a stock option generally will not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders). Vesting conditions determined by the plan administrator may apply to stock options and may include continued service, performance and/or other conditions.

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  SARs.  SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR will generally not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction), and the term of a SAR may not be longer than ten years. Vesting conditions determined by the plan administrator may apply to SARs and may include continued service, performance and/or other conditions.

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  Restricted Stock and RSUs.  Restricted stock is an award of nontransferable shares of our common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our common stock in the future, which may also remain forfeitable unless and until specified conditions are met, and may be accompanied by the right to receive the equivalent value of dividends paid on shares of our common stock prior to the delivery of the underlying shares. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral. Conditions applicable to restricted stock and RSUs may be based on continuing service, the attainment of performance goals and/or such other conditions as the plan administrator may determine.

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  Other Stock or Cash Based Awards.  Other stock or cash based awards are awards of cash, fully vested shares of our common stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our common stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. The plan administrator will determine the terms and conditions of other stock or cash based awards, which may include vesting conditions based on continued service, performance and/or other conditions.

        Performance Awards.    Performance awards include any of the foregoing awards that are granted subject to vesting and/or payment based on the attainment of specified performance goals or other criteria the plan administrator may determine, which may or may not be objectively determinable. Performance criteria upon which performance goals are established by the plan administrator may include but are not limited to: (i) net earnings or losses (either before or after one or more of (A) interest, (B) taxes, (C) depreciation, (D) amortization, and (E) non-cash equity-based compensation expense); (ii) gross or net sales or revenue or sales or revenue growth; (iii) net income (either before or after taxes) or adjusted net income; (iv) profits (including, but not limited to, gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; (v) budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); (vi) cash flow (including operating cash flow and free cash flow or cash flow return on capital); (vii) return on assets; (viii) return on capital or invested capital, (ix) cost of capital; (x) return on shareholder's equity; (xi) total shareholder's return; (xii) return on sales; (xiii) costs, reductions in costs and cost control measures; (xiv) expenses; (xv) working capital; (xvi) earnings or loss per share; (xvii) adjusted earnings or loss per share; (xviii) price per share or dividends per share (or appreciation in or maintenance of such price or dividends); (xix) regulatory achievements or compliance; (xx) implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; (xxi) market share; (xxii) economic value or economic value added models; (xxiii) division, group or corporate financial goals; (xxiv) attainment of strategic and operational initiatives; (xxv) customer satisfaction/growth; (xxvi) customer service; (xxvii) employee satisfaction; (xxviii) recruitment and maintenance of personnel; (xxix) human resources management; (xxx) supervision of litigation and other legal matters; (xxxi) strategic partnerships and transactions; (xxxii) financial ratios (including those measuring liquidity, activity, profitability or leverage); (xxxiii) debt levels or reductions; (xxxiv) sales-related goals; (xxxv) financing and other capital raising transactions; (xxxvi) year-end cash; (xxxvii) acquisition activity; (xxxviii) investment sourcing activity; and (xxxix) marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease, peer group results, or market performance indicators or indices.

        Certain Transactions.    The plan administrator has broad discretion to take action under the 2015 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as "equity restructurings," the plan administrator will make equitable adjustments to the 2015 Plan and outstanding awards. In the event of a change in control of our company (as defined in the 2015 Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then all such awards may become fully vested and exercisable in connection with the transaction. Upon or in anticipation of a change in control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.

        Foreign Participants, Claw-Back Provisions, Transferability and Participant Payments.    The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above. All awards will be subject to the provisions of any claw-back policy implemented by our company to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2015 Plan are generally non-transferable prior to vesting, and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2015 Plan, the plan administrator may, in its discretion, accept cash or check, shares of our common stock that meet specified conditions, a promissory note, a "market sell order" or such other consideration as it deems suitable.

        Plan Amendment and Termination.    Our board of directors may amend awards or amend or terminate the 2015 Plan at any time; however, no amendment, other than an amendment that increases the number of shares available under the 2015 Plan, may materially and adversely affect an award outstanding under the 2015 Plan without the consent of the affected participant. Our board of directors is required to obtain stockholder approval of any amendment to the 2015 Plan to the extent necessary to comply with applicable laws. The 2015 Plan will remain in effect until the tenth anniversary of its effective date, unless earlier terminated by our board of directors.

Director Compensation

        We have historically provided annual cash retainers to our non-employee directors. In addition, PG Holdco has, from time to time, granted awards of restricted Class A common units and Class A-1 common units to non-employee directors as compensation for their service on our board. Directors who are also our employees or employees of Vestar received no additional compensation for their service on our board during 2014.

        For 2014, non-employee directors received an annual retainer of $50,000, payable in quarterly installments and prorated for any partial year of service. In addition, in April 2014, the PG Holdco management committee granted an award of restricted Class A-1 common units to Mr. Kennedy in connection with his commencing service on our board. The units vest in annual installments of 25% on each of the first four anniversaries of the date he commenced service on our board, subject to his continued service on our board and full accelerated vesting on a change in control of our company. None of our other non-employee directors received equity-based awards in 2014.

2014 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Norman W. Alpert	—	—	—
Andrew J. Cavanna	—	—	—
Roger C. Holstein	—	—	—
Ken Graboys	$50,000	—	$50,000
Edward M. Kennedy, Jr.	$41,667	$200,000	$241,667
Leslie V. Norwalk	$50,000	—	$50,000
Dr. Ralph Snyderman	$50,000	—	$50,000
Ellen M. Zane	$50,000	—	$50,000

(1)
Each of Messrs. Holstein, Graboys and Kennedy resigned from our board on February 6, 2015, February 6, 2015 and February 8, 2015, respectively, and no longer serve as directors.

(2)
Represents the grant date fair value of Class A-1 Common Units in PG Holdco computed in accordance with FASB ASC Topic 718. The table below shows the aggregate number of unvested Class A common units and Class A-1 common units in PG Holdco held by each non-employee director as of December 31, 2014. None of our non-employee directors held any options or other unit awards as of such date.

Name	Unvested Restricted Units Outstanding as of December 31, 2014[a]
Norman W. Alpert	—
Andrew J. Cavanna	—
Roger C. Holstein	—
Ken Graboys	2,133.98
Edward M. Kennedy, Jr.	9,917.20
Leslie V. Norwalk	4,958.60
Dr. Ralph Snyderman	7,437.90
Ellen M. Zane	4,958.60

(a)
Represents restricted Class A-1 common units in PG Holdco for Mr. Kennedy and restricted Class A common units in PG Holdco for all other directors.

        In connection with this offering, we expect to implement a compensation program for our non-employee directors under which each non-employee director will receive the following amounts for their services on our board of directors:

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  an option to purchase                shares of our common stock upon the director's initial election or appointment to our board of directors that occurs after our initial public offering;

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  if the director has served on our board of directors for at least six months as of the date of an annual meeting of stockholders, an option to purchase                shares of our common stock on the date of the annual meeting;

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  an annual director fee of $                ; and

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  if the director serves on a committee of our board of directors, an additional annual fee as follows:

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  chairman of the audit committee, $                ;

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    audit committee member other than the chairman, $                ;

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    chairman of the compensation committee, $                ;

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    compensation committee member other than the chairman, $                ;

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    chairman of the nominating and corporate governance committee, $                ; and

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    nominating and corporate governance committee member other than the chairman, $                .

        Stock options granted to our non-employee directors under the program will have an exercise price equal to the fair market value of our common stock on the date of grant and will expire not later than ten years after the date of grant. The stock options granted upon a director's initial election or appointment will vest in substantially equal annual installments over four years following the date of grant. The stock options granted annually to directors will vest in a single installment on the earlier of the day before the next annual meeting or the first anniversary of the date of grant. In addition, all unvested stock options will vest in full upon the occurrence of a change in control.

        Director fees under the program will be payable in arrears in four equal quarterly installments on the final day of each fiscal quarter, provided that the amount of each payment will be prorated for any portion of a quarter that a director is not serving on our board and no fee will be payable in respect of any period prior to the effective date of the registration statement of which this prospectus is a part.

        Each member of our board of directors is entitled to be reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of the board of directors and any committee of the board of directors on which he or she serves.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Set forth below is a description of certain relationships and related party transactions between us or our subsidiaries, and our directors, executive officers and holders of more than 5% of our voting securities.

Limited Liability Company Agreement

        On April 15, 2014, the members of PG Holdco entered into the Ninth Amended and Restated Limited Liability Company Agreement (as amended, the "LLC Agreement"). The LLC Agreement governs the affairs of PG Holdco and the conduct of its business, and sets forth certain terms of the equity units held by members of PG Holdco, including, among other things, the right of members to receive distributions, the voting rights of holders of equity units and the composition of the management committee, subject to the terms of the Securityholders Agreement. Subject to the terms of the Securityholders Agreement, any member of the management committee may be removed at any time by the holders of a majority of the total voting power of the outstanding Class A Common Units and Class A-1 Common Units.

        The management committee manages and controls the business and affairs of PG Holdco and has the power to, among other things, amend the LLC Agreement, approve any significant corporate transactions and appoint officers. It can also delegate such authority by agreement or authorization.

        The LLC Agreement also contains agreements among the parties with respect to the allocation of net income and net loss and the distribution of assets among the holders of the Preferred Units and the Common Units. The value of the Preferred Units accrues over time so that holders of the Preferred Units are entitled to receive a specified rate of return upon distributions by PG Holdco prior to any distributions in respect of the Common Units.

        Concurrently with the consummation of the Distribution, the LLC Agreement will be terminated.

Securityholders Agreement

        PG Holdco entered into the Second Amended and Restated Securityholders Agreement (the "Securityholders Agreement") on November 9, 2012, with Vestar, an affiliate of Vestar, the management and director investors, certain other holders of equity units in PG Holdco, and any future parties to such agreement as amended (collectively, the "Securityholders").

        The Securityholders Agreement provides that the Securityholders will vote all of their units to elect and continue in office a management committee of PG Holdco and a board of directors of PGA Holdings composed of:

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  up to eight designees of Vestar; and

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  the chief executive officer of PGA Holdings.

        In addition, each Securityholder has agreed, subject to certain limited exceptions, that he or she will vote all of his or her units as directed by Vestar in connection with amendments to PG Holdco's organizational documents, mergers or other business combinations, the disposition of all or substantially all of PG Holdco's property and assets, reorganizations, recapitalizations or the liquidation, dissolution or winding-up of PG Holdco.

        The Securityholders Agreement provides, among other things:

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  for limitations on the transfer of securities by the employee investors and the co-investors;

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  PG Holdco with a right of first refusal with respect to proposed transfers of securities of PG Holdco by the employee investors;

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  the employee investors and co-investors with "tag-along" rights with respect to transfers of securities owned by Vestar;

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  Vestar with "drag-along" rights with respect to securities owned by the investors in a sale of a majority of the equity or voting interests of PG Holdco or certain of their holding company subsidiaries, or in a sale of all or substantially all of the assets of PG Holdco and its subsidiaries; and

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  the employee investors and co-investors who own Preferred Units or Class A Common Units or Class A-1 Common Units with certain participation rights in issuances of new Preferred Units or Common Units by PG Holdco to Vestar and its affiliates.

        In addition, Vestar has certain rights to require PG Holdco (or its successors) to register securities held by the Securityholders under the Securities Act up to three times, and Vestar and the other Securityholders have certain rights to participate in publicly registered offerings of PG Holdco's common equity initiated by PG Holdco or other third parties.

        Concurrently with the consummation of the Distribution, the Securityholders Agreement will be terminated.

Management Agreement

        Vestar, PG Holdco, Press Ganey Associates, Inc. and PGA Holdings are parties to a management agreement relating to certain advisory and consulting services rendered by Vestar. In consideration of those services, we have agreed to pay to Vestar an aggregate per annum management fee equal to the greater of (i) $500,000 or (ii) an amount per annum equal to 1.0% of our consolidated earnings before interest, taxes and depreciation and amortization for each fiscal year before deduction of Vestar's fee, calculated in accordance with our Senior Secured Credit Facilities. We also agreed to indemnify Vestar and its affiliates from and against all losses, claims, damages and liabilities arising out of the performance by Vestar of its services pursuant to the management agreement. The management agreement will terminate at such time as Vestar and its partners and their respective affiliates hold, directly or indirectly in the aggregate, less than 20% of the voting power of our outstanding voting stock. This agreement also provides for the payment of reasonable and customary advisory fees to Vestar for services in connection with a sale of PG Holdco, or any of its subsidiaries or any extraordinary acquisition by or involving PG Holdco or any of its subsidiaries, which fees are payable on the date of completion of any such transaction, plus Vestar's out-of-pocket expenses.

        Pursuant to the management agreement, we paid $1,047,000, $907,000 and $968,000 of management fees to Vestar in the years ended December 31, 2014, 2013 and 2012, respectively. In addition, we recorded an expense for Vestar's reimbursable expenses, totaling $63,134, $41,420 and $69,431 in the years ended December 31, 2014, 2013 and 2012, respectively.

        In connection with this offering, we will pay Vestar a one-time transaction advisory fee of $             million. The management agreement will terminate upon the closing of this offering.

Employee Loans

        On February 27, 2012, Press Ganey Associates, our wholly owned subsidiary, made a loan to Patrick T. Ryan, our Chief Executive Officer, for a total principal amount of $9.25 million, bearing interest at an annual rate of 10.00% pursuant to a promissory note dated February 27, 2012 to pay for the purchase of Preferred Units and Class A Common Units of PG Holdco no later than February 27, 2022.

        On May 21, 2012, Press Ganey Associates made a loan to Patricia Cmielewski, our Chief Marketing Officer, for a total principal amount of approximately $0.52 million, bearing interest at an annual rate of 2.89% pursuant to a promissory note dated May 21, 2012 to pay for the purchase of Preferred Units and Class A and Class B Common Units of PG Holdco no later than May 21, 2022.

        On June 1, 2012, Press Ganey Associates made a loan to Joseph Greskoviak, our Chief Operating Officer, for approximately $1.04 million, bearing interest at an annual rate of 2.64% pursuant to a promissory note dated June 1, 2012 to pay for the purchase of Preferred Units and Class A and Class B Common Units of PG Holdco no later than June 1, 2022.

        On December 26, 2012, Press Ganey Associates made a loan to Devin J. Anderson, our General Counsel, for a total principal amount of approximately $0.50 million, bearing interest at an annual rate of 2.40% pursuant to a promissory note dated December 26, 2012 to pay for the purchase of Preferred Units and Class A and Class B Common Units of PG Holdco no later than December 26, 2022.

        On December 11, 2013, Press Ganey Associates made a loan to Suda Suvarna, our Chief Information Officer, for a total principal amount of approximately $0.52 million, bearing interest at an annual rate of 3.32% pursuant to a promissory note dated December 11, 2013 to pay for the purchase of Preferred Units and Class A and Class B Common Units of PG Holdco no later than December 11, 2023.

        On April 1, 2014, Press Ganey Associates made a loan to Matthew W. Hallgren, our Chief Financial Officer, for a total principal amount of $70,350, bearing interest at an annual rate of 3.32% pursuant to a promissory note dated April 1, 2014 to pay for the purchase of Class B Common Units of PG Holdco no later than April 1, 2024.

        All of these loans were made by Press Ganey Associates, and all were repaid and/or forgiven and were no longer outstanding on or before April 3, 2015. An aggregate amount of approximately $1.9 million of these loans were forgiven by Press Ganey Associates.

Registration Rights Agreement

        In connection with this offering, we intend to enter into a registration rights agreement with Vestar. Pursuant to the registration rights agreement, Vestar will be entitled to request that we register the shares of our common stock held by Vestar on a long-form or short-form registration statement on one or more occasions in the future, which registrations may be "shelf registrations." Vestar will also be entitled to participate in certain registered offerings by us, subject to the terms and conditions in the registration rights agreement. We will pay Vestar's expenses in connection with Vestar's exercise of these rights.

Employment Agreements

        We have entered into employment agreements with our named executive officers. For more information regarding the agreements with our named executive officers, see "Executive and Director Compensation—Employment Agreements."

Indemnification Agreements

        We expect to enter into indemnification agreements with each of our directors and executive officers. Each indemnification agreement will provide that, subject to limited exceptions, and among other things, we will indemnify the director or executive officer to the fullest extent permitted by law for claims arising in his or her capacity as our director or officer.

Policies and Procedures for Related Person Transactions

        Our board of directors has adopted a written related person transaction policy, to be effective upon the closing of this offering, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, where the amount involved exceeds $120,000 in any fiscal year and a related person had, has or will have a direct or indirect material interest, including purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our Audit Committee considers all relevant facts and circumstances, including whether the transaction is on terms comparable to those that could be obtained in an arm's length transaction and the extent of the related person's interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

        All related party transactions described in this section occurred or will occur prior to adoption of this policy and as such, these transactions were not subject to the approval and review procedures set forth in the policy, but were nonetheless subject to the approval and review procedures in effect at the applicable times.

 PRINCIPAL STOCKHOLDERS

        The following table sets forth information with respect to the beneficial ownership of our common stock, as of                        , 2015, after giving effect to the        -for-one stock split of our common stock, which we effected on                        , 2015, and the Distribution, by:

  •
  each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock;

  •
  each of our named executive officers;

  •
  each of our directors; and

  •
  all of our executive officers and directors as a group.

        Each stockholder's percentage of beneficial ownership is based on                     shares of common stock outstanding as of                        , 2015, assuming no exercise of the underwriters' option to purchase additional shares from us and an initial public offering price of $             per share, which is the midpoint of the price range set forth on the cover page of this prospectus. Because the relative percentage ownership of the existing stockholders will be determined by reference to the initial public offering price in this offering, a change in the assumed initial public offering price would have a corresponding impact on the relative percentage ownership of the existing stockholders presented in this prospectus after giving effect to this offering. See "Executive and Director Compensation—Effect of the Distribution and this Offering." However, a change in the assumed initial public offering price would not impact the percentage ownership of the existing stockholders as a group.

        The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Accordingly, if an individual or entity is a member of a "group" which has agreed to act together for the purpose of acquiring, holding, voting or disposing of such securities, such individual or entity is deemed to be the beneficial owner of such securities held by all members of the group. Further, if an individual or entity has or shares the power to vote or dispose of such securities held by another entity, beneficial ownership of such securities held by such entity may be attributed to such other individuals or entities.

        In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options held by such person that are currently exercisable or will become exercisable within 60 days of                        , 2015 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless noted otherwise, the address of all listed stockholders is c/o PGA Holdings, Inc., 401 Edgewater Place, Suite 500, Wakefield, Massachusetts 01880. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares Beneficially Owned Before this Offering		Shares Beneficially Owned After this Offering
Name of Beneficial Owner	Number	Percentage	Number	Percentage
5% or Greater Stockholders:
Funds affiliated with Vestar(1)
Executive Officers and Directors:
Patrick T. Ryan
Joseph Greskoviak
Dr. Thomas H. Lee
Patricia L. Riskind
Suda Suvarna
David Costello
Patricia Cmielewski
Devin J. Anderson
Matthew W. Hallgren
Norman W. Alpert(2)
Andrew J. Cavanna(3)
Leslie V. Norwalk
Gregory S. Roth
Dr. Ralph Snyderman
Ellen M. Zane
All directors and executive officers as a group (15 persons)

*
Less than 1%.

(1)
Includes shares of common stock that will be held directly following the Distribution by funds affiliated with Vestar. Beneficial ownership by funds affiliated with Vestar includes Vestar Capital Partners V, L.P., Vestar Capital Partners V-A, L.P., Vestar Capital Partners V-B, L.P., Vestar Executives V, L.P., Vestar Employees V, L.P., Vestar Co-Invest V, L.P., and Vestar Investors V, L.P. (collectively, the "Vestar Investors"). Vestar Associates V, L.P. ("Vestar Associates V") is the general partner of the Vestar Investors, and has voting and investment power over the securities held or controlled by each of them. Vestar Managers V, L.P. ("VMV") is the general partner of Vestar Associates V. Daniel S. O'Connell is the sole director of VMV and as a result he may be deemed to have beneficial ownership of the shares owned by the Vestar Investors. Each of Vestar Associates V, VMV and Mr. O'Connell disclaims economic ownership of any securities beneficially owned by the Vestar Investors, except to the extent of its pecuniary interest therein. The address of each of the Vestar Investors, Vestar Associates V, VMV and Mr. O'Connell is c/o Vestar Capital Partners, Inc., 245 Park Avenue, 41st Floor, New York, NY 10167.

(2)
Mr. Alpert is a managing director of Vestar and may be deemed to beneficially own the shares of common stock held by funds affiliated with Vestar. Mr. Alpert disclaims economic ownership of such securities, except to the extent of his pecuniary interest therein. The address for Mr. Alpert is c/o Vestar Capital Partners, Inc., 245 Park Avenue, 41st Floor, New York, NY 10167.

(3)
Mr. Cavanna is a managing director of Vestar and may be deemed to beneficially own the shares of common stock held by funds affiliated with Vestar. Mr. Cavanna disclaims economic ownership of such securities, except to the extent of his pecuniary interest therein. The address for Mr. Cavanna is c/o Vestar Capital Partners, Inc., 245 Park Avenue, 41st Floor, New York, NY 10167.

DESCRIPTION OF CERTAIN INDEBTEDNESS

Senior Secured Credit Facilities

        On April 20, 2012, we, our parent, PG Holdco, and certain of our subsidiaries entered into a first lien credit agreement with Barclays Bank PLC, as administrative agent and collateral agent, and the other agents and lenders named therein, for Senior Secured Credit Facilities, consisting of a 400.0 million Term Loan Facility and a $30.0 million Revolving Credit Facility. The Term Loan Facility has a six-year maturity and the Revolving Credit Facility has a five-year maturity. The first lien credit agreement provides that we may make one or more offers to the lenders, and consummate transactions with individual lenders that accept the terms contained in such offers, to extend the maturity date of the lender's revolving commitments, subject to certain conditions.

        All of our obligations under the Senior Secured Credit Facilities are guaranteed by PG Holdco (which will be liquidated in the Distribution) and the subsidiary guarantors named therein (the "Guarantors"). The obligations under the Senior Secured Credit Facilities are secured by a pledge of 100% of PGA Holdings' capital stock and the capital stock of subsidiaries owned by PGA Holdings and any other subsidiary Guarantor (provided that in the case of a foreign subsidiary, 65% of its voting capital stock and 100% of its non-voting stock is pledged), and a security interest in substantially all of the tangible and intangible assets of each Guarantor.

        The Revolving Credit Facility includes borrowing capacity available for letters of credit and for borrowings on same-day notice, referred to as the "swingline loans." Any issuance of letters of credit or making of a swingline loan will reduce the amount available under the Revolving Credit Facility.

        At our option, we may add term loan or revolving credit facilities or increase the commitments under our existing the Term Loan Facility or the Revolving Credit Facility (subject to a $30.0 million maximum commitment under the Revolving Credit Facility), or issue incremental notes in lieu thereof, in an aggregate amount of $75.0 million plus an additional amount subject to certain leverage ratios and so long as certain conditions are met, including (i) a senior secured first lien leverage ratio of not more than 4.25 to 1.00 (calculated on a pro forma basis) and (ii) if there are any unsecured incremental notes outstanding, a consolidated total net debt ratio of not more than 6:00 to 1:00 (calculated on a pro forma basis).

        Borrowings under the Senior Secured Credit Facilities bear interest at either:

  •
  in the case of ABR loans, the base rate equal to the greater of (a) the prime rate of Barclays Bank PLC, (b) the federal funds rate plus 1/2 of 1.0%, and (c) the LIBOR rate (which shall be no less than 1.00% per annum) for an interest period of one-month plus 1.00%, plus a margin of (x) in the case of loans under the Term Loans Facility, 2.25% or (y) in the case of loans under the Revolving Credit Facility, (1) 2.75% if the senior secured net leverage ratio is less than or equal to 4.00 to 1.00 or (2) 3.00% if the senior secured net leverage ratio is greater than 4:00 to 1.00; or

  •
  in the case of Eurodollar loans, the LIBOR rate, plus a margin of (a) in the case of loans under the Term Loan Facility, 3.25% or (b) in the case of loans under the Revolving Credit Facility, (1) 3.75% if the senior secured net leverage ratio is less than or equal to 4.00 to 1.00 or (2) 4.00% if the senior secured net leverage ratio is greater than 4:00 to 1.00. We are also required to pay a commitment fee to the lenders under the Revolving Credit Facility at an initial rate of 0.50% of the average daily unutilized commitments thereunder. We must also pay customary letter of credit fees.

        The Senior Secured Credit Facilities requires us to make mandatory prepayments, subject to certain exceptions, with: (i) 50% (which percentage will be reduced upon our achievement of certain senior secured net leverage ratios) of our annual excess cash flow; (ii) 100% of net cash proceeds of all non-ordinary course assets sales or other dispositions of property, subject to certain exceptions and thresholds; and (iii) 100% of the net cash proceeds of any debt incurrence, other than debt permitted to be incurred under the Senior Secured Credit Facilities. We are required to repay the Term Loan Facility portion of the Senior Secured Credit Facilities in quarterly principal installments of approximately $1.1 million, with the balance payable at maturity.

        The Senior Secured Credit Facilities contains financial maintenance covenants. We are required to maintain at the end of each fiscal quarter the senior secured net leverage ratio (5.00 to 1.00 at December 31, 2014, stepping down to 4.75 to 1.00 at March 31, 2015, 4.50 to 1.00 at December 31, 2015, 4.25 to 1.00 at March 31, 2016 and 4.00 to 1.00 at December 31, 2016 and thereafter) and a minimum interest coverage ratio (3.00 to 1.00 at December 31, 2014 and increasing to 3.25 to 1.00 at March 31, 2015 and thereafter) with respect to such fiscal quarter.

        The Senior Secured Credit Facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability and the ability of our subsidiaries to: (i) incur additional indebtedness; (ii) create liens on assets; (iii) engage in mergers, consolidations or sales of all or substantially all assets; (iv) sell assets; (v) pay dividends and distributions or repurchase capital stock; (vi) enter into hedge agreements; (vii) make acquisitions, investments, loans or advances; (viii) repay certain junior indebtedness; (ix) engage in certain transactions with affiliates; (x) amend material agreements governing certain of our junior indebtedness; and (xi) change our lines of business. The Senior Secured Credit Facilities also contain certain customary representations and warranties, affirmative covenants, reporting obligations and events of default.

 DESCRIPTION OF CAPITAL STOCK

        The following summary of certain provisions of our capital stock does not purport to be complete and is subject to our amended and restated certificate of incorporation, our amended and restated bylaws and applicable law. Copies of our amended and restated certificate of incorporation and amended and restated bylaws will be filed as exhibits to the registration statement, of which this prospectus is a part.

Authorized Capitalization

General

        Upon the closing of this offering, our authorized capital stock will consist of                        shares of common stock, par value $0.01 per share, and                        shares of undesignated preferred stock.

        As of                        , 2015, we had issued and outstanding                     shares of our common stock.

        After giving effect to the closing of this offering, we will have                        shares of common stock and no shares of preferred stock outstanding. The following summary describes all material provisions of our capital stock. We urge you to read our amended and restated certificate of incorporation and our amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part.

Common Stock

        Our common stock is not entitled to preemptive or other similar subscription rights to purchase any of our securities. Our common stock is neither convertible nor redeemable. There will be no sinking fund provisions applicable to our common stock. Unless our Board of Directors determines otherwise, we will issue all of our capital stock in uncertificated form.

Preferred Stock

        After giving effect to the closing of this offering, we will not have any shares of preferred stock outstanding. Our Board of Directors has the authority to issue shares of preferred stock from time to time on terms it may determine, to divide shares of preferred stock into one or more series and to fix the designations, preferences, privileges, and restrictions of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of our preferred stock could have the effect of decreasing the trading price of our common stock, restricting dividends on our capital stock, diluting the voting power of our common stock, impairing the liquidation rights of our capital stock, or delaying or preventing a change in control of our company.

Voting Rights

        Each holder of our common stock is entitled to one vote per share on each matter submitted to a vote of stockholders. Our amended and restated bylaws provide that the presence, in person or by proxy, of holders of shares representing a majority of the outstanding shares of capital stock entitled to vote at a stockholders' meeting constitutes a quorum. When a quorum is present, the affirmative vote of a majority of the votes cast is required to take action, unless otherwise specified by law or our certificate of incorporation, and except for the election of directors, which is determined by a plurality vote. There are no cumulative voting rights.

Dividend Rights

        Each holder of shares of our capital stock will be entitled to receive such dividends and other distributions in cash, stock or property as may be declared by our Board of Directors from time to time out of our assets or funds legally available for dividends or other distributions. See the section entitled "Dividend Policy." These rights are subject to the preferential rights of any other class or series of our preferred stock.

Other Rights

        Each holder of common stock is subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock that we may designate and issue in the future. This offering is not subject to pre-emptive rights.

Liquidation Rights

        If our company is involved in a consolidation, merger, recapitalization, reorganization, or similar event, each holder of common stock will participate pro rata in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

        Our amended and restated certificate of incorporation and our amended and restated bylaws will contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board of Directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the Board of Directors the power to discourage acquisitions that some stockholders may favor.

Action by Written Consent, Special Meeting of Stockholders and Advance Notice Requirements for Stockholder Proposals

        The DGCL permits stockholder action by written consent unless otherwise provided in a corporation's certificate of incorporation. Our amended and restated certificate of incorporation will provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting once Vestar and its affiliates cease to beneficially own more than 40% of our outstanding shares. Our amended and restated certificate of incorporation and bylaws will also provide that, except as otherwise required by law, special meetings of the stockholders can be called only pursuant to a resolution adopted by a majority of the total number of directors that we would have if there were no vacancies or, until the date that Vestar ceases to beneficially own more than 40% of our outstanding shares, at the request of Vestar and its affiliates. Except as described above, stockholders will not be permitted to call a special meeting or to require the Board of Directors to call a special meeting. In addition, our amended and restated bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to our secretary, of the stockholder's intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of our outstanding voting securities.

Classified Board

        Our amended and restated certificate of incorporation will provide that our Board of Directors will be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our Board of Directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our board.

Removal of Directors

        Our amended and restated certificate of incorporation will provide that directors may be removed with or without cause at any time upon the affirmative vote of holders of at least a majority of the voting power of all outstanding shares of capital stock entitled to vote in the election of directors until Vestar ceases to beneficially own more than 40% of our outstanding shares. After such time, directors may only be removed from office for cause and only upon the affirmative vote of at least 75% of the voting power of our outstanding shares of common stock entitled to vote in the election of directors.

Amendment to Certificate of Incorporation and Bylaws

        The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation's certificate of incorporation or bylaws is required to approve such amendment, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage. Our amended and restated bylaws may be amended, altered, changed or repealed by a majority vote of our Board of Directors, provided that, in addition to any other vote otherwise required by law, after the date on which Vestar ceases to beneficially own more than 40% of our outstanding shares, any amendment, alteration, change, or repeal of our amended and restated bylaws by our stockholders will require the affirmative vote of at least 75% of the voting power of our outstanding shares of common stock. Additionally, after the date on which Vestar ceases to beneficially own more than 40% of our outstanding shares, the affirmative vote of at least 75% of the voting power of the outstanding shares of capital stock entitled to vote on the adoption, alteration, amendment or repeal of our amended and restated certificate of incorporation, voting as a single class, will be required to amend or repeal or to adopt any provision inconsistent with specified provisions of our amended and restated certificate of incorporation. This requirement of a supermajority vote to approve amendments to our amended and restated certificate of incorporation and amended and restated bylaws could enable a minority of our stockholders to exercise veto power over any such amendments.

Delaware Anti-Takeover Statute

        Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an "interested stockholder" and may not engage in certain "business combinations" with the corporation for a period of three years from the time such person acquired 15% or more of the corporation's voting stock, unless: (1) the board of directors approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder, (2) the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans), or (3) the merger transaction is approved by the board of directors and by the affirmative vote at a meeting, not by written consent, of stockholders of two-thirds of the holders of the outstanding voting stock which is not owned by the interested stockholder. The provisions of Section 203 of the DGCL generally prohibit or delay the accomplishment of mergers or other takeover or change-in-control attempts that are not approved by a company's board of directors. A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.

        Under our amended and restated certificate of incorporation, we will opt out of Section 203 of the DGCL, and will therefore not be subject to Section 203. Accordingly, any person that would be deemed to be an "interested stockholder" will not be subject to the restrictions of Section 203 of the DGCL on mergers or other takeover or change-in-control transactions.

Stockholders Not Entitled to Cumulative Voting

        Our amended and restated certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Corporate Opportunity

        Messrs. Alpert and Cavanna, who are managing directors of Vestar, serve on our Board of Directors. Our amended and restated certificate of incorporation provides that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity that may from time to time be presented to Vestar or any of its officers, directors, agents, stockholders, members, managers, partners, affiliates and subsidiaries (other than us and our subsidiaries) and that may be a business opportunity for Vestar, even if the opportunity is one that we might reasonably have pursued or had the ability or desire to pursue if granted the opportunity to do so. No such person will be liable to us for breach of any fiduciary or other duty, as a director or officer or otherwise, to the fullest extent permitted by law by reason of the fact that such person, acting in good faith, pursues or acquires any such business opportunity, directs any such business opportunity to another person or fails to present any such business opportunity, or information regarding any such business opportunity, to us. Neither Vestar nor any of its representatives has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as us or any of our subsidiaries.

Limitations on Liability and Indemnification of Officers and Directors

        Our amended and restated certificate of incorporation will limit the liability of our directors to the fullest extent permitted by the DGCL, and our amended and restated bylaws will provide that we will indemnify them to the fullest extent permitted by such law. We expect to enter into indemnification agreements with our current directors and executive officers prior to the closing of this offering and expect to enter into similar agreements with any new directors or executive officers. See "Certain Relationships and Related Party Transactions—Indemnification Agreements."

Exclusive Jurisdiction of Certain Actions

        Our amended and restated certificate of incorporation requires, to the fullest extent permitted by law, that derivative actions brought in our name, actions against directors, officers and employees for breach of fiduciary duty and certain other actions may be brought only in the Court of Chancery in the State of Delaware. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Payment of Legal Fees in Certain Proceedings

        Our amended and restated certificate of incorporation provides, to the fullest extent permitted by law, in the event that any current or former stockholder, any current or former director, or any person acting on behalf of such stockholder or director (including any third party that receives substantial assistance from any such person or entity if such person or entity has a direct financial interest in the claim or proceeding of such third party), which we collectively refer to as claiming parties, (x) initiates, asserts or joins, offers substantial assistance to, or has a direct financial interest in (1) any derivative action or proceeding brought on our behalf, (2) any claim of breach of a fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders, (3) any action against us or any of our directors, officers, employees or agents arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws, or (4) any action asserting a claim governed by the internal affairs doctrine, each of the foregoing, a claim, or joins any such claim as a named party, and (y) does not thereby obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy or relief sought in the claim, then such claiming party may be obligated to reimburse us and our officers and directors for all fees, costs and expenses (including attorneys' fees and the fees of experts) actually and reasonably incurred by us or our officers and directors in defending such claim.

        This fee-shifting provision of our amended and restated certificate of incorporation is not limited to specific types of actions, but is potentially applicable to all actions to the fullest extent permitted by law. There are several types of remedies that a claiming party may seek in connection with an action or proceeding against us, including declaratory or injunctive relief, or monetary damages. If a claiming party is not successful in obtaining a judgment that achieves in substance, such as in the case of a claim for declaratory or injunctive relief, or amount, such as in the case of a claim for monetary damages, our and or officers' and directors' litigation expenses may be shifted to the claiming party.

        Fee-shifting provisions are relatively new and untested. The case law and potential legislative action on fee-shifting provisions are evolving and there exists considerable uncertainty regarding the validity of, and potential judicial and legislative responses to, such provisions. For example, it is unclear whether our ability to invoke the fee-shifting provision of our amended and restated certificate of incorporation in connection with claims under the federal securities laws, including claims related to this offering, would be pre-empted by federal law. Similarly, it is unclear how courts might apply the standard that a claiming party must obtain a judgment that substantially achieves, in substance and amount, the full remedy sought. The application of the fee-shifting provision of our amended and restated certificate of incorporation in connection with such claims, if any, will depend in part on future developments of the law, and the Delaware Corporation Law Council has recently recommended that the DGCL be amended to expressly prohibit companies from including fee-shifting provisions in their certificate of incorporation or bylaws for claims brought against officers and directors for violation of their state law duties. We cannot assure you that we will or will not invoke the fee-shifting provision of our amended and restated certificate of incorporation in any particular dispute, including any claims related to this offering.

        If a stockholder that brings any such claim, suit, action or proceeding is unable to obtain the judgment sought, the attorneys' fees and other litigation expenses that might be shifted to a claiming party are potentially significant. This fee-shifting provision, therefore, may dissuade or discourage current or former stockholders from initiating lawsuits or claims against us or our directors and officers. In addition, it may impact the fees, contingent or otherwise, required by potential plaintiffs' attorneys to represent our stockholders or otherwise discourage plaintiffs' attorneys from representing our stockholders at all. As a result, this provision may limit the ability of stockholders to affect the management and direction of our company, particularly through litigation or the threat of litigation.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company, LLC.

Listing

        We intend to apply to list our common stock on the NYSE under the symbol "                ."

SHARES ELIGIBLE FOR FUTURE SALE

        Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock.

        Upon the closing of this offering, we will have outstanding an aggregate of                shares of common stock, assuming the issuance of                shares of common stock offered by us in this offering. Of these shares, all shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.

        The remaining                shares of common stock will be "restricted securities," as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below. We expect that substantially all of these shares will be subject to the 180-day lock-up period under the lock-up agreements described below. Upon expiration of the lock-up period, we estimate that approximately                shares will be available for sale in the public market, subject in some cases to applicable volume limitations under Rule 144.

Lock-Up Agreements

        We, all of our directors and executive officers and holders of more than      % of our outstanding stock have agreed that, for a period of 180 days after the date of this prospectus, subject to certain limited exceptions as described below, we and they will not directly or indirectly, without the prior written consent of each of Barclays Capital Inc. and Goldman, Sachs & Co., (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or other securities, in cash or otherwise, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing. Barclays Capital Inc. and Goldman, Sachs & Co., in their sole discretion, may release the common stock and other securities subject to the lock-up agreements above in whole or in part at any time. For additional information, see "Underwriting."

Rule 144

Affiliate Resales of Restricted Securities

        In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our common stock for at least six months would be entitled to sell in "broker's transactions" or certain "riskless principal transactions" or to market makers, a number of shares within any three-month period that does not exceed the greater of:

  •
  1% of the number of shares of our common stock then outstanding, which will equal approximately                shares immediately after this offering; or

  •
  the average weekly trading volume in our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

        Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC and the NYSE concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

Non-Affiliate Resales of Restricted Securities

        In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

        Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.

Rule 701

        In general, under Rule 701, any of an issuer's employees, directors, officers, consultants or advisors who purchases shares from the issuer in connection with a compensatory stock or option plan or other written agreement before the effective date of a registration statement under the Securities Act is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. An affiliate of the issuer can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of the issuer can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.

        The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.

Equity Plan

        We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable under our stock plan. We expect to file the registration statement covering shares offered pursuant to our stock plan shortly after the date of this prospectus, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market, subject to compliance with the resale provisions of Rule 144.

Registration Rights

        Upon the closing of this offering, Vestar, which will hold an aggregate of                  shares of our common stock, (assuming an initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus), will be entitled to certain rights with respect to the registration of their shares under the Securities Act. Except for shares purchased by affiliates, registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of the registration, subject to the expiration of the lock-up period described in the "Underwriting" section in this prospectus. See "Certain Relationships and Related Party Transactions" for more information.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

        The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the "IRS"), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

        This discussion is limited to Non-U.S. Holders that hold our common stock as a "capital asset" within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder's particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

  •
  U.S. expatriates and former citizens or long-term residents of the United States;

  •
  persons subject to the alternative minimum tax;

  •
  persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

  •
  banks, insurance companies, and other financial institutions;

  •
  brokers, dealers or traders in securities;

  •
  "controlled foreign corporations," "passive foreign investment companies," and corporations that accumulate earnings to avoid U.S. federal income tax;

  •
  partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

  •
  tax-exempt organizations or governmental organizations;

  •
  persons deemed to sell our common stock under the constructive sale provisions of the Code;

  •
  persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

  •
  tax-qualified retirement plans.

        If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

        THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR

SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

        For purposes of this discussion, a "Non-U.S. Holder" is any beneficial owner of our common stock that is neither a "U.S. person" nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

  •
  an individual who is a citizen or resident of the United States;

  •
  an entity created or organized under the laws of the United States, any state thereof, or the District of Columbia that is treated as a corporation for U.S. federal income tax purposes;

  •
  an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

  •
  a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more "United States persons" (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

        As described under "Dividend Policy," we do not anticipate declaring or paying any dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts of distributions not treated as dividends for U.S. federal income tax purposes will first constitute a return of capital and be applied against and reduce a Non-U.S. Holder's adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under "—Sale or Other Taxable Disposition."

        Subject to the discussion below regarding effectively connected income, backup withholding and payments made to certain foreign accounts, dividends paid to a Non-U.S. Holder of our common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

        If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States.

        Any such effectively connected dividends will be subject to U.S. federal income tax generally in the same manner as if the Non-U.S. Holder were a United States person. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules or rates.

Sale or Other Taxable Disposition

        Subject to the discussions below regarding backup withholding and payments made to certain foreign accounts, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

  •
  the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

  •
  the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

  •
  our common stock constitutes a U.S. real property interest ("USRPI") by reason of our status as a U.S. real property holding corporation ("USRPHC") for U.S. federal income tax purposes.

        Gain described in the first bullet point above generally will be subject to U.S. federal income tax generally in the same manner as if the Non-U.S. Holder were a United States person. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on a portion of its effectively connected earnings and profits for the taxable year that are attributable to such gain, as adjusted for certain items.

        Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

        With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock (other than gain described in the first or second bullet points above) will not be subject to U.S. federal income tax if our common stock is "regularly traded," as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually or constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder's holding period.

        Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

        Subject to the discussion below regarding payments made to certain foreign accounts, payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the Non-U.S. Holder is a United States person and the Non-U.S. Holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such Non-U.S. Holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

        Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder's U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

        A 30% withholding tax may be imposed under Sections 1471 to 1474 of the Code, the Treasury Regulations promulgated thereunder and other official guidance (such Sections commonly referred to as "FATCA") on withholdable payments made to non-U.S. financial institutions and certain other non-U.S. entities. Withholdable payments include dividends on, and gross proceeds from the sale or other disposition on or after January 1, 2017 of, our common stock paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (2) the non-financial foreign entity either certifies it does not have any "substantial United States owners" (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain "specified United States persons" or "United States-owned foreign entities" (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

        Under the applicable Treasury Regulations, withholding under FATCA generally applies to payments of dividends on our common stock and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2017. The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law. We will not pay additional amounts to holders of our common stock in respect of amounts withheld.

        Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

        Barclays Capital Inc. and Goldman, Sachs & Co. are acting as representatives of the underwriters in this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us the respective number of common stock shown opposite its name below:

Underwriters	Number of Shares
Barclays Capital Inc.
Goldman, Sachs & Co.
William Blair & Company, L.L.C.
Wells Fargo Securities, LLC

Total

        The underwriting agreement provides that the underwriters' obligation to purchase shares of common stock depends on the satisfaction of the conditions contained in the underwriting agreement including:

  •
  the obligation to purchase all of the shares of common stock offered hereby (other than those shares of common stock covered by their option to purchase additional shares as described below), if any of the shares are purchased;

  •
  the representations and warranties made by us to the underwriters are true;

  •
  there is no material change in our business or the financial markets; and

  •
  we deliver customary closing documents to the underwriters.

Commissions and Expenses

        The following table summarizes the underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us for the shares.

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

        The representatives advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $ per share. After the offering, the representatives may change the offering price and other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The expenses of the offering that are payable by us are estimated to be approximately $                (excluding underwriting discounts and commissions). We have agreed to reimburse the underwriters for certain of their expenses, in an amount up to $                .

Option to Purchase Additional Shares

        We have granted the underwriters an option exercisable for 30 days after the date of this prospectus to purchase, from time to time, in whole or in part, up to an aggregate of                shares

from us at the public offering price, less underwriting discounts and commissions. This option may be exercised to the extent the underwriters sell more than                shares in connection with this offering. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter's percentage underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting Section.

Lock-Up Agreements

        We, all of our directors and executive officers and holders of more than        % of our outstanding stock have agreed that, for a period of 180 days after the date of this prospectus, subject to certain limited exceptions as described below, we and they will not directly or indirectly, without the prior written consent of each of Barclays Capital Inc. and Goldman, Sachs & Co., (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of common stock (including, without limitation, shares of common stock that may be deemed to be beneficially owned by us or them in accordance with the rules and regulations of the SEC and shares of common stock that may be issued upon exercise of any options or warrants) or securities convertible into or exercisable or exchangeable for common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or other securities, in cash or otherwise, (3) make any demand for or exercise any right or file or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible, exercisable or exchangeable into common stock or any of our other securities, or (4) publicly disclose the intention to do any of the foregoing.

        Barclays Capital Inc. and Goldman, Sachs & Co., in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release common stock and other securities from lock-up agreements, Barclays Capital Inc. and Goldman, Sachs & Co. will consider, among other factors, the holder's reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time. At least three business days before the effectiveness of any release or waiver of any of the restrictions described above with respect to an officer or director of the Company, Barclays Capital Inc. and Goldman, Sachs & Co. will notify us of the impending release or waiver and we have agreed to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver, except where the release or waiver is effected solely to permit a transfer of common stock that is not for consideration and where the transferee has agreed in writing to be bound by the same terms as the lock-up agreements described above to the extent and for the duration that such terms remain in effect at the time of transfer.

Offering Price Determination

        Prior to this offering, there has been no public market for our common stock. The initial public offering price was negotiated between the representatives and us. In determining the initial public offering price of our common stock, the representatives considered:

  •
  the history and prospects for the industry in which we compete;

  •
  our financial information;

  •
  the ability of our management and our business potential and earning prospects;

  •
  the prevailing securities markets at the time of this offering; and

  •
  the recent market prices of, and the demand for, publicly traded shares of generally comparable companies.

Indemnification

        We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Stabilization, Short Positions and Penalty Bids

        The representatives may engage in stabilizing transactions, short sales and purchases to cover positions created by short sales, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act:

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  A short position involves a sale by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of the common stock. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Stock Exchange Listing

        We intend to apply to list our common stock on the NYSE under the symbol "                         ."

Stamp Taxes

        If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Other Relationships

        The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expenses. In particular, Barclays Bank PLC, an affiliate of Barclays Capital Inc., acts as administrative agent under our Senior Secured Credit Facilities and affiliates of Barclays Capital Inc. and Goldman, Sachs & Co. are lenders under our Senior Secured Credit Facilities. We will use a portion of the net proceeds from this offering to repay a portion of our Term Loan Facility. Accordingly, affiliates of the underwriters that are lenders under our Term Loan Facility will receive a portion of the net proceeds from this offering. After the closing of this offering, certain affiliates of Goldman, Sachs & Co., an underwriter of this offering, will beneficially own approximately        % of our common stock, assuming the underwriters do not exercise their option to purchase additional shares.

        In the ordinary course of their various business activities, the underwriters and certain of their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer or its affiliates. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, the underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the shares of common stock offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the shares of common stock offered hereby. The underwriters and certain of their affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

        This prospectus does not constitute an offer to sell to, or a solicitation of an offer to buy from, anyone in any country or jurisdiction (i) in which such an offer or solicitation is not authorized, (ii) in which any person making such offer or solicitation is not qualified to do so or (iii) in which any such offer or solicitation would otherwise be unlawful. No action has been taken that would, or is intended to, permit a public offer of the shares of common stock or possession or distribution of this prospectus or any other offering or publicity material relating to the shares of common stock in any country or jurisdiction (other than the United States) where any such action for that purpose is required. Accordingly, each underwriter has undertaken that it will not, directly or indirectly, offer or sell any shares of common stock or have in its possession, distribute or publish any prospectus, form of application, advertisement or other document or information in any country or jurisdiction except under circumstances that will, to the best of its knowledge and belief, result in compliance with any applicable laws and regulations and all offers and sales of shares of common stock by it will be made on the same terms.

European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State") an offer to the public of any common stock which are the subject of the offering contemplated herein may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  •
  to legal entities which are qualified investors as defined under the Prospectus Directive;

  •
  by the underwriters to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives of the underwriters for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of common stock shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

        Each person in a Relevant Member State who receives any communication in respect of, or who acquires any common stock under, the offers contemplated here in this prospectus will be deemed to have represented, warranted and agreed to and with each underwriter and us that:

  •
  it is a qualified investor as defined under the Prospectus Directive; and

  •
  in the case of any common stock acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the common stock acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in the circumstances in which the prior consent of the representatives of the underwriters has been given to the offer or resale or (ii) where common stock have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of such common stock to it is not treated under the Prospectus Directive as having been made to such persons.

        For the purposes of this representation and the provision above, the expression an "offer of common stock to the public" in relation to any common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any common stock to be offered so as to enable an investor to decide to purchase or subscribe for the common stock, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

United Kingdom

        This prospectus has only been communicated or caused to have been communicated and will only be communicated or caused to be communicated as an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act of 2000 (the "FSMA")) as received in connection with the issue or sale of the common stock in circumstances in which Section 21(1) of the FSMA does not apply to us. All applicable provisions of the FSMA will be complied with in respect to anything done in relation to the common stock in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Switzerland

        The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this document nor any other offering or marketing material relating to the offering, the Company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA ("FINMA"), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes ("CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in the Dubai International Financial Centre

        This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority ("DFSA"). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Australia

        No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission ("ASIC"), in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the "Corporations Act"), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

        Any offer in Australia of the shares may only be made to persons (the "Exempt Investors") who are "sophisticated investors" (within the meaning of section 708(8) of the Corporations Act), "professional investors" (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

        The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

        This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in Hong Kong

        The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

        The shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, "Japanese Person" shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

  •
  where no consideration is or will be given for the transfer;

  •
  where the transfer is by operation of law;

  •
  as specified in Section 276(7) of the SFA; or

  •
  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

 LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for us by Latham & Watkins LLP. The validity of the shares of common stock offered hereby will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

        The consolidated financial statements of PGA Holdings, Inc. at December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, appearing in this prospectus and registration statement, have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1, including exhibits, under the Securities Act with respect to the shares of common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

        Upon completion of this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

        We maintain a website at www.pressganey.com. After the completion of this offering, you may access our periodic reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information on or accessible through our website does not constitute part of, and is not incorporated by reference into, this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of PGA Holdings, Inc.

        We have audited the accompanying consolidated balance sheets of PGA Holdings, Inc. and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, shareholder's equity and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PGA Holdings, Inc. and subsidiaries at December 31, 2014 and 2013, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP
Chicago, Illinois
March 30, 2015

PGA Holdings, Inc.

Consolidated Balance Sheets

(Thousands of dollars, except share and per share amounts)

		December 31,
	Pro Forma December 31, 2014
		2014	2013
	(unaudited)
ASSETS
Current assets:
Cash	$6,962	$6,962	$32,635
Accounts receivable, net of allowances of $531 and $596 at December 31, 2014 and 2013, respectively	44,444	44,444	42,142
Other receivables	1,782	1,782	1,159
Prepaid expenses and other assets	2,741	2,741	3,568
Income taxes receivable	2,916	2,916	3,881

Total current assets	58,845	58,845	83,385
Property and equipment, net	59,610	59,610	43,270
Deferred financing fees, net	1,787	1,787	3,474
Intangible assets, net	375,391	375,391	374,634
Goodwill	402,934	402,934	385,750

Total assets	$898,567	$898,567	$890,513

LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
Current portion of long-term debt	$4,279	$4,279	$14,885
Current portion of capital lease obligations	4,373	4,373	1,621
Accounts payable	13,232	13,232	6,580
Accrued payroll and related liabilities	11,704	11,704	11,256
Accrued expenses and other liabilities		1,581	1,239
Deferred income taxes	712	712	1,580
Deferred revenue	26,208	26,208	25,001

Total current liabilities		62,089	62,162
Long-term debt, less current portion	403,865	403,865	417,519
Capital lease obligations, less current portion	6,779	6,779	2,711
Equity-based compensation liability		19,423	12,933
Deferred income taxes	125,767	125,767	128,981

Total liabilities		617,923	624,306
Commitments and contingencies	—	—	—
SHAREHOLDER'S EQUITY
Common stock, $0.01 par value; 16,000 shares authorized; and 15,469 shares issued and outstanding	—	—	—
Additional paid-in capital		271,280	268,718
Retained earnings (accumulated deficit)		9,364	(2,511)

Total shareholder's equity		280,644	266,207

Total liabilities and shareholder's equity	$	$898,567	$890,513

The accompanying notes to consolidated financial statements are an integral part of these statements.

PGA Holdings, Inc.

Consolidated Statements of Operations

(Thousands of dollars, except share and per share amounts)

	December 31,
	2014		2013	2012
Revenue		$281,612	$260,420	$231,531
Operating expenses:
Cost of revenue, excluding depreciation and amortization		121,807	113,675	101,155
General and administrative		70,432	71,926	70,679
Depreciation and amortization		35,102	32,468	27,202
Impairment charges		—	2,579	—
Loss on disposal of property and equipment		1,719	274	—

Total operating expenses		229,060	220,922	199,036

Income from operations		52,552	39,498	32,315
Other income (expense):
Interest expense, net		(19,832)	(24,644)	(32,157)
Extinguishment of debt		(2,894)	(7,922)	(7,185)
Management fee of related party		(1,047)	(907)	(968)

Total other income (expense), net		(23,773)	(33,473)	(40,310)

Income (loss) before income taxes		28,779	6,025	(7,995)
Provision for (benefit from) income taxes		13,196	5,926	(604)

Net income (loss)		$15,583	$99	$(7,391)

Earnings (loss) per share—basic and diluted		$1,007.37	$6.40	$(477.79)
Weighted average shares outstanding—basic and diluted		15,469	15,469	15,469
Pro forma net income and per share information (unaudited) (See Note 12):
Pro forma net income	$
Pro forma basic earnings per share	$
Pro forma diluted earnings per share	$
Pro forma basic weighted average shares outstanding
Pro forma diluted weighted average shares outstanding

The accompanying notes to consolidated financial statements are an integral part of these statements.

PGA Holdings, Inc.

Consolidated Statements of Shareholder's Equity

(Thousands of dollars)

	Common Stock	Additional Paid-in Capital	Retained Earnings (Accumulated Deficit)	Total Shareholder's Equity
Balance at January 1, 2012	$—	$250,398	$14,683	$265,081
Sale of equity interests	—	6,021	—	6,021
Purchases of equity interests	—	—	(7,588)	(7,588)
Equity-based compensation	—	8,905	—	8,905
Net loss	—	—	(7,391)	(7,391)

Balance at December 31, 2012	—	265,324	(296)	265,028
Sale of equity interests	—	1,189	—	1,189
Purchases of equity interests	—	—	(2,314)	(2,314)
Equity-based compensation	—	2,205	—	2,205
Net income	—	—	99	99

Balance at December 31, 2013	—	268,718	(2,511)	266,207
Sale of equity interests	—	500	—	500
Purchases of equity interests	—	—	(3,708)	(3,708)
Equity-based compensation	—	2,062	—	2,062
Net income	—	—	15,583	15,583

Balance at December 31, 2014	$—	$271,280	$9,364	$280,644

The accompanying notes to consolidated financial statements are an integral part of these statements.

PGA Holdings, Inc.

Consolidated Statements of Cash Flows

(Thousands of dollars)

	December 31,
	2014	2013	2012
Operating activities
Net income (loss)	$15,583	$99	$(7,391)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	35,102	32,468	27,202
Amortization of deferred financing costs and debt discount	879	1,531	871
Equity-based compensation	8,034	9,787	14,256
Extinguishment of debt	2,894	7,922	7,185
Provision for doubtful accounts	289	400	75
Impairment charges	—	2,579	—
Loss on disposal of property and equipment	1,719	274	—
Deferred income taxes	(4,807)	4,453	(872)
Changes in assets and liabilities:
Accounts receivable	(2,420)	(3,380)	(2,710)
Other receivables	(623)	(596)	3,524
Prepaid expenses and other assets	1,319	(406)	260
Accounts payable	(3)	(2,785)	2,082
Accrued payroll and related liabilities	678	3,770	3,760
Accrued expenses and other liabilities	342	121	(1,882)
Deferred revenue	(5,183)	(1,782)	(2,659)
Income taxes (payable) receivable, net	965	(544)	1,196

Net cash provided by operating activities	54,768	53,911	44,897
Investing activities
Acquisitions of businesses, net of cash acquired	(28,177)	(2,813)	(24,894)
Purchases of property and equipment	(19,414)	(17,230)	(18,191)

Net cash used in investing activities	(47,591)	(20,043)	(43,085)
Financing activities
Proceeds from the issuance of long-term debt	41,825	50,000	435,600
Payments on long-term debt	(67,662)	(55,337)	(419,788)
Deferred financing payments	(508)	(851)	(8,914)
Payments on capital lease obligations	(3,297)	(1,641)	(2,078)
Contingent purchase consideration	—	(124)	(541)
Proceeds from sale of equity interests	500	1,189	6,021
Purchase of interest rate cap	—	—	(1,350)
Purchases of equity interests	(3,708)	(2,314)	(7,588)

Net cash (used in) provided by financing activities	(32,850)	(9,078)	1,362

Net (decrease) increase in cash	(25,673)	24,790	3,174
Cash at beginning of year	32,635	7,845	4,671

Cash at end of year	$6,962	$32,635	$7,845

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$18,888	$22,858	$30,200
Cash paid (received) during the year for income taxes	16,933	2,195	(927)
Property and equipment acquired through capital leases	10,117	1,680	3,655
Purchase of property and equipment in accounts payable	6,459	911	1,812

The accompanying notes to consolidated financial statements are an integral part of these statements.

PGA Holdings, Inc.

Notes to Consolidated Financial Statements

1. Basis of Presentation

        PGA Holdings, Inc. (the Company) is a leading provider of performance measurement, analysis, benchmarking, and quality improvement services primarily to the United States healthcare industry. The consolidated financial statements include the financial statements of PGA Holdings, Inc. and its wholly owned subsidiary, Press Ganey Associates, Inc. (Associates), and Associates' wholly owned subsidiaries, PatientImpact LLC; Data Advantage LLC; Center for Performance Services, Inc.; Morehead Associates, Inc.; On The Spot Systems, Inc.; and Dynamic Clinical Systems, Inc. All significant intercompany balances and transactions have been eliminated in consolidation. The Company is a wholly owned subsidiary of PG Holdco, LLC (the Parent).

Use of Estimates

        The preparation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles requires management to make certain estimates and judgments that affect the reported amounts of assets, liabilities, revenues, and expenses. Actual results could materially differ from those estimates.

Unaudited Pro Forma Balance Sheet Presentation

        The unaudited pro forma balance sheet information as of December 31, 2014 reflects (i) the reclassification of the equity-based compensation liability to additional paid-in capital in connection with the liquidation of the Parent and (ii) the accrual of the $             million one-time transaction advisory fee to Vestar payable by the Company in connection with the offering.

2. Summary of Significant Accounting Policies

Cash

        The Company places its cash with institutions with high credit quality. However, at certain times, such cash may be in excess of Federal Deposit Insurance Corporation and Securities Investor Protection Corporation insurance limits.

Accounts Receivable

        Accounts receivable are carried at sales value less an allowance for doubtful accounts. The allowance for doubtful accounts is the Company's best estimate of the amount of probable credit losses in the Company's existing accounts receivable. The Company periodically evaluates accounts receivable and establishes an allowance for doubtful accounts based on a combination of specific customer circumstances, credit conditions and the history of write- offs and collections. The Company evaluates items on an individual basis when determining accounts receivable write-offs. In general, the Company's policy is to not charge interest on trade receivables after the invoice becomes past due. A receivable is considered past due if payment has not been received within agreed upon invoice terms. Account balances are charged off against the allowance after all normal means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance-sheet credit exposure related to its customers, and collateral is generally not required.

PGA Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

Property and Equipment

        Property and equipment consists of leasehold improvements, furniture, fixtures, equipment and capitalized internal software development costs. Property and equipment is stated at cost, less accumulated depreciation and amortization. Plant and equipment under capital leases are stated at the present value of their minimum lease payments.

        Computer software development costs that are incurred in the preliminary project stage are expensed as incurred. During the development stage, direct consulting costs and payroll and payroll related costs for employees that are directly associated with each project are capitalized and amortized over the estimated useful life of the software once placed into operation. Replacements and major improvements are capitalized, while maintenance and repairs are charged to expense as incurred.

        Depreciation is computed on a straight-line basis over the estimated useful lives of the respective assets. Amortization of leasehold improvements is computed on a straight-line basis over the shorter of the lease term or estimated useful life of the asset and is included in depreciation expense. The estimated useful lives of property and equipment are as follows:

Computer equipment and software	3 years
Furniture and fixtures	5 - 7 years
Leasehold improvements	Shorter of lease term or useful life
Office equipment	3 - 5 years

Operating Leases

        The Company leases its office space and various office equipment under operating lease agreements. In general, the leases contain renewal options and require the Company to pay executory costs (real estate taxes, insurance, and repairs). Some of the leases contain future rent increases, free rent periods, or periods in which rent payments are reduced. The total amount of rental payments due over the lease term is charged to rent expense on the straight-line method over the term of the lease. The difference between rent expense recorded and the amount paid is credited or charged to accrued expenses and other liabilities in the consolidated balance sheet.

Fair Value of Financial Instruments

        The Company measures and reports its financial assets and liabilities on the basis of fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

Deferred Financing Fees

        Costs incurred related to obtaining financing arrangements are capitalized and amortized over the term of the financing arrangement as a component of interest expense using the effective interest method. In connection with the May 9, 2014, debt amendment (Note 8), the Company wrote off $2.0 million of unamortized deferred financing fees associated with the prior First and Second Lien debt holders and capitalized $508 thousand of new debt issuance costs. In connection with the May 9, 2013, debt amendment (Note 8), the Company wrote off $5.6 million of unamortized deferred financing

PGA Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

fees associated with the prior First Lien debt holders and capitalized $365 thousand of new debt issuance costs. In connection with the June 17, 2013, debt amendment (Note 8), the Company capitalized $486 thousand of deferred financing fees. In connection with the April 20, 2012, refinancing (Note 8), the Company wrote off $4.8 million of unamortized deferred financing fees associated with the prior senior debt and capitalized $8.9 million of debt issuance costs. The write-offs of the unamortized deferred financing fees associated with the May 9, 2014, May 9, 2013 and April 20, 2012, debt amendments are included as extinguishment of debt on the consolidated statements of operations. The Company recognized interest expense for the amortization of financing costs of $728 thousand, $1.1 million, and $1.4 million for the years ended December 31, 2014, 2013, and 2012, respectively.

Business Combinations

        The Company accounts for acquisitions of businesses under the purchase method of accounting and allocates the purchase price to the tangible assets, specifically identifiable intangible assets and liabilities assumed based upon their respective fair values. The excess of the purchase price over these estimated fair values is allocated to goodwill. The operating results of the businesses acquired are included in the consolidated statements of operations from the date of acquisition.

Goodwill and Intangible Assets

        Goodwill represents the excess of costs over fair value of net assets of businesses acquired. Goodwill and intangible assets acquired in connection with business combinations and determined to have indefinite lives are not amortized, but are instead tested for impairment at least annually.

        The Company evaluates goodwill first using a qualitative assessment to determine whether it is more likely than not that the fair value of its reporting unit is less than its carrying amount. If the fair value of the reporting unit may be less than its carrying amount, the Company evaluates goodwill using a two-step impairment test; otherwise, the Company concludes that no impairment is indicated and we do not perform the two-step impairment test. If the qualitative assessment concludes that the two-step impairment test is necessary, the Company first compares the book value of the reporting unit, including goodwill, with its fair value. The fair value is estimated based on a market approach and a discounted cash flow analysis, also known as the income approach, and is reconciled back to the estimated equity value for the Company to ensure that the implied control premium is reasonable. If the book value of a reporting unit exceeds its fair value, the Company performs the second step to estimate an implied fair value of the reporting unit's goodwill by allocating the fair value of the reporting unit to all of the assets and liabilities other than goodwill (including any unrecognized intangible assets). The difference between the total fair value of the reporting unit and the fair value of all the assets and liabilities other than goodwill is the implied fair value of that goodwill. The amount of impairment loss is equal to the excess of the book value of the goodwill over the implied fair value of that goodwill.

        The Company evaluates indefinite-lived intangible assets using a qualitative assessment to determine whether it is more likely than not that the fair value of the indefinite-lived intangible asset is less than its carrying amount. If the fair value may be less than its carrying amount, the fair value of the intangible asset is estimated and compared to its carrying value to determine if impairment exists. Otherwise, no impairment is indicated and the Company does not perform the quantitative test. When the qualitative assessment is not utilized and a quantitative test is performed, the Company estimates

PGA Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

the fair value of these intangible assets using the relief-from-royalty method, which requires assumptions related to royalty rates that the owner would otherwise be willing to pay to use the asset, as well as projected revenues from our long-range plan. Intangible assets with estimable useful lives are amortized over their respective estimated useful lives and reviewed for impairment when impairment indicators are present.

Long-Lived Assets

        Long-lived assets, such as property, plant, and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset.

Revenue Recognition

        Revenue relates to services provided typically under annually renewable contracts, primarily summarizing and benchmarking hospital patient experience surveys and quality improvement services. For annual service contracts, revenue (including mailing services revenue) is recognized on a ratable basis over the life of the contract. The contracts are generally cancelable on short or no notice by the customer without penalty. For most new customers, 50% of the total service contract is billed upon execution, and the remaining 50% is billed at different times during the contract term, depending on the type of contract. For most renewal contracts, 100% of the service contract is billed upon renewal. Any amounts billed in excess of the revenue recognized result in deferred revenue. The Company recognizes revenue for services that have been earned but not billed. These unbilled amounts are recorded in other receivables on the consolidated balance sheets.

Sales and Marketing

        Sales and marketing expenses consist primarily of employee-related expenses including salaries, benefits, commissions, employment taxes, severance and equity-based compensation costs for employees engaged in sales, sales support, business development and marketing. Sales and marketing expenses also include operating expenses for marketing programs, trade shows and public relations costs. Sales and marketing expenses are expensed as incurred and are included in general and administrative expenses.

Advertising

        Advertising costs, which amounted to $147 thousand, $259 thousand, and $126 thousand for the years ended December 31, 2014, 2013, and 2012, respectively, are expensed as incurred and are included in general and administrative expenses.

Derivatives

        The Company measures derivatives at fair value and recognizes derivatives as either assets or liabilities on the consolidated balance sheet. Derivatives that are not determined to be effective hedges

PGA Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

are adjusted to fair value with a corresponding effect on earnings. Changes in the fair value of derivatives that are designated and determined to be effective as part of a hedge transaction have no immediate effect on earnings and, depending on the type of hedge, are recorded either in other comprehensive income and are included in earnings in the period in which earnings are affected by the hedged item, or are included in earnings as an offset to the earnings impact of the hedged item. Any ineffective portions of hedges are reported in earnings as they occur.

Equity-Based Compensation

        The Parent adopted an equity-based compensation plan, or the Plan, which authorizes the granting of various equity awards of preferred units, Class A common units, Class A-1 common units, Class B common units, and Class C common units of the Parent to the Company's employees and directors. The fair value of the awards of the Parent is reflected as expense on the accounts of the Company because the recipients are employees of the Company. On an annual basis, the Company determines the fair value of each class of its Parent's equity units using an enterprise value allocation methodology. In order to determine the enterprise value, the Company uses a variety of widely accepted valuation techniques which consider a number of factors such as its financial performance, the values of comparable companies and the lack of marketability of the Parent's equity instruments. Significant assumptions include the expected term in which the units will be realized; a risk-free interest rate equal to the U.S. federal treasury bond rate consistent with the term assumption; expected dividend yield, for which there is none; and expected volatility based on the historical data of equity instruments of comparable companies. The Company classifies immature awards as liabilities due to the Parent's right to repurchase the awards from the employee and the Parent's history of exercising such rights. The Company funds the Parent's repurchase obligations as the Parent is dependent upon the Company to meet its obligations. The Parent's repurchase right permits an employee to avoid the risks and rewards normally associated with equity ownership. The Company records compensation expense as units vest based upon the fair value of the respective award and adjusts the accumulated immature awards to fair value in cost of revenue and general and administrative expenses in the consolidated statement of operations.

        Certain of the Class A and Class C common units contain performance vesting conditions related to a change in control of the Company and related to the Parent's primary investor achieving a specified internal rate of return on its investment in the Company. The Company regularly assesses the probability of these events occurring. At the time these events are determined to be probable, compensation expense will then be recognized in its entirety. As of December 31, 2014, there has been no expense recorded for such Class A or Class C common units.

Income Taxes

        The Company accounts for income taxes using the asset and liability approach. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which these temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment

PGA Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

2. Summary of Significant Accounting Policies (Continued)

date. The Company expenses any penalties or interest associated with tax obligations as general and administrative expense.

Reclassifications

        Certain amounts in the prior periods have been reclassified to conform to the current period financial statement presentation. These reclassifications have no effect on previously reported net income, assets or earnings per share.

Recent Accounting Pronouncements

        In August 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2014-15, "Presentation of Financial Statements—Going Concern (Subtopic 205-40)". This ASU requires management to assess an entity's ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. It requires an assessment for a period of one year after the date that the financial statements are issued. Further, based on certain conditions and circumstances, additional disclosures may be required. This ASU is effective beginning with the first annual period ending after December 15, 2016, and for all annual and interim periods thereafter. Early application is permitted. The Company does not expect this ASU to have an impact on its consolidated financial statements or related disclosures.

        In May 2014, the FASB issued ASU 2014-09, "Revenue from Contracts with Customers (Topic 606)". This ASU requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The updated accounting guidance is effective for annual and interim reporting periods in fiscal years beginning after December 15, 2016. Early adoption is not permitted. An entity may choose to adopt this ASU either retrospectively or through a cumulative effect adjustment as of the start of the first period for which it applies the standard. The Company is currently in the process of evaluating the impact that this new guidance will have on its consolidated financial statements and our method of adoption.

3. Property and Equipment

        Property and equipment, net at December 31 consist of the following (in thousands):

	2014	2013
Furniture, fixtures, and leasehold improvements	$6,249	$6,329
Office equipment	15,214	14,198
Office equipment held under capital lease	18,531	8,414
Computer equipment and software	57,389	48,861
Construction in progress	21,628	8,173

	119,011	85,975
Accumulated amortization on office equipment held under capital leases	(6,244)	(3,930)
Accumulated depreciation	(53,157)	(38,775)

	$59,610	$43,270

PGA Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

3. Property and Equipment (Continued)

        Depreciation and amortization of property and equipment was $19.1 million, $17.2 million, $12.4 million for the years ended December 31, 2014, 2013, and 2012, respectively.

4. Fair Value Measurements

        The Company measures and reports its financial assets and liabilities on the basis of fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

        A three-level hierarchy for disclosure has been established to show the extent and level of judgment used to estimate fair value measurements, as follows:

  Level 1: Quoted market prices in active markets for identical assets or liabilities.

  Level 2: Significant other observable inputs (quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability).

  Level 3: Significant unobservable inputs for the asset or liability. These values are generally determined using pricing models which utilize management estimates of market participant assumptions.

        Valuation techniques for assets and liabilities measured using Level 3 inputs may include methodologies such as the market approach, the income approach or the cost approach, and may use unobservable inputs such as projections, estimates and management's interpretation of current market data. These unobservable inputs are only utilized to the extent that observable inputs are not available or cost-effective to obtain. The Company had no Level 3 assets or liabilities at December 31, 2014 and 2013.

        The Company measured the fair value for its interest rate cap agreement based on broker quotes, which are the estimated amount that the Company would receive or pay to terminate the agreement at the reporting date, taking into account current interest rates and the current creditworthiness of the counterparties. Instruments measured at fair value as well as the general classification of such instruments pursuant to the valuation hierarchy are set forth below.

        Assets and liabilities recorded at fair value at December 31, 2014 and 2013 consist of the following (in thousands):

	Quoted Market Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
At December 31, 2014:
Interest rate cap(a)	$—	$—	$—	$—
At December 31, 2013:
Interest rate cap(a)	$—	$73	$—	$73

(a)
Included in prepaid expenses and other assets on the consolidated balance sheet. Changes in fair value are recorded in interest expense, net on the consolidated statement of operations.

PGA Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

4. Fair Value Measurements (Continued)

Other Fair Value Measures

        The recorded value of accounts receivable, other receivables, accounts payable, accrued expenses, and other liabilities approximates fair value because of the short maturity of these financial instruments. The recorded values of the variable rate First Lien and Second Lien Term Loans approximate fair value because the interest rates fluctuate with market rates.

5. Business Combinations

National Database of Nursing Quality Indicators

        On June 10, 2014, the Company acquired all of the assets of The National Database of Nursing Quality Indicators (NDNQI) from the American Nurses Association, Inc. in exchange for cash of $24.9 million. NDNQI is the leading quality improvement and nurse engagement tool developed by the American Nurses Association and managed by The University of Kansas School of Nursing. The acquisition strengthens the Company's ability to empower nurses and nursing leaders in their mission to reduce patient suffering and improve the patient experience.

        The acquisition was accounted for under the purchase method of accounting and the total purchase price was allocated to the net tangible and identifiable intangible assets based on their fair values (based on Level 3 measurements) as of June 10, 2014. The excess purchase price over the net tangible and identifiable intangible assets was recorded to goodwill. The goodwill balance is primarily attributed to expanded market opportunities and is expected to be deductible for tax purposes. The assumed liabilities include deferred revenue, which was adjusted down from a book value at the acquisition date of $6.5 million to an estimated fair value of $6.2 million. The $0.3 million write-down of deferred revenue will result in lower revenues than would have otherwise been recognized for such services.

        The following table summarizes the allocation of the fair value of the acquisition which was finalized during the year ended December 31, 2014 (in thousands):

Current assets	$478
Software	1,186
Goodwill	14,647
Intangibles:
Trade name	300
Customer relationships	2,800
Proprietary technology	11,800

Total assets acquired	31,211
Liabilities assumed:
Deferred revenue	6,180
Other current liabilities	181

Net assets acquired	$24,850

        Transaction expenses of $246 thousand relating to the purchase are included in general and administrative expenses in 2014.

PGA Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

5. Business Combinations (Continued)

Dynamic Clinical Systems, Inc.

        On April 24, 2014, the Company acquired all of Dynamic Clinical Systems, Inc.'s capital stock in exchange for cash of $3.3 million. Dynamic Clinical Systems, Inc. provides patient-reported outcomes services and solutions. The acquisition provides the Company with an expanded portfolio for healthcare organizations with the ability to collect, measure and analyze patient-reported data.

        The acquisition was accounted for under the purchase method of accounting and the total purchase price was allocated to the net tangible and identifiable intangible assets based on their estimated fair values (based on Level 3 measurements) as of April 24, 2014. The excess purchase price over the net tangible and identifiable intangible assets was recorded to goodwill. The goodwill balance is primarily attributed to assembled workforce and is expected to be deductible for tax purposes. This acquisition has an earnout feature for which no value has been recorded due to the remote probability of the performance targets being achieved.

        The following table summarizes the allocation of the fair value of the acquisition which was finalized during the year ended December 31, 2014 (in thousands):

Current assets	$186
Goodwill	2,162
Intangibles:
Trade name	100
Customer relationships	1,200
Proprietary technology	380
Other	160

Total assets acquired	4,188
Liabilities assumed:
Deferred revenue	210
Other current liabilities	302
Deferred income tax liability	358

Net assets acquired	$3,318

        Transaction expenses of $118 thousand relating to the purchase are included in general and administrative expenses in 2014.

On The Spot Systems, Inc.

        On December 30, 2013, the Company acquired all of On The Spot Systems, Inc. (OTSS)'s capital stock in exchange for cash of $2.8 million. OTSS is a point-of-care survey technology firm that enables organizations to capture real-time patient feedback. The acquisition expands the Company's portfolio of products by adding point-of-care surveying to existing modes of mail, phones, and eSurvey.

        The acquisition was accounted for under the purchase method of accounting and the total purchase price was allocated to the net tangible and identifiable intangible assets based on their fair values (based on Level 3 measurements) as of December 30, 2013. The excess purchase price over the net tangible and identifiable intangible assets was recorded to goodwill. The goodwill balance is

PGA Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

5. Business Combinations (Continued)

primarily attributed to assembled workforce and expanded market opportunities. Goodwill is not expected to be deductible for tax purposes.

        The following table summarizes the allocation of the fair value of the acquisition which was finalized during the year ended December 31, 2014 (in thousands):

Current assets	$39
Deferred income tax asset	34
Goodwill	1,763
Proprietary technology intangible asset	1,000

Total assets acquired	2,836
Liabilities assumed:
Deferred revenue	13
Other current liabilities	10

Net assets acquired	$2,813

        Transaction expenses of $37 thousand and $55 thousand relating to the purchase are included in general and administrative expenses in 2014 and 2013, respectively.

Morehead Associates, Inc.

        On December 21, 2012, the Company acquired all of Morehead Associates, Inc. (Morehead)'s, capital stock in exchange for cash of $24.9 million. Morehead delivers human capital assessments, analytics, benchmark data, and consulting solutions to the healthcare industry by providing survey-based assessments to hospitals of their respective employees and physicians. The acquisition provides the Company access to new markets within the healthcare industry with proven technology and products.

        The acquisition was accounted for under the purchase method of accounting and the total purchase price was allocated to the net tangible and identifiable intangible assets based on their fair values (based on Level 3 measurements) as of December 21, 2012. The excess purchase price over the net tangible and identifiable intangible assets was recorded to goodwill. The goodwill balance is attributed to assembled workforce and expanded market opportunities. Goodwill is deductible for tax purposes.

PGA Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

5. Business Combinations (Continued)

        The following table summarizes the allocation of the fair value of the acquisition which was finalized during the year ended December 31, 2013 (in thousands):

Current assets	$1,861
Property and equipment	2,545
Goodwill	12,495
Intangibles:
Trade name	900
Customer relationships	1,500
Proprietary technology	7,200
Other	700

Total assets acquired	27,201
Liabilities assumed:
Deferred revenue	1,679
Other current liabilities	628

Net assets acquired	$24,894

        Transaction expenses of $299 thousand and $354 thousand relating to the purchase are included in general and administrative expenses in 2013 and 2012, respectively.

        For the acquisitions noted above, the Company used the purchase method of accounting and the results of operations of these entities have been included in the consolidated financial statements since their respective acquisition dates. Additionally, none of these acquisitions are considered material to the Company and, therefore, pro-forma information has not been presented.

        In connection with the Company's 2010 acquisition of the Quality Indicator Project and the Center for Performance Services, Inc., there was a contingent purchase price adjustment through August 3, 2012. The Company paid the final contingent consideration of $200 thousand in 2012.

        In connection with the Company's 2009 acquisition of Data Advantage, LLC, the Company had contingent obligations based on a contractual percentage of annual net collected revenue from the sale of Data Advantage, LLC Core Measure products to certain customers through 2012. The Company also had guaranteed quarterly payments of $100 thousand through January 2013. All of these liabilities were valued at the estimated present value of future payments as of the acquisition date. During 2013 and 2012, the Company paid $124 thousand and $341 thousand, respectively, in connection with these obligations.

PGA Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

6. Goodwill and Intangible Assets

Goodwill

        The Company performed its annual goodwill impairment assessment as of October 1, 2014 and 2013, and determined there was no impairment of goodwill. Changes in the carrying amount of goodwill for the years ended December 31, 2014, 2013, and 2012 were as follows (in thousands):

Balance as of January 1, 2012	$371,867
Morehead acquisition	12,474

Balance as of December 31, 2012	$384,341
OTSS acquisition	1,388
Morehead adjustments	21

Balance as of December 31, 2013	$385,750
OTSS adjustments	375
DCS acquisition	2,162
NDNQI acquisition	14,647

Balance as of December 31, 2014	$402,934

Intangible Assets

        The Company performed its annual indefinite-life intangible asset impairment assessment as of October 1, 2014 and 2013, and determined there were no impairments of the indefinite-life intangible assets. The following table summarizes the Company's intangible assets at December 31, 2014 and 2013 (in thousands):

	December 31, 2014				December 31, 2013
	Weighted Average Remaining Useful Life	Gross Carrying Value	Accumulated Amortization	Intangible Assets, Net	Gross Carrying Value	Accumulated Amortization	Intangible Assets, Net
Trade name (indefinite life)	—	$200,000	$—	$200,000	$200,000	$—	$200,000
Trade names (finite life)	3.3	2,130	(1,167)	963	1,730	(783)	947
Customer relationships	13.2	235,300	(82,010)	153,290	231,323	(69,253)	162,070
Proprietary technology	9.3	32,240	(11,645)	20,595	20,060	(9,003)	11,057
Other	2.8	2,090	(1,547)	543	1,930	(1,370)	560

		$471,760	$(96,369)	$375,391	$455,043	$(80,409)	$374,634

        Amortization expense was $16.0 million, $15.3 million, and $14.8 million for the years ended December 31, 2014, 2013, and 2012, respectively. The Company cannot reliably determine the pattern for which it consumes the benefit of its customer intangible assets. As such, the Company amortizes its customer relationship intangible assets using the straight-line method over the estimated lives based upon the Company's historical customer retention and recurring revenue base.

PGA Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

6. Goodwill and Intangible Assets (Continued)

        The estimated remaining amortization expense related to intangible assets with finite lives for each of the five succeeding years and thereafter is as follows at December 31, 2014 (in thousands):

2015	$16,498
2016	16,115
2017	15,172
2018	13,584
2019	13,038
Thereafter	100,984

$175,391

7. Impairment Charges

        In 2013, during the strategic review of its product offerings, the Company decided to discontinue three products. In connection with discontinuing these products, the Company considered the recoverability of the carrying value of certain fixed assets (primarily software) and certain intangible assets held for use (primarily customer relationships), which resulted in an impairment charge of $2.6 million. These losses reflect the amounts by which the carrying values of these assets exceed their estimated fair values determined by their estimated future discounted cash flows and are recorded as impairment charges on the consolidated statement of operations.

        There were no impairment charges related to long-lived assets during 2014 or 2012.

8. Revolving Line of Credit and Long-Term Debt

        The components of long-term debt at December 31 were as follows (in thousands):

	2014	2013
First Lien Term Loan	$408,456	$388,613
Second Lien Term Loan	—	45,000
Less discount	(312)	(1,209)

	408,144	432,404
Less current portion	(4,279)	(14,885)

	$403,865	$417,519

        The aggregate maturities of long-term debt for years subsequent to December 31, 2014, are as follows (in thousands):

Year ending December 31:
2015	$4,279
2016	4,279
2017	4,279
2018	395,619

Total debt	$408,456

PGA Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

8. Revolving Line of Credit and Long-Term Debt (Continued)

First and Second Lien Credit Agreements

        On April 20, 2012, the Company entered into a new First Lien Credit Agreement (the First Lien Agreement) and Second Lien Credit Agreement (the Second Lien Agreement). The First Lien Agreement consists of a six-year, $30 million revolving credit facility (the Revolving Credit Facility) and a six-year, $345 million term loan facility (the First Lien Term Loan), which was issued at an original issue discount of $3.5 million that is being recognized in interest expense over the term of the debt using the effective interest method. The Second Lien Agreement consists of a six-and-a-half-year, $95 million term loan facility (the Second Lien Term Loan), which was issued at an original issue discount of $950 thousand that is being recognized in interest expense over the term of the debt using the effective interest method. The Company used the proceeds from these borrowings to repay the Company's Senior Secured Credit Term Loan Facility and Senior Subordinated Notes. The First Lien Agreement and the Second Lien Agreement are both secured by substantially all of the assets of the Company.

        On May 9, 2013, the Company amended the First Lien Agreement to borrow an additional $50 million, lower interest rates, and adjust certain financial covenants. Proceeds from the additional borrowings were used to pay down the principal balance of the Second Lien Term Loan. The transaction resulted in a loss on extinguishment of debt of $7.9 million consisting of unamortized deferred financing fees of $4.1 million, payments of fees to lenders of $1.5 million and loss on original issuance discount of $2.3 million, which are recorded as extinguishment of debt in other expense, net, in the consolidated statement of operations.

        On May 9, 2014, the Company amended the First Lien Agreement to borrow an additional $35 million in the form of an incremental term loan increase. Proceeds from the additional borrowings and $10 million of cash were used to pay off the remaining balance of the Second Lien Term Loan. The transactions resulted in a loss on extinguishment of debt of $2.9 million, consisting of unamortized deferred financing fees of $1.5 million, payments of fees to lenders of $0.5 million and loss on original issue discount of $0.9 million, which are recorded as extinguishment of debt in the consolidated statement of operations for the year ended December 31, 2014.

        At the discretion of the Company, interest accrues on borrowings on the Revolving Credit Facility at either the London Interbank Offered Rate (LIBOR) (Eurodollar Rate) plus an applicable margin or the adjusted base rate (ABR) plus an applicable margin, as defined in the First Lien Agreement. There were no borrowings outstanding under the Revolving Credit Facility at December 31, 2014 or 2013; however, the Company had letters of credit outstanding of approximately $65 thousand and $100 thousand, respectively, which reduced the borrowing capacity of the Revolving Credit Facility. The Company is charged a loan commitment fee of 0.50% for unused amounts on the Revolving Credit Facility.

        After the May 9, 2013, amendment, at the choice of the Company, interest accrues on outstanding borrowings under the First Lien Term Loan at either the ABR, as defined in the First Lien Agreement, plus an applicable margin, currently 2.25%, or the Eurodollar Rate with a floor of 1.00% plus an applicable margin, currently 3.25%. The Company elected to use the Eurodollar Rate during 2014, and the interest rate at December 31, 2014, was 4.25%. The Company was required to make quarterly principal payments of $863 thousand from June 2012 through March 31, 2013, payments of $979 thousand from June 30, 2013 through March 31, 2014, and $1.1 million from June 30, 2014 through April 20, 2018, when the First Lien Agreement matures, and to make quarterly interest

PGA Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

8. Revolving Line of Credit and Long-Term Debt (Continued)

payments. The remaining principal balance of the First Lien Term Loan is due at maturity on April 20, 2018.

        The Company is required to make additional annual principal payments on the First Lien Term Loan and the Second Lien Term Loan equal to 25% or 50% (determined based on the senior leverage ratio at year-end) of the excess cash flow generated, if any. There was no Excess Cash Flow payment required for the year ended December 31, 2014. An Excess Cash Flow payment of $11.0 million was required for the year ended December 31, 2013 and was included in current maturities of long-term debt at December 31, 2013.

        The First Lien Agreement contains certain restrictive and financial covenants with which the Company must comply on a quarterly basis, including a maximum net leverage ratio and a minimum interest coverage ratio, as defined. The Second Lien Agreement contained certain restrictive and financial covenants with which the Company was required to comply on a quarterly basis, including a maximum net leverage ratio, as defined. The Company is also limited in its ability to incur additional indebtedness or liens; pay dividends or make certain other restricted payments and enter into certain transactions with affiliates; merge or consolidate with another entity; or sell, assign, transfer, convey, or otherwise dispose of all or substantially all of its assets. The Company was in compliance with these restrictive and financial covenants as of December 31, 2014 and 2013.

Senior Subordinated Notes

        On April 20, 2012, the Company paid off the Senior Secured Credit Agreement (the 2010 Credit Agreement), entered into on November 3, 2010, and the Senior Subordinated Notes (the Senior Subordinated Notes), issued on March 12, 2008. The 2010 Credit Agreement consisted of a five-year, $30 million revolving credit facility (the 2010 Revolving Credit Facility) and a five-year, $320 million term loan facility (the 2010 Term Loan Facility). The 2010 Credit Agreement was secured by substantially all of the assets of the Company. The Senior Subordinated Notes had a face amount of $100 million, were originally issued at the discounted amount of $98 million, and required quarterly interest payments at 12.5%. Upon repayment of the 2010 Credit Agreement and the Senior Subordinated Notes, the Company incurred a loss on debt extinguishment of $7.2 million consisting of unamortized deferred financing fees of $4.8 million, loss on original issuance discount of $1 million, and a prepayment penalty of $1.4 million, which are all recorded as extinguishment of debt in the consolidated statement of operations.

Derivative Financial Instruments

        The Company is exposed to interest rate risk primarily through its borrowing activities. The Company's borrowings under the First and Second Lien Agreements are variable rate instruments. To hedge against increases in interest rates, the Company entered into an interest rate cap agreement, which has a notional amount of $400 million at December 31, 2014, and expires on June 30, 2015. On a quarterly basis, if LIBOR exceeds 1.5%, the Company will be paid an amount equal to the difference between LIBOR and 1.5%, multiplied by the notional amount. This derivative instrument is not designated as a hedge, and as a result, changes in fair value are reported in interest expense, net, in the consolidated statement of operations.

PGA Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

9. Leases

        The Company leases certain office furniture, computer equipment, and office space under operating and capital leases. Generally, the leases contain renewal terms at the option of the Company at rates reflecting market rates at the time of renewal. Minimum annual lease payments under noncancelable lease arrangements at December 31, 2014, are as follows (in thousands):

	Capital Leases	Operating Leases
Year ending December 31:
2015	$4,715	$2,659
2016	3,892	2,575
2017	2,126	770
2018	788	761
2019	477	647
Thereafter	40	167

Total minimum lease payments	$12,038	$7,579

Less amount representing interest	886

Present value of future minimum lease payments	11,152
Less current installments of obligations under capital leases	4,373

Long-term capital lease obligations	$6,779

        Total rent expense charged to operations under terms of these operating leases was $3.4 million, $3.3 million, and $2.4 million for the years ended December 31, 2014, 2013, and 2012, respectively.

        Amortization of the capital leases of $2.3 million, $1.9 million, and $1.6 million for the years ended December 31, 2014, 2013, and 2012, respectively, is included in depreciation and amortization expense on the consolidated statements of operations.

10. Defined Contribution Retirement Plan

        The Company has a qualified defined contribution retirement plan that covers substantially all of its employees. Expense for the Company's matching contributions, which in part are based on amounts of compensation contributed by plan participants, was $2.2 million, $2.3 million, and $2.0 million for the years ended December 31, 2014, 2013, and 2012, respectively.

11. Equity-Based Compensation

        The Parent has adopted an equity-based compensation plan (the Plan), which authorizes the granting of various equity awards of the Parent's Preferred units, Class A common units, Class B common units, and Class C common units to employees and directors of the Company. The awards of the Parent are recorded as compensation expense in the accounts of the Company because the recipients are employees of the Company.

        Equity-based compensation expense recognized in the Company's consolidated statements of operations was $8.0 million, $9.8 million, $14.3 million for the years ended December 31, 2014, 2013, and 2012, respectively.

PGA Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

11. Equity-Based Compensation (Continued)

        The total liability outstanding associated with equity-based compensation awards not classified in equity but as liabilities was $19.4 million and $12.9 million at December 31, 2014 and 2013, respectively.

        The Company calculates the fair value of its units using an enterprise value allocation method. For units paid for with substantively nonrecourse employee loans, the Company calculates the fair value of those units using the Black- Scholes model as those units are deemed to be options for accounting purposes. The expected term for its common units is determined through analysis of historical data vesting periods of awards, and post-vesting employment termination behavior. The risk-free interest rate is based on U.S. Treasury bonds issued with life terms similar to the expected life of the grant. Volatility is calculated based on comparable publicly traded companies. The Company has not declared or paid any cash dividends on its common units in 2014, 2013 or 2012 and does not currently anticipate declaring or paying any cash dividends. The timing and amount of future cash dividends, if any, is periodically evaluated by the Company's Board of Directors and would depend upon, among other factors, the Company's earnings, financial condition, cash requirements, and contractual restrictions.

        The following weighted-average key assumptions were used in the Black-Scholes model valuation of units granted in each respective period:

	2014	2013	2012
Risk-free interest rate	0.1%	0.3%	0.3%
Dividend yield	0%	0%	0%
Volatility	45%	55%	55%
Expected Life	0.5 years	1.5 years	2.5 years

PGA Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

11. Equity-Based Compensation (Continued)

        Activity of Parent units held by Company employees for the years ended December 31, 2014, 2013, and 2012 is as follows:

	Preferred Units	Weighted Average Fair Value at Grant Date	Class A Common Units	Weighted Average Fair Value at Grant Date	Class B Common Units	Weighted Average Fair Value at Grant Date	Class C Common Units	Weighted Average Fair Value at Grant Date
Nonvested at January 1, 2012	3,200	$1,000	153,609	$10.42	31.9	$50,424	97.9	$1,000
Granted	—	—	824,399	13.00	6.6	86,894	21.1	—
Vested	(2,872)	$1,000	(137,225)	10.47	(13.5)	55,717	—	1,000
Forfeited	(328)	$1,000	(39,289)	10.58	(4.1)	45,608	(26.9)	1,000

Nonvested at December 31, 2012	—	—	801,494	$13.00	20.9	$59,344	92.1	—
Granted	—	—	192,901	23.00	16.3	100,783	45.7	—
Vested	—	—	—	—	(7.9)	30,358	—	—
Forfeited	—	—	(3,718)	11.00	(3.3)	85,572	(12.2)	—

Nonvested at December 31, 2013	—	—	990,677	$14.95	26.0	$90,739	125.6	—
Granted	—	—	120,186	34.00	7.3	87,815	16.0
Vested	—	—	—	—	(7.4)	78,806	—	—
Forfeited	—	—	(92,178)	20.17	(1.9)	81,861	(26.5)	—

Nonvested at December 31, 2014	—	—	1,018,685	$15.72	24.0	$94,276	115.1	$—

Vested at December 31, 2012	—	—	10,839	$10.00	24.9	$24,187	—	—
Vested at December 31, 2013	—	—	10,820	$11.00	30.7	$27,466	—	—
Vested at December 31, 2014	—	—	10,820	$11.00	32.3	$32,106	—	—

        The aggregate intrinsic value of nonvested units represents the total pre-tax intrinsic value that will be received by the unit recipients upon vesting. The aggregate intrinsic value of the nonvested units for 2014, 2013, and 2012 was $36.9 million, $15.5 million, and $11.0 million, respectively.

        The aggregate intrinsic value of the vested units for 2014, 2013, and 2012 was $1.6 million, $3.2 million, and $2.7 million, respectively. The total fair value of units that vested during 2014, 2013, and 2012 was $1.2 million, $1.4 million, and $6.0 million, respectively.

Parent Preferred Units

        No preferred units were granted in 2014 and 2013, nor were any outstanding as of December 31, 2014. The Company recognized $2.1 million of equity based compensation expense related to the preferred unit grants during the year ended December 31, 2012.

Parent Class A Common Units

        The Class A common units were granted with a grant date fair value of $34, $23, and $13 per unit as of December 31, 2014, 2013, and 2012, respectively, using an enterprise value allocation method. All of the unvested Class A common units granted become immediately vested upon a sale by the Parent

PGA Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

11. Equity-Based Compensation (Continued)

of substantially all of the assets or member units of the Parent. The Company has recognized $6.0 million, $4.1 million, and $2.7 million of equity-based compensation expense related to the Class A common unit grants during the years ended December 31, 2014, 2013, and 2012, respectively. At December 31, 2014, unrecognized compensation cost related to the Class A common unit grants was $13.3 million. The weighted-average remaining contractual term of all outstanding Class A common unit grants was 2.9 years as of December 31, 2014.

        The following table summarizes the vesting terms for the Class A common units that were granted during the years ended December 31, 2014, 2013 and 2012:

	2014	2013	2012
Immediate	46,432	21,191	—
Performance	—	—	229,051
1 year	—	30,024	—
3 year performance	—	—	218,179
4 year ratable	9,197	12,762	—
4 year cliff	64,557	128,924	377,169

	120,186	192,901	824,399

Parent Class B Common Units

        The Class B common units granted in 2014, 2013, and 2012 are time-vested awards vesting 20% on each anniversary date following the grant date. Upon termination of the employee's employment without cause, change of control of the Parent, sale by the Parent of substantially all of the assets or member units of the Parent, or death or disability of the unit holder, the Class B common units vest according to the anniversary date applicable percentage following the grant date. A majority of the Class B units granted have substantively nonrecourse notes associated with them. The fair value of the awards granted in 2014, 2013, and 2012 was calculated using the Black-Scholes model, after consideration of the substantively nonrecourse note is $88 thousand, $101 thousand, and $87 thousand in 2014, 2013, and 2012, respectively. The Company has recognized $2.2 million, $2.0 million, and $2.3 million of equity-based compensation expense relative to the Class B common unit grants during the years ended December 31, 2014, 2013, and 2012, respectively. At December 31, 2014, unrecognized compensation cost related to the Class B common unit grants was $5.0 million. The weighted-average remaining contractual term of all outstanding Class B common unit grants was 4 years as of December 31, 2014.

Parent Class C Common Units

        The Class C common units contain performance conditions related to a change in control of the Company and related to the Parent's primary investor achieving a specified internal rate of return on its investment in the Company. The Company also has valued these Class C common units using an enterprise value allocation method. The Company has not recognized any equity-based compensation related to these awards as the performance condition is not considered probable at this time.

PGA Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

11. Equity-Based Compensation (Continued)

Parent Preferred and Class A Common Units Sold

        During 2013, 300 preferred units and 7,437 Class A common units were sold to executives who purchased these units with substantively nonrecourse notes. These units are not subject to a vesting period. For the years ended December 31, 2013 and 2012, the Company recorded $3.7 million and $4.2 million, respectively, as equity-based compensation expense upon sale of the units. No additional units were sold during 2014. The Company recognized a reduction in expense of $78 thousand during the year ended December 31, 2014.

        During 2012, as part of a termination package awarded to a member of executive management, modifications to previously issued equity-based compensation awards were made. A nonrecourse loan and related interest of $1.1 million was forgiven by the Company and therefore recorded as compensation expense. Additionally, the Company repurchased the vested preferred and common units of several executives who left the Company during the year. As part of these unit repurchases, the Company repurchased equity at a Board of Directors approved amount that exceeded fair value, resulting in $815 thousand of equity-based compensation expense.

        During 2012, the Company recorded $1.0 million of equity-based compensation expense under the earnout provisions related to the November 20, 2009 acquisition of PatientImpact LLC.

Employee Loans

        From time to time, the Company loans executives various amounts in conjunction with investments in the Parent. These notes are nonrecourse and bear interest at stated rates or rates equal to the long-term applicable federal rate compounded annually. Because the notes are substantively nonrecourse and are not subject to a vesting period, the Company's policy is to recognize the notes as equity-based compensation expense. At December 31, 2014 and 2013, the principal amounts due to the Company under outstanding notes receivable were $11.4 million and $12.8 million, respectively, with interest rates ranging from 2.36% to 10.00%. The unpaid principal amounts together with all interest accrued but unpaid are due upon the earliest of several events as defined in individual agreements, which generally include the following: (i) the date of a sale of the Company or, if the amount payable to the executive in respect of the units acquired with the proceeds of the note is deposited into escrow upon the sale of the Company to ensure compliance with the covenants of the executive, upon the distribution to or forfeiture by, as applicable, the executive of the amounts held in such escrow; (ii) the date that the units are called by the Parent in accordance with the terms of the Subscription Agreement; (iii) the date that is 30 days following the end of the period when the units may be called by the Parent in accordance with the terms of the Subscription Agreement; (iv) the date that is 90 days following the date the executive terminates employment for any reason with the Company and its affiliates; (v) the date that is five days following the date that the executive no longer is the beneficial owner of the units acquired with the proceeds of the note; and (vi) the date of the tenth anniversary of the note. Equity awards purchased in exchange for nonrecourse loans are effectively the same as granting an option to purchase units because, if the value of the underlying award falls below the loan amount, the employee will relinquish the stock in lieu of repaying the loan. In that event, the employee is in the same position as if he or she never exercised the original stock option or purchased the stock. Accordingly, the Company accounts for Parent awards purchased with nonrecourse notes as if they were options and does not record the note receivable or record related interest income associated with the notes.

PGA Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

12. Pro Forma Earnings Per Share (unaudited)

        The Company computes the pro forma earnings per share of common stock as if the offering and the Distribution occurred on January 1, 2014. Pro forma basic net earnings per share is computed using pro forma net income divided by the pro forma weighted-average number of common shares outstanding during the period. Pro forma weighted-average common shares outstanding is determined by using the historical weighted-average number of common shares outstanding adjusted to reflect the issuance of Company common shares assuming the offering and the Distribution occurred on January 1, 2014. Pro forma diluted earnings per share is computed using the pro forma weighted-average number of common shares and the effect of potentially dilutive equity awards outstanding during the period. Potentially dilutive securities consist of unvested shares of common stock.

Net income		$15,583
Pro Forma Adjustments:
Decrease in interest expense(a)
Elimination of management fee of related party(b)		1,047
Increase in equity-based compensation(c)
Impact of pro forma adjustments on income tax expense(d)
Pro forma net income	$

Historical weighted-average common shares outstanding
Pro Forma Adjustments:
Issuance of shares of the Company's common stock in the offering
Pro forma weighted-average common shares outstanding:
Basic
Diluted(e)
Pro forma net income per common share:
Basic
Diluted(e)

(a)
Reflects the adjustment to interest expense and amortization of debt issuance costs resulting from the repayment of $             million of outstanding borrowings under the Company's Term Loan Facility with the net proceeds of the offering.

(b)
Reflects the elimination of the annual management fee payable to Vestar as a result of the termination of the management agreement with Vestar upon the closing of the offering.

(c)
Reflects the incremental equity-based compensation expense related to the modification of the Class A and Class B common units of PG Holdco in connection with the offering and the Distribution, assuming an initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of the prospectus included in the registration statement.

PGA Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

12. Pro Forma Earnings Per Share (unaudited) (Continued)

(d)
Reflects the income tax impact of the pro forma adjustments at the Company's statutory tax rate.

(e)
Reflects dilution from                         shares of unvested restricted stock that will be distributed to unvested Class A and Class B common unitholders of PG Holdco in connection with the Distribution.

        Pro forma earnings per share data does not give effect to (i) non-recurring equity-based compensation expense of $             million to be recognized in connection with the modification and accelerated vesting of performance-based Class A and Class C common units of PG Holdco in connection with the Distribution and the offering, (ii) the payment of a one-time transaction advisory fee to Vestar in connection with the offering and (iii) the write-off of deferred financing fees, loss on original issue discount and lender fees in an aggregate amount of $             million as a result of the partial repayment of the Company's Term Loan Facility with the net proceeds from the offering.

13. Income Taxes

        Income tax expense (benefit) for the years ended December 31 consists of the following (in thousands):

	Current	Deferred	Total
2014
U.S. federal	$13,553	$(2,416)	$11,137
State and local	4,450	(2,391)	2,059

	$18,003	$(4,807)	$13,196

	Current	Deferred	Total
2013
U.S. federal	$717	$3,478	$4,195
State and local	756	975	1,731

	$1,473	$4,453	$5,926

	Current	Deferred	Total
2012
U.S. federal	$(50)	$(468)	$(518)
State and local	318	(404)	(86)

	$268	$(872)	$(604)

PGA Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

13. Income Taxes (Continued)

        Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 35% to pretax income as a result of the following (in thousands):

	December 31
	2014	2013	2012
Tax at federal statutory rate	$10,073	$2,109	$(2,798)
State and local income taxes, net of federal income tax benefit	2,144	830	(157)
Effect of state rate changes	(89)	1,036	—
Nondeductible equity-based compensation	728	1,725	2,192
Nondeductible expenses, tax reserve adjustments, and other, net	340	226	159

	$13,196	$5,926	$(604)

        The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 are presented below (in thousands):

	2014	2013
Deferred tax assets:
Accounts receivable	$257	$243
Accrued liabilities	188	230
Net operating loss carryforward	610	—
Equity-based compensation expense	4,002	2,201

Total gross deferred tax assets	5,057	2,674
Deferred tax liabilities:
Prepaid expenses	1,158	1,247
Capital lease	523	123
Property and equipment	4,113	5,505
Intangible assets and goodwill	125,742	126,360

Total gross deferred tax liabilities	131,536	133,235

Net deferred tax liabilities	$126,479	$130,561

        In assessing the reliability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the planned reversal of deferred tax liabilities and the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences at December 31, 2014.

        At December 31, 2014, the Company has available unused net operating loss carryforwards of approximately $1.5 million that may be applied against future taxable income and expire in years ending December 31, 2025 through 2033. The Company has not recorded a valuation allowance as

PGA Holdings, Inc.

Notes to Consolidated Financial Statements (Continued)

13. Income Taxes (Continued)

sufficient positive evidence exists to support the Company's conclusion that it will generate enough taxable income to utilize the net operating loss carryforwards prior to their expiration.

        At December 31, 2014 and 2013, no liability has been recorded for uncertain tax positions.

        It is reasonably possible that the amount of unrecognized tax benefits may significantly change in the next 12 months due to audit activity, tax payments, or final decisions in matters that are the subject of controversy in various taxing jurisdictions in which the Company operates. The Company is not able to reasonably estimate the amount or the future periods in which changes in unrecognized tax benefits will be required.

        The Company files income tax returns in the U.S. and various state and local jurisdictions and is therefore subject to periodic audits by these tax authorities. The Company is subject to examination by the Internal Revenue Service for 2011 and later years.

14. Segment Information

        An operating segment is a component of an enterprise that engages in business activities and has discrete financial information that is regularly reviewed by the enterprise's chief operating decision maker to assess performance of the individual component and make decisions about allocating resources to the component. The Company produces one set of financial information at the enterprise level that is regularly reviewed by the Company's chief operating decision maker. Discrete financial information is not produced or reviewed by the Company's chief operating decision maker at a level lower than the enterprise level. As such, the Company has one operating segment as of December 31, 2014 and 2013.

        The Company's identifiable assets are located in the United States and over 99% of the Company's revenues are located in the United States.

15. Commitments and Contingencies

Litigation

        The Company is involved in various legal actions in the normal course of its operations. Management believes that any liability resulting from these matters will not have a material impact on the consolidated financial position or results of operations of the Company.

16. Related Party Transactions

        The Company's majority shareholder, Vestar Capital Partners, LLC (Vestar), charges the Company a management fee annually, payable on a quarterly basis. The Company paid management fees of $1.0 million, $907 thousand, and $968 thousand for the years ended December 31, 2014, 2013, and 2012, respectively. The Company also reimbursed Vestar for travel expenses for the years ended December 31, 2014, 2013, and 2012 of $69 thousand, $41 thousand, and $63 thousand, respectively.

17. Subsequent Events

        The Company evaluated subsequent events after December 31, 2014 through March 30, 2015, representing the date that these consolidated financial statements were available to be issued. The Company concluded that no material events or transactions occurred subsequent to December 31, 2014, that provide additional evidence about conditions that existed at December 31, 2014, or after, that require adjustment to or disclosure in the consolidated financial statements.

                  Shares

PGA Holdings, Inc.

Common Stock

Prospectus

                         , 2015

Barclays

Goldman, Sachs & Co.

William Blair

Wells Fargo Securities

Through and including                  , 2015 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the Securities and Exchange Commission, or SEC, registration fee, the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee and the New York Stock Exchange listing fee.

Amount
SEC Registration fee		$11,620
FINRA filing fee		15,500
New York Stock Exchange listing fee		*
Accountants' fees and expenses		*
Legal fees and expenses		*
Transfer Agent's and Registrar's fees and expenses		*
Printing expenses		*
Miscellaneous expenses		*

Total expenses	$	*

*
To be provided by amendment

Item 14.    Indemnification of Directors and Officers.

        Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation will provide for this limitation of liability.

        Section 145 of the DGCL ("Section 145") provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred.

        Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

        Our amended and restated certificate of incorporation will provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

        We intend to enter into indemnification agreements with each of our current directors and officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

        The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

        We maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

        The proposed form of underwriting agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification to our directors and officers by the underwriters against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities.

        None.

Item 16.    Exhibits and Financial Statement Schedules.

(a)
Exhibits.

        The exhibit index attached hereto is incorporated herein by reference.

(b)
Financial Statement Schedules.

        No financial statement schedules are provided because the information called for is not required or is shown in the financial statements or the notes thereto.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby further undertakes that:

  (1)
  For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2)
  For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wakefield, Commonwealth of Massachusetts, on this 6th day of April, 2015.

PGA HOLDINGS, INC.
By:	/s/ PATRICK T. RYAN Patrick T. Ryan Chief Executive Officer

 SIGNATURES AND POWER OF ATTORNEY

        We, the undersigned officers and directors of PGA Holdings, Inc., hereby severally constitute and appoint Patrick T. Ryan and Matthew W. Hallgren, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ PATRICK T. RYAN Patrick T. Ryan	Chief Executive Officer and Director (principal executive officer)	April 6, 2015
/s/ MATTHEW W. HALLGREN Matthew W. Hallgren	Chief Financial Officer (principal financial and accounting officer)	April 6, 2015
/s/ NORMAN W. ALPERT Norman W. Alpert	Chairman of the Board of Directors	April 6, 2015
/s/ ANDREW J. CAVANNA Andrew J. Cavanna	Director	April 6, 2015
/s/ LESLIE V. NORWALK Leslie V. Norwalk	Director	April 6, 2015
/s/ GREGORY S. ROTH Gregory S. Roth	Director	April 6, 2015
/s/ RALPH SNYDERMAN Ralph Snyderman	Director	April 6, 2015
/s/ ELLEN M. ZANE Ellen M. Zane	Director	April 6, 2015

Exhibit Index

Exhibit Number		Description of Exhibit
1.1	*	Form of Underwriting Agreement
3.1		Certificate of Incorporation of the Registrant, as amended (currently in effect)
3.2		Bylaws of the Registrant (currently in effect)
3.3	*	Form of Amended and Restated Certificate of Incorporation of the Registrant (to be effective prior to the closing of this offering)
3.4	*	Form of Amended and Restated Bylaws of the Registrant (to be effective prior to the closing of this offering)
4.1	*	Specimen Stock Certificate evidencing the shares of common stock
5.1	*	Opinion of Latham & Watkins LLP
10.1.1
First Lien Credit Agreement, dated as of April 20, 2012, among PG Holdco, LLC, as parent guarantor, PGA Holdings, Inc., as borrower, the several lenders and issuing lenders from time to time parties thereto, and Barclays Bank, PLC, as administrative agent
10.1.2
Amendment No. 1 to First Lien Credit Agreement, dated as of February 14, 2013, among PG Holdco, LLC, as parent guarantor, PGA Holdings, Inc., as borrower, Barclays Bank, PLC, as administrative agent, and the required lenders party thereto
10.1.3
Amendment No. 2 to First Lien Credit Agreement, dated as of May 9, 2013, among PG Holdco, LLC, as parent guarantor, PGA Holdings, Inc., as borrower, certain subsidiaries of PGA Holdings, Inc., as subsidiary guarantors, Barclays Bank, PLC, as administrative agent, and the lenders party thereto
10.1.4
Amendment No. 3 to First Lien Credit Agreement, dated as of June 17, 2013, among PG Holdco, LLC, as parent guarantor, PGA Holdings, Inc., as borrower, certain subsidiaries of PGA Holdings, Inc., as subsidiary guarantors, Barclays Bank, PLC, as administrative agent, and the required lenders party thereto
10.1.5
Amendment No. 4 to First Lien Credit Agreement, dated as of May 9, 2014, among PG Holdco, LLC, as parent guarantor, PGA Holdings, Inc., as borrower, certain subsidiaries of PGA Holdings, Inc., as subsidiary guarantors, Barclays Bank, PLC, as administrative agent and fronting lender, and the required lenders party thereto
10.1.6
Amendment No. 5 to First Lien Credit Agreement, dated as of March 16, 2015, among PG Holdco, LLC, as parent guarantor, PGA Holdings, Inc., as borrower, certain subsidiaries of PGA Holdings, Inc., as subsidiary guarantors, Barclays Bank, PLC, as administrative agent and fronting lender, and the required lenders party thereto
10.2
First Lien Guarantee and Collateral Agreement, dated as of April 20, 2012, among PG Holdco, LLC, as parent guarantor, PGA Holdings, Inc., as borrower, certain subsidiaries of PGA Holdings, Inc., as subsidiary guarantors, and Barclays Bank, PLC, as collateral agent
10.3		Second Amended and Restated Securityholders Agreement, dated as of November 9, 2012, by and among PG Holdco, LLC and the other parties thereto
10.4		Ninth Amended and Restated Limited Liability Company Agreement of PG Holdco, LLC
10.5	*	Form of Indemnification Agreement
10.6		Management Agreement, dated as of March 12, 2008, by among Vestar Capital Partners, PG Holdco, LLC, PGA Holdings, Inc. and Press Ganey Associates, Inc.
10.7.1		Form of Management Unit Subscription Agreement—Preferred Units and Class A Units

Exhibit Number		Description of Exhibit
10.7.2		Director Form of Management Unit Subscription Agreement—Class A-1 Units
10.7.3		Form of Management Unit Subscription Agreement—Class B Units
10.8.1		Employee Form of Management Unit Grant Agreement—Class A/A-1 Units
10.8.2		Director Form of Management Unit Grant Agreement—Class A Units
10.8.3		Director Form of Management Unit Grant Agreement—Class A-1 Units
10.8.4		Employee Form of Management Unit Grant Agreement—Class C Units
10.9	*	PGA Holdings, Inc. 2015 Incentive Award Plan
10.10.1		Employment Agreement, effective February 24, 2012, by and between PGA Holdings, Inc., Press Ganey Associates, Inc. and Patrick T. Ryan
10.10.2		Employment Agreement, effective May 21, 2012, by and between Press Ganey Associates, Inc. and Joseph Greskoviak
10.10.3		Employment Agreement, effective April 29, 2013, by and between Press Ganey Associates, Inc. and Thomas H. Lee, M.D.
10.10.4		Employment Agreement, effective November 20, 2009, by and between Press Ganey Associates, Inc. and Patricia Riskind
10.10.5		Employment Agreement, effective November 4, 2013, by and between Press Ganey Associates, Inc. and Suda Suvarna
10.10.6		Employment Agreement, effective May 21, 2012, by and between Press Ganey Associates, Inc. and Patricia Cmielewski
10.10.7		Employment Agreement, effective December 26, 2012, by and between Press Ganey Associates, Inc. and Devin Anderson
10.11	*	Termination of Management Agreement
10.12	*	Registration Rights Agreement
21.1		List of Subsidiaries of the Registrant
23.1		Consent of Ernst & Young LLP
23.2	*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)
24.1		Power of Attorney (included on signature page of this registration statement)

*
To be filed by amendment.